 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-284483

 Explanatory Note:
 This filing is being made to correct an inadvertent error on page 14 of the proxy statement/prospectus that was filed on February 6, 2025 regarding the number of shares of United common stock outstanding as of January 31, 2025. No other changes have been made to the proxy statement/prospectus.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of ANB Holdings, Inc.:
On December 2, 2024, United Community Banks, Inc., which we refer to as United, and ANB Holdings, Inc., which we refer to as ANB Holdings, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, that provides for the acquisition of ANB Holdings by United. Under the merger agreement, ANB Holdings will merge with and into United, with United as the surviving corporation, in a transaction we refer to as the merger. Immediately following completion of the merger, American National Bank, a wholly-owned subsidiary of ANB Holdings, which we refer to as ANB, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank as the surviving bank, in a transaction we refer to as the bank merger. The transaction will strengthen United’s presence in the greater Miami market.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, ANB Holdings shareholders will receive United common stock for their shares of ANB Holdings common stock (plus cash in lieu of fractional shares). At the effective time of the merger, each outstanding share of ANB Holdings common stock (except for treasury stock or shares owned by ANB Holdings or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) will be converted into the right to receive 1.650 shares, which we refer to as the exchange ratio, of United common stock. No fractional shares of United common stock will be issued in the merger, and holders of ANB Holdings common stock will be entitled to receive cash in lieu of fractional shares. Although the number of shares of United common stock that each ANB Holdings shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of United common stock and will not be known at the time ANB Holdings shareholders vote on the merger agreement. Based on the exchange ratio, and on the closing stock price of United common stock of $32.53 as of February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of ANB Holdings common stock was approximately $53.67 as of such date.
We urge you to obtain current market quotations for United (currently traded on The New York Stock Exchange under the trading symbol “UCB”). ANB Holdings’ common stock is not listed or quoted on any exchange.
Based on the current number of shares of ANB Holdings common stock outstanding as of the date of the merger agreement, United expects to issue approximately 2.4 million shares of United common stock to ANB Holdings shareholders upon completion of the merger, which will result in current ANB Holdings shareholders owning approximately 2% of United common stock. However, any increase or decrease in the number of outstanding shares of ANB Holdings common stock that occurs for any reason before the completion of the merger will cause the actual number of shares of United common stock issued upon completion of the merger to change.
The merger cannot be completed unless the merger agreement is adopted and approved by the affirmative vote of a majority of all the votes entitled to be cast thereon by the holders of outstanding shares of ANB Holdings common stock.
The merger agreement will be voted on at a special meeting of ANB Holdings shareholders, which will be held on March 20, 2025 at 3:00 p.m., Eastern Time, at ANB Holdings’ main office, located at 4301 North Federal Highway, Oakland Park, Florida 33308. At the special meeting, holders of ANB Holdings common stock as of the close of business on February 3, 2025, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting to adopt and approve the merger agreement as described in this proxy statement/prospectus. ANB Holdings shareholders as of the record date will also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement, as described in this proxy statement/prospectus. Certain shareholders of ANB Holdings have entered into a voting and support agreement with United pursuant to which they have agreed to vote “FOR” the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement. Additional information regarding the voting agreements and the voting process for the ANB Holdings special meeting is included in this proxy statement/prospectus.
ANB Holdings’ board of directors has determined and declared that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of ANB Holdings and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that ANB Holdings shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the ANB Holdings special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement.
This document, which serves as a proxy statement for the special meeting of ANB Holdings shareholders and as a prospectus for the shares of United common stock to be issued in the merger to ANB Holdings shareholders, describes the special meeting of ANB Holdings shareholders, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including the “Risk Factors” section, beginning on page 18, for a discussion of the risks relating to the proposed merger. You can also obtain information about United from documents that United has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, you should contact Ginger Martin, President of ANB Holdings, 4301 North Federal Highway, Oakland Park, Florida 33308 at (954) 267-8108.
Timothy C. Ingham
Chairman
ANB Holdings, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either United or ANB Holdings, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is February 6, 2025, and it is first being mailed or otherwise delivered to ANB Holdings shareholders on or about February 6, 2025.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 20, 2025
To the Shareholders of ANB Holdings, Inc.:
Notice is hereby given that ANB Holdings, Inc., which we refer to as ANB Holdings, will hold a special meeting of its shareholders at 3:00 p.m., Eastern Time, on March 20, 2025, at ANB Holdings’ main office, located at 4301 North Federal Highway, Oakland Park, Florida 33308, for the following purposes:
1.
to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 2, 2024, by and between United Community Banks, Inc., which we refer to as United, and ANB Holdings, pursuant to which ANB Holdings will merge with and into United, with United continuing as the surviving corporation, which we refer to as the merger proposal; and

2.
to consider and vote upon a proposal of the ANB Holdings board of directors to adjourn the ANB Holdings special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

No other business will be conducted at the special meeting.
Our board of directors has fixed the close of business on February 3, 2025 as the record date for the ANB Holdings special meeting. Only holders of record of ANB Holdings common stock as of the close of business on the record date are entitled to notice of, and to vote at, the ANB Holdings special meeting, or any adjournment or postponement thereof. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ANB Holdings common stock entitled to vote thereon. The special meeting may be adjourned from time to time upon approval of the holders of ANB Holdings common stock, without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting. Certain shareholders of ANB Holdings have entered into a voting and support agreement with United pursuant to which they have agreed to vote “FOR” the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement.
ANB Holdings shareholders have appraisal rights under Florida law entitling them to obtain payment in cash for the fair value of their shares of ANB Holdings common stock, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger proposal and providing timely notice to ANB Holdings. For more information regarding appraisal rights, please see “Summary — Appraisal Rights in the Merger” beginning on page 10.
Your vote is very important. We cannot complete the merger unless ANB Holdings shareholders approve the merger proposal.
Whether or not you plan to attend the special meeting in person or by proxy, we urge you to vote now to make sure there will be a quorum for the special meeting. Please vote as soon as possible. If you hold shares in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or attend the special meeting and vote in person. If you hold your shares in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger (including the merger agreement) and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need help voting your shares of ANB Holdings common stock, please contact Ginger Martin, President of ANB Holdings, 4301 North Federal Highway, Oakland Park, Florida 33308, at (954) 267-8108.
ANB Holdings’ board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of ANB Holdings and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that ANB Holdings shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the ANB Holdings special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.
By Order of the Board of Directors,
Timothy C. Ingham
Chairman
ANB Holdings, Inc.
Oakland Park, Florida
February 6, 2025

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about United from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by United at no cost from the SEC’s website at
http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting United at the following address:
United Community Banks, Inc.
200 East Camperdown Way
Greenville, South Carolina 29601
Attention: Jefferson Harralson
Telephone: (864) 240-6208
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, ANB Holdings shareholders must request them no later than five business days before the date of the ANB Holdings special meeting. This means that ANB Holdings shareholders requesting documents must do so by March 13, 2025.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated February 6, 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference to another document into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to ANB Holdings shareholders, nor the issuance by United of shares of United common stock in connection with the merger, will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding United has been provided by United and information contained in this proxy statement/prospectus regarding ANB Holdings has been provided by ANB Holdings.
See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that you may have about the merger and the ANB Holdings special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the ANB Holdings special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Q:
What is the merger?

A:
United and ANB Holdings have entered into an Agreement and Plan of Merger, dated as of December 2, 2024, which we refer to as the merger agreement. Under the merger agreement, ANB Holdings will merge with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

Immediately following completion of the merger, American National Bank, a wholly-owned subsidiary of ANB Holdings, which we refer to as ANB, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank as the surviving bank, in a transaction we refer to as the bank merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, ANB Holdings shareholders will receive United common stock for their shares of ANB Holdings common stock (plus cash in lieu of fractional shares). Upon completion of the merger, ANB Holdings shareholders will receive 1.650 shares of United common stock for each share of ANB Holdings common stock (except for treasury stock or shares owned by ANB Holdings or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) they hold immediately prior to the merger. No fractional shares of United common stock will be issued in the merger, and holders of ANB Holdings common stock will be entitled to receive cash in lieu of fractional shares. Based on the exchange ratio of 1.650, and on the closing stock price of United common stock of $32.53 as of February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of ANB Holdings common stock was approximately $53.67 as of such date.
As a result of the foregoing, based on the number of shares of United common stock and ANB Holdings common stock outstanding as of December 2, 2024, the date of the merger agreement, it is expected that United shareholders will hold approximately 98%, and ANB Holdings shareholders will hold approximately 2%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
The merger be completed unless, among other things, ANB Holdings shareholders approve the merger proposal.
Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the ANB Holdings board of directors to solicit proxies of ANB Holdings shareholders in connection with approval and adoption of the merger agreement and related matters.

The merger proposal is being included as part of ANB Holdings’ special meeting of its shareholders. This document serves as the proxy statement for the ANB Holdings special meeting and describes the proposals to be presented at the ANB Holdings special meeting.
This document is also a prospectus that is being delivered to ANB Holdings shareholders because, in connection with the merger, United will be issuing to ANB Holdings shareholders shares of United common stock as the merger consideration.

This proxy statement/prospectus contains important information about the merger agreement, the merger and the other proposals being voted on at the ANB Holdings special meeting, and important information to consider in connection with an investment in United common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of ANB Holdings common stock voted by proxy without attending the ANB Holdings special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible, whether or not you intend to attend the ANB Holdings special meeting.
Q:
What are ANB Holdings shareholders being asked to vote on at the ANB Holdings special meeting?

A:
ANB Holdings is soliciting proxies from its shareholders with respect to the following proposals:

•
a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal; and

•
a proposal to adjourn the ANB Holdings special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Q:
What will ANB Holdings shareholders receive in the merger?

A:
Pursuant to the terms and subject to the conditions set forth in the merger agreement, ANB Holdings shareholders will receive United common stock for their shares of ANB Holdings common stock (plus cash in lieu of fractional shares). Upon completion of the merger, ANB Holdings shareholders will receive 1.650 shares of United common stock, which we refer to as the exchange ratio, for each share of ANB Holdings common stock held immediately prior to the merger. Based on the exchange ratio, and on the closing stock price of United common stock of $32.53 as of February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of ANB Holdings common stock was approximately $53.67 as of such date.

United will not issue any fractional shares of United common stock in the merger. ANB Holdings shareholders who would otherwise be entitled to a fraction of a share of United common stock upon the completion of the merger will instead receive, for such fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of United common stock on the five full trading days immediately preceding the closing date of the merger as reported on The New York Stock Exchange, or NYSE, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such ANB Holdings shareholder would otherwise be entitled to receive pursuant to the merger agreement.
The trading price of United common stock will continue to fluctuate until the date the merger is consummated. For further information, see “The Merger — Terms of the Merger” beginning on page 32.
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, as described below. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of United common stock. Any fluctuation in the market price of United common stock after the date of this proxy statement/prospectus will change the value of the shares of United common stock that ANB Holdings shareholders will receive.

Based on the closing price per share of United common stock on NYSE as of December 2, 2024, the last trading day before the date of public announcement of the merger, and the exchange ratio of 1.650,

the value of the per share merger consideration payable to holders of ANB Holdings common stock was approximately $55.72 per share as of such date. Based on the exchange ratio of 1.650, and on the closing stock price of United common stock of $32.53 as of February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of ANB Holdings common stock was approximately $53.67 as of such date. We urge you to obtain current market quotations for United (currently traded on The New York Stock Exchange under the trading symbol “UCB”). ANB Holdings’ common stock is not listed or quoted on any exchange.
Q:
Does United pay regular dividends on its shares of common stock?

A:
Yes, United pays quarterly cash dividends on its shares of common stock. United declared quarterly cash dividends on its common stock in 2024, 2023, 2022 and 2021 totaling $0.94, $0.92, $0.86 and $0.78 per share, respectively. The amount of quarterly cash dividends paid on shares of United common stock is subject to change based on the quarterly dividend amounts approved by the United board of directors. For illustrative purposes only, a holder of 1.650 shares of United common stock would have received approximately $1.55 in dividend payments in 2024.

Q:
What are the U.S. federal income tax consequences of the merger to ANB Holdings shareholders?

A:
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of ANB Holdings and United to complete the merger that each of ANB Holdings and United receives a written opinion from its respective tax counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of ANB Holdings common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of ANB Holdings common stock for shares of United common stock pursuant to the merger, except with respect to any cash received in lieu of fractional shares of United common stock or from the exercise of appraisal rights. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.

The U.S. federal income tax consequences described above may not apply to all holders of ANB Holdings common stock. The tax consequences to a holder of ANB Holdings common stock will depend on his or her individual situation. Accordingly, ANB Holdings shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Q:
If I am an ANB Holdings shareholder, should I send in my ANB Holdings stock certificate(s) now?

A:
No. Please do not send in your ANB Holdings stock certificate(s) with your proxy. After the merger, an exchange agent will send you instructions for exchanging ANB Holdings stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates.”

Q:
What should I do if I hold my shares of ANB Holdings common stock in book-entry form?

A:
If your shares of ANB Holdings common stock are held in book-entry form, you are not required to take any additional actions in connection with the conversion of your shares of ANB Holdings common stock into shares of United common stock at the effective time. After the completion of the merger, shares of ANB Holdings common stock held in book-entry form will automatically be exchanged for book-entry shares of United common stock.

Q:
How does the ANB Holdings board of directors recommend that I vote at the ANB Holdings special meeting?

A:
The ANB Holdings board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
When and where is the ANB Holdings special meeting?

A:
The ANB Holdings special meeting will be held on March 20, 2025 at 3:00 p.m., Eastern Time, at ANB Holdings’ main office, located at 4301 North Federal Highway, Oakland Park, Florida 33308.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of ANB Holdings common stock, please vote your shares promptly so that your shares are represented and voted at the ANB Holdings special meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Q:
What constitutes a quorum for the ANB Holdings special meeting?

A:
The presence at the ANB Holdings special meeting, in person or by proxy, of a majority of the outstanding shares of ANB Holdings common stock that are entitled to vote shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the ANB Holdings special meeting?

A:
Merger proposal

•
Standard:   Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of ANB Holdings common stock entitled to vote thereon.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal
•
Standard:   Approval of the adjournment proposal requires the affirmative vote of the majority of the votes cast with respect to the proposal (meaning the number of shares of ANB Holdings common stock voted “FOR” the adjournment proposal must exceed the number of shares voted “AGAINST” the proposal).

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal.

Q:
Are there any ANB Holdings shareholders already committed to voting in favor of the merger proposal?

A:
Certain shareholders of ANB Holdings have entered into a voting and support agreement with United pursuant to which they have agreed to vote all of their shares in favor of the approval and adoption of the merger agreement, subject to the terms of the voting and support agreement. As of the record date for the ANB Holdings special meeting, these shareholders collectively and beneficially owned approximately 54.6% of the outstanding shares of ANB Holdings common stock. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the ANB Holdings board, the aggregate number of shares of ANB Holdings common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of ANB Holdings common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. For information regarding the voting and support agreement and certain holders of shares of ANB Holdings common stock, see “Information About The ANB Holdings Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for ANB Holdings to obtain the necessary quorum to hold the ANB Holdings special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention, will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of ANB Holdings common stock entitled to vote thereon. The ANB Holdings board of directors unanimously recommends that ANB Holdings shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Q:
How can I vote my shares of ANB Holdings common stock?

A:
You may vote your shares by mail or in person as follows:

Voting by Mail.   If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.
At the Special Meeting.   If you hold your shares in your name as a shareholder of record, you may also attend and vote your shares in person at the special meeting.
If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.
Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares of ANB Holdings common stock with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to ANB Holdings, or by voting in person at the ANB Holdings special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of ANB Holdings common stock on behalf of their customers may not give a proxy to ANB Holdings to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:
What should I do if I receive more than one set of voting materials?

A:
ANB Holdings shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of ANB Holdings common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of ANB Holdings common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of ANB Holdings common stock that you own.

Q:
Will ANB Holdings be required to submit the merger proposal to its shareholders even if the ANB Holdings board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the ANB Holdings special meeting, ANB Holdings is required to submit the merger proposal to its shareholders even if the ANB Holdings board of directors has withdrawn, modified or qualified its recommendation that ANB Holdings shareholders adopt and approve the merger agreement.

Q:
Are ANB Holdings shareholders entitled to appraisal rights?

A:
Yes, pursuant to Sections 607.1301 through 607.1340 of the Florida Business Corporation Act, which we refer to as the FBCA, ANB Holdings shareholders (and beneficial owners) who hold their shares through the effective time of the merger, who do not vote in favor of the merger proposal and who otherwise strictly comply with the procedures set forth in Sections 607.1301 through 607.1340 of the FBCA and do not otherwise withdraw or lose the right to appraisal under Florida law, have the right to seek appraisal of the fair value of their shares of ANB Holdings common stock, as determined by any court of competent jurisdiction in the county in Florida where the registered office of United is located if the merger is completed. The “fair value” of shares of ANB Holdings common stock as determined by the relevant Florida court could be more or less than, or the same as, the value of the consideration that an ANB Holdings shareholder would otherwise be entitled to receive under the terms of the merger agreement. Holders of ANB Holdings common stock who wish to preserve any appraisal rights they may have must so advise ANB Holdings by submitting a written demand for appraisal prior to the vote to adopt and approve the merger agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Sections 607.1301 through 607.1340 of the FBCA. For more information, see “Appraisal Rights.” Failure to strictly comply with these provisions may result in a loss of the right of appraisal.

Q:
When do you expect to complete the merger?

A:
United and ANB Holdings expect to complete the merger in the second quarter of 2025. However, neither United nor ANB Holdings can assure you of when or if the merger will be completed. ANB Holdings must obtain the approval of the merger agreement by the ANB Holdings shareholders at the ANB Holdings special meeting, and United must obtain necessary regulatory approvals. In addition, each party is required to satisfy certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, ANB Holdings shareholders will not receive any consideration for their shares of ANB Holdings common stock in connection with the merger. Instead, ANB Holdings will remain an independent company and your shares of ANB Holdings common stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by ANB Holdings to United. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of ANB Holdings common stock, please contact Ginger Martin, President of ANB Holdings, 4301 North Federal Highway, Oakland Park, Florida 33308, at (954) 267-8108.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes and exhibits, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Merger (page 32)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The merger agreement provides, among other matters, for the acquisition of ANB Holdings by United pursuant to a merger, on the terms and subject to the conditions in the merger agreement. Under the merger agreement, ANB Holdings will merge with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, American National Bank, a wholly-owned subsidiary of ANB Holdings, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank continuing as the surviving bank, in a transaction we refer to as the bank merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, ANB Holdings shareholders will receive United common stock for their shares of ANB Holdings common stock (plus cash in lieu of fractional shares, as outlined in more detail below). Upon completion of the merger, ANB Holdings shareholders will receive 1.650 shares of United common stock for each share of ANB Holdings common stock they hold immediately prior to the merger. Based on the exchange ratio of 1.650, and on the closing stock price of United common stock of $32.53 as of February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of ANB Holdings common stock was approximately $53.67 as of such date.
United will not issue any fractional shares of United common stock in the merger. ANB Holdings shareholders who would otherwise be entitled to a fraction of a share of United common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of United common stock on the five full trading days immediately preceding the closing date of the merger as reported on NYSE, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such ANB Holdings shareholder would otherwise be entitled to receive pursuant to the merger agreement.
The trading price of United common stock will continue to fluctuate until the date the merger is consummated. For further information, see “The Merger — Terms of the Merger” beginning on page 32.
As a result of the foregoing, based on the number of shares of United common stock and ANB Holdings common stock outstanding as of December 2, 2024, the date of the merger agreement, it is expected that United shareholders will hold approximately 98%, and ANB Holdings shareholders will hold approximately 2%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
United common stock is listed on NYSE under the symbol “UCB.” ANB Holdings’ common stock is not listed or quoted on any exchange. The following table shows the closing sale prices of United common stock as reported on NYSE on December 2, 2024, the trading day before the public announcement of the merger agreement, and on February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of ANB Holdings common stock, which we calculated by multiplying the closing price per share of United common stock on those dates by the exchange ratio of 1.650.

	United Common Stock	Implied Per Share Value of Merger Consideration(1)
December 2, 2024	$33.77	$55.72
February 3, 2025	$32.53	$53.67

(1)
Calculated by multiplying the United common stock share price as of the specified date by the exchange ratio of 1.650.

ANB Holdings’ Reasons for the Merger; Recommendation of the ANB Holdings Board of Directors (page 34)
The ANB Holdings board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, is in the best interests of ANB Holdings and the ANB Holdings shareholders and (ii) adopted the merger agreement and approved the execution, delivery and performance by ANB Holdings of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The ANB Holdings board of directors unanimously recommends that ANB Holdings shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the ANB Holdings board of directors in reaching its decision to adopt the merger agreement, see “The Merger — ANB Holdings’ Reasons for the Merger; Recommendation of ANB Holdings’ Board of Directors,” beginning on page 34.
Opinion of ANB Holdings’ Financial Advisor (page 37 and Annex C)
At the December 2, 2024 meeting at which the ANB Holdings board of directors considered and discussed in detail the terms of the merger agreement and the merger, ANB Holdings’ financial advisor Hovde Group, LLC, which we refer to as Hovde, delivered to the ANB Holdings board of directors its oral opinion, which was subsequently confirmed in writing on December 2, 2024, to the effect that, as of the date thereof, the exchange ratio pursuant to the merger is fair, from a financial point of view, to holders of ANB Holdings common stock. The full text of Hovde’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. ANB Holdings shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For further information, see “The Merger — Opinion of ANB Holdings’ Financial Advisor,” beginning on page 37.
ANB Holdings Will Hold Its Special Meeting on March 20, 2025 (page 24)
The special meeting will be held on March 20, 2025 at 3:00 p.m., Eastern Time, at ANB Holdings’ main office, located at 4301 North Federal Highway, Oakland Park, Florida 33308. At the special meeting, ANB Holdings’ shareholders will be asked to consider and vote upon the following matters:
•
a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 2, 2024, as it may be amended from time to time, by and between ANB Holdings and United, pursuant to which ANB Holdings will merge with and into United, with United continuing as the surviving corporation, which we refer to as the merger proposal; and

•
a proposal to approve one or more adjournments of the ANB Holdings special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

ANB Holdings’ board of directors has fixed the close of business on February 3, 2025 as the record date for determining the holders of ANB Holdings common stock entitled to receive notice of and to vote at the special meeting.
As of the ANB Holdings record date, there were 1,443,007 shares of ANB Holdings common stock outstanding and entitled to vote at the ANB Holdings special meeting, held by approximately 33 holders of record. Each share of ANB Holdings common stock entitles the holder to one vote at the ANB Holdings special meeting on each proposal to be considered at the special meeting. Certain shareholders of ANB Holdings have entered into a voting and support agreement with United pursuant to which they have agreed to vote all of their shares in favor of the approval and adoption of the merger agreement, subject to the terms of the voting and support agreement. As of the record date for the ANB Holdings special meeting, these shareholders collectively and beneficially owned approximately 54.6% of the outstanding shares of ANB Holdings common stock. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the ANB Holdings board, the aggregate number of shares of ANB Holdings common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of ANB Holdings common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. For information regarding the voting and support agreement and certain holders of shares of ANB Holdings common stock, see “Information About The ANB Holdings Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers” beginning on page 25.
For further information, see “Information About The ANB Holdings Special Meeting” beginning on page 24.
Material U.S. Federal Income Tax Consequences of the Merger (page 69)
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of ANB Holdings and United to complete the merger that each of ANB Holdings and United receives a written opinion from its respective tax counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of ANB Holdings common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of ANB Holdings common stock for shares of United common stock pursuant to the merger, except with respect to any cash received in lieu of fractional shares of United common stock or from the exercise of appraisal rights. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.
The U.S. federal income tax consequences described above may not apply to all holders of ANB Holdings common stock. The tax consequences to a holder of ANB Holdings common stock will depend on his or her individual situation. Accordingly, ANB Holdings shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Interests of ANB Holdings’ Directors and Executive Officers in the Merger (page 72)
In considering the recommendation of the ANB Holdings board of directors with respect to the merger, ANB Holdings shareholders should be aware that ANB Holdings’ and American National Bank’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the other ANB Holdings shareholders. The ANB Holdings board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to ANB Holdings shareholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. Those interests include:
•
Several executive officers and a director of ANB Holdings and American National Bank are eligible to receive payments pursuant to their compensation arrangements with ANB Holdings or American National Bank in connection with a change in control transaction of ANB Holdings or American National Bank and/or a termination of employment thereafter, and for purposes of such arrangements, the closing of the merger will constitute a change in control.

•
United has agreed to provide certain ongoing indemnification and insurance coverage to the directors and executive officers of ANB Holdings and American National Bank following the merger for acts or omissions occurring prior to the merger.

For a more complete description of these interests, see the section entitled “Interests of ANB Holdings’ Directors and Executive Officers in the Merger,” beginning on page 72.

Appraisal Rights in the Merger (page 84)
Pursuant to Sections 607.1301 through 607.1340 of the FBCA, ANB Holdings shareholders (and beneficial owners) who hold their shares through the effective time of the merger, who do not vote in favor of the merger proposal and who otherwise strictly comply with the procedures set forth in Sections 607.1301 through 607.1340 of the FBCA have the right to seek appraisal of the fair value of their shares of ANB Holdings capital stock, as determined by any court of competent jurisdiction in the county in Florida where the registered office of United is located if the merger is completed. The “fair value” of shares of ANB Holdings capital stock as determined by the relevant Florida court could be more or less than the same as the value of the consideration that an ANB Holdings shareholder or beneficial owner would otherwise be entitled to receive under the terms of the merger agreement. To exercise appraisal rights, ANB Holdings shareholders (or beneficial owners seeking to exercise appraisal rights) must strictly comply with the procedures prescribed by Florida law. These procedures are summarized in the section entitled “Appraisal Rights.” The relevant provisions of the FBCA are included as Annex D to this proxy statement/prospectus. ANB Holdings shareholders and beneficial owners are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, ANB Holdings shareholders and beneficial owners who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in a loss of the right of appraisal.
For more information, see “Appraisal Rights,” beginning on page 84.
Regulatory Approvals Required for the Merger (page 50)
Subject to the terms of the merger agreement, both United and ANB Holdings have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from, among others, the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and the South Carolina Board of Financial Institutions, which we refer to as the SCBFI. The initial filing of these regulatory applications occurred on January 14, 2025.
Although neither United nor ANB Holdings knows of any reason why it cannot obtain these regulatory approvals in a timely manner, United and ANB Holdings cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger. For more information, see “The Merger — Regulatory Approvals Required for the Merger,” beginning on page 50.
Conditions to Complete the Merger (page 63)
Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (1) the adoption and approval of the merger agreement by the requisite vote of ANB Holdings shareholders; (2) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described above, and no such regulatory approval shall have resulted in the imposition of a materially burdensome regulatory condition, as defined in the merger agreement; (3) authorization for listing on NYSE, subject to official notice of issuance, of the shares of United common stock to be issued in the merger; (4) effectiveness of the registration statement on Form S-4 with respect to the shares of the United common stock to be issued in the merger; (5) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (6) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (7) performance in all material respects by the other party of its obligations under the merger agreement; (8) receipt by such party of an opinion from its respective tax counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (9) with respect to United, the holders of no more than 3% of the aggregate outstanding shares of ANB Holdings’ common stock having properly notified ANB Holdings of their intent to exercise appraisal rights; (10) the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on either party since December 2, 2024; (11) with respect to United, the receipt of evidence of the dissolution of ANB Eagle, Inc.; (12) with respect to United, performance in all material respects by Asterisk Realty, Inc., a related party of ANB who we refer to as Asterisk, of Asterisk’s obligations under that certain purchase agreement governing United’s purchase from Asterisk of the real property associated with ANB’s main office and branch (the “Real Estate Purchase”) and consummation of the Real Estate Purchase simultaneously with closing, or if United chooses not to purchase such real property, the lease between Asterisk and ANB governing such real property remains in full force and effect; and (13) with respect to United, the receipt of a properly executed Foreign Investment and Real Property Tax Act of 1980 (FIRPTA) notice and certificate from ANB Holdings stating that shares of capital stock of ANB Holdings do not constitute “United States real property interests” under Section 897(c) of the Code.
Neither United nor ANB Holdings can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Merger,” beginning on page 63.
Termination of the Merger Agreement (page 64)
The merger agreement may be terminated at any time by either United or ANB Holdings prior to the effective time under the following circumstances:
•
by mutual written consent of United and ANB Holdings;

•
if the merger is not consummated by December 2, 2025, unless the failure of the merger to be consummated by that date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement;

•
if any regulatory approval required to complete the merger is denied by a final, non-appealable action or an application for any such regulatory approval is permanently withdrawn at the request of a governmental authority (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause of or resulted in the occurrence of such event described in this bullet point);

•
if the adoption and approval of the merger proposal by ANB Holdings shareholders is not obtained at the ANB Holdings special meeting or any adjournment or postponement thereof (provided that ANB Holdings may not terminate the merger agreement pursuant to this bullet point if it is in breach of its shareholder meeting and non-solicitation obligations);

•
subject to cure rights, in the event of a breach of any of the covenants or agreements, or any inaccuracy of any of the representations or warranties of the other party, such that the conditions to the terminating party’s obligations to complete the merger would not be satisfied.

In addition, the merger agreement may be terminated by United if, prior to the adoption and approval by ANB Holdings shareholders of the merger agreement, (i) ANB Holdings has materially breached its obligations to call, give notice of, and hold the ANB Holdings shareholders meeting, (ii) ANB Holdings has materially breached its non-solicitation obligations or (iii) the ANB Holdings board of directors has failed to recommend that ANB Holdings shareholders approve the merger proposal or has made an adverse recommendation change.
For more information, see “The Merger Agreement — Termination of the Merger Agreement,” beginning on page 64.
Termination Fee (page 65)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the ANB Holdings board of directors, ANB Holdings may be required to pay to United a termination fee equal to $3,139,500. This termination fee could discourage other companies from seeking to acquire or merge with ANB Holdings. For more information, see “The Merger Agreement — Termination Fee,” beginning on page 65.

The Rights of ANB Holdings Shareholders Will Change as a Result of the Merger (page 78)
The rights of ANB Holdings shareholders will change as a result of the merger due to differences in United’s and ANB Holdings’ governing documents. The rights of ANB Holdings shareholders are governed by Florida law and by the ANB Holdings articles of incorporation and bylaws. Upon the completion of the merger, ANB Holdings shareholders immediately prior to the effective time will become United shareholders, as the continuing legal entity after the merger, and their rights as United shareholders will therefore be governed by Georgia law and the United articles of incorporation and bylaws.
For more information, see “Comparison of Shareholders’ Rights,” beginning on page 78 for a description of the material differences in shareholders’ rights under each of the United and ANB Holdings governing documents.
Information About the Companies (pages 28, 29)
United Community Banks, Inc.
United Community Banks, Inc. is a Georgia corporation incorporated in 1987 and headquartered in Greenville, South Carolina. United is also a bank holding company, a financial holding company and the parent company of United Community Bank, a South Carolina state-chartered bank that opened in 1950. As of December 31, 2024, United had total consolidated assets of approximately $27.7 billion, total consolidated deposits of approximately $23.5 billion, total consolidated loans of approximately $18.2 billion, and total consolidated shareholders’ equity of approximately $3.4 billion. United has grown through a combination of acquisitions and strategic growth throughout the Alabama, Georgia, South Carolina, North Carolina, Florida and Tennessee markets, as well as nationally through its United States Small Business Administration and United States Department of Agriculture lending and equipment finance businesses. As of December 31, 2024, United had 2,979 full-time equivalent employees.
United provides a wide range of financial products and services to the commercial, retail, governmental, educational, energy, health care and real estate sectors. This includes a variety of deposit products, secured and unsecured loans, mortgage loans, payment and commerce solutions, equipment finance services, wealth management, trust services, private banking, investment advisory services, insurance services, and other related financial services. These products and services are delivered through a variety of channels including United’s branches, other offices, the internet, and mobile applications. United’s business model combines the commitment to exceptional customer service of a local bank with the products and expertise of a larger institution. United Community Bank operates as a locally-focused community bank, supplemented by experienced, centralized support to deliver products and services to its larger, more sophisticated, customers. United’s organizational structure reflects these strengths, with local leaders for each market and market advisory boards operating in partnership with the product experts of its Commercial Banking Solutions unit. United believes that this combination of service and expertise sets it apart and is instrumental in its strategy to build long-term relationships.
United’s revenue is primarily derived from interest on and fees received in connection with loans United makes and from interest and dividends on investment securities and short-term investments. The principal sources of funds for United’s lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. United’s principal expenses are interest paid on deposits and other borrowings and operating and general administrative expenses.
United’s principal office is located at 200 East Camperdown Way, Greenville, South Carolina 29601, and its telephone number at that location is (800) 822-2651. United’s stock is traded on the New York Stock Exchange under the symbol “UCB.” Additional information about United and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
ANB Holdings, Inc.
ANB Holdings, Inc. is a bank holding company and a Florida corporation headquartered in Oakland Park, Florida, and the parent company of American National Bank, a nationally chartered bank organized under the laws of the United States, that commenced operations in 1985. American National Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its marketplace. American National Bank operates one full-service banking location located in the Oakland Park, Florida area. As of September 30, 2024, American National Bank had total consolidated assets of approximately $438.8 million, total consolidated deposits of approximately $374.0 million, total consolidated net loans of approximately $322.0 million, and total consolidated shareholders’ equity of approximately $57.0 million.
ANB Holdings’ main and only office is located at 4301 North Federal Highway, Oakland Park, Florida 33308, and its telephone number at that location is (954) 267-8108.
Risk Factors (page 18)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 18.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS
Market Prices
United common stock is listed on NYSE under the symbol “UCB.” As of January 31, 2025, there were 119,444,172 shares of common stock outstanding, held by 8,142 holders of record.
ANB Holdings’ common stock is not listed or quoted on any exchange. As of January 31, 2025, there were 1,443,007 shares of common stock outstanding, held by 33 holders of record.
The following table sets forth the closing sale price per share of United common stock as reported on NYSE as of (1) December 2, 2024, the trading day before the public announcement of the execution of the merger agreement, and (2) February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of ANB Holdings common stock as of the same two days. This implied per share value was calculated by multiplying the closing price per share of United common stock on each of those dates by the exchange ratio of 1.650.
	United Common Stock	Implied Per Share Value of Merger Consideration(1)
December 2, 2024	$33.77	$55.72
February 3, 2025	$32.53	$53.67

(1)
Calculated by multiplying the United common stock share price as of the specified date by the exchange ratio of 1.650.

The market price of United common stock has fluctuated since the date of the announcement of the merger agreement, and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the ANB Holdings special meeting and the date the merger is completed and thereafter.
The number of shares of United common stock that ANB Holdings shareholders will receive as consideration per share of ANB Holdings common stock in the merger is fixed and will not change.
The value of the shares of United common stock to be received in exchange for each share of ANB Holdings common stock, when received by ANB Holdings shareholders after the merger is completed, could be greater than, less than or the same as shown in the table above. Accordingly, ANB Holdings shareholders are advised to obtain current market quotations for United common stock in determining whether to vote in favor of the proposals at the ANB Holdings special meeting.
Dividend Information
On November 14, 2024, the board of directors of United approved a quarterly cash dividend of $0.24 per common share. The board of directors of United also approved a quarterly cash dividend of $429.6875 per preferred share (equivalent to $0.4296875 per depositary share, or 1/1000 interest per share). The preferred stock dividend is payable December 16, 2024 to preferred shareholders of record on November 29, 2024. The common stock dividend is payable January 6, 2025 to common shareholders of record as of December 16, 2024.
ANB Holdings paid annual cash dividends per share of $1.00 in 2022 and 2023 and $2.00 in 2024.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor assurance of future performance and generally can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates”, or similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of United, ANB Holdings or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, the likelihood of success, and the potential impact of litigation and other statements that are not historical facts. These statements are only predictions based on United’s and ANB Holdings’ current expectations and projections about future events. There are important factors that could cause United’s and ANB Holdings’ actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 18. Because forward-looking statements relate to the future, they are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are out of United’s or ANB Holdings’ control, and that are difficult to predict as to timing, extent, likelihood and degree of occurrence, and that could cause actual results to differ materially from the results implied or anticipated by the statements. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in United’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:
•
the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized;

•
disruption from the merger of customer, supplier, employee or other business partner relationships;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•
the failure to obtain the necessary approval by the shareholders of ANB Holdings;

•
the possibility that the costs, fees, expenses and charges related to the merger may be greater than anticipated;

•
the ability of United to obtain required governmental approvals of the merger on the anticipated timeframe and without the imposition of adverse conditions;

•
reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the merger;

•
the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger;

•
the risks relating to the integration of ANB Holdings’ operations into the operations of United, including the risk that such integration will be materially delayed or will be more costly or difficult than expected;

•
the risk of potential litigation or regulatory action related to the merger;

•
the risks associated with United’s pursuit of future acquisitions and the risks of expansion into new geographic or product markets;

•
the dilution caused by United’s issuance of additional shares of its common stock in the merger;

•
general competitive, economic, political and market conditions that affect the general economy, the banking sector, housing prices, the real estate market, the job market, consumer confidence, the financial condition of United’s borrowers and consumer spending habits, which may affect, among other things, the levels of NPAs, charge-offs and provision expense;

•
changes in loan underwriting, credit review or loss policies associated with economic conditions, examination conclusions or regulatory developments;

•
the potential effects of pandemics or public health conditions on the economic and business environments in which United operates, including the impact of actions taken by governmental authorities to address these situations;

•
strategic, market, operational, liquidity and interest rate risks associated with United’s business;

•
potential fluctuations or unanticipated changes in the interest rate environment, including interest rate changes made by the Federal Reserve, replacements or reform of interest rate benchmarks, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets;

•
any unanticipated or greater than anticipated adverse conditions in the national or local economies in which United operates;

•
United’s loan concentration in industries or sectors that may experience unanticipated or greater than anticipated adverse conditions than other industries or sectors in the national or local economies in which United operates;

•
United’s ability to attract and retain key employees;

•
competition from financial institutions and other financial service providers including non-bank financial technology providers and United’s ability to attract customers from other financial institutions;

•
losses due to fraudulent and negligent conduct of United’s customers, third party service providers or employees;

•
cybersecurity risks and the vulnerability of United’s network and online banking portals, and the systems or parties with whom it contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches that could adversely affect United’s business and financial performance or reputation;

•
United’s reliance on third parties to provide key components of its business infrastructure and services required to operate its business;

•
the risk that United may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services market;

•
the availability of and access to capital, particularly if there were to be increased capital requirements or enhanced regulatory supervision;

•
legislative, regulatory or accounting changes that may adversely affect United;

•
volatility in the ACL resulting from the CECL methodology, either alone or as that may be affected by conditions affecting United’s business;

•
adverse results (including judgments, costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory proceedings, examinations, investigations, or similar matters, or developments related thereto;

•
any matter that would cause United to conclude that there was impairment of any asset, including intangible assets, such as goodwill;

•
limitations on United’s ability to declare and pay dividends and other distributions from the United Community Bank to United, which could affect United’s liquidity, including its ability to pay dividends to shareholders or take other capital actions; and

•
the potential effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as inflation or recession, terrorist activities, wars and other foreign conflicts, climate change, disruptions in United’s customers’ supply chains, disruptions in transportation, essential utility outages or trade disputes and related tariffs.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond United’s or ANB Holdings’ control.
The forward-looking statements contained in this proxy statement/prospectus are also subject to additional risks, uncertainties, and factors, including those described in United’s most recent Annual Reports on Form 10-K and other documents filed by United from time to time with the SEC. See “Where You Can Find More Information.” For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, United and ANB Holdings claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Except as required by law, United and ANB Holdings expressly disclaim any obligations to publicly update any forward-looking statements whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to United, ANB Holdings or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors relating to the business of United and ownership of United common stock described in Part I, Item 1A of United’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 23, 2024, as well as any subsequent documents filed by United with the SEC, which are incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 90.
Because the market price of United common stock will fluctuate, ANB Holdings shareholders cannot be certain of the market value of the merger consideration they will receive.
Upon completion of the merger, each outstanding share of ANB Holdings common stock (except for treasury stock or shares owned by ANB Holdings or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) will be converted into 1.650 shares of United common stock. The market value of the merger consideration will vary from the closing price of United common stock on the date United and ANB Holdings announced the merger, on the date that this proxy statement/prospectus is mailed to ANB Holdings shareholders, on the date of the ANB Holdings special meeting and on the date the merger is completed. Any change in the market price of United common stock prior to the completion of the merger will affect the market value of the merger consideration that ANB Holdings shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of shares of United common stock.
The market price of United’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding United’s operations or business prospects, including market sentiment regarding United’s entry into the merger agreement, as well as changes in general market and economic conditions, changes in geopolitical conditions and changes in the values and perceptions of financial services stocks generally. Among the factors that could affect United’s stock price are:
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operating results that vary from the expectations of United’s management or of securities analysts and investors;

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developments in United’s business or in the financial services sector generally;

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regulatory, legislative or accounting changes affecting United’s industry generally or its business and operations;

•
operating and securities price performance of companies that investors consider to be comparable to United;

•
changes in estimates or recommendations by securities analysts or rating agencies with respect to United or other financial institutions;

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speculation in the press or investment community generally or relating to United or the financial services industry;

•
fluctuations in the stock price and operating results of United’s competitors or the financial services industry generally;

•
future sales of equity or equity-related securities;

•
announcements of strategic developments, acquisitions, dispositions, financings and other material events by United or its competitors;

•
anticipated or pending investigations, proceedings or litigation that involve or affected United or other financial institutions; and

•
changes in global, national, regional or local financial markets and economies and general market conditions, such as inflation, interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the ANB Holdings special meeting, you will not know the precise market value of the merger consideration you will receive at the effective time. You should obtain current market quotations for shares of United common stock.
ANB Holdings common stock is not listed or quoted on any exchange and there is no established market for ANB Holdings common stock.
ANB Holdings’ common stock is not listed or quoted on any exchange. There is no established market for ANB Holdings common stock. Due to a lack of an established market for ANB Holdings common stock, it may be difficult for investors to determine the fair value of ANB Holdings common stock and how that compares to the merger consideration.
The market price of United common stock after the merger may be affected by factors different from those currently affecting the independent businesses of United and ANB Holdings.
Upon completion of the merger, holders of ANB Holdings common stock will become holders of United common stock. United’s business differs in important respects from that of ANB Holdings, and, accordingly, the results of operations of the combined company and the market price of United common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of United and ANB Holdings. For a discussion of the businesses of United and ANB Holdings and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, United and ANB Holdings must obtain all necessary approvals or waivers from the Federal Reserve Board, the SCBFI and other appropriate state and federal regulatory authorities. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger — Regulatory Approvals Required for the Merger.”
The success of the merger and the bank merger and integration of United and ANB Holdings will depend on a number of uncertain factors.
The success of the merger and the bank merger will depend on a number of factors, including, without limitation:
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United’s ability to integrate the branch acquired from ANB Holdings in the merger, which we refer to as the acquired branch, into United’s current operations;

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United’s ability to limit the outflow of deposits held by its new customers in the acquired branch and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

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United’s ability to control the incremental non-interest expense from the acquired branch in a manner that enables it to maintain a favorable overall efficiency ratio;

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United’s ability to retain and attract the appropriate personnel to staff and manage the acquired branch;

•
United’s ability to retain the customer relationships from the acquired branch; and

•
United’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branch.

Integrating the acquired branch will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert United’s management’s attention and resources. No assurance can be given that United will be able to integrate the acquired branch successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect United’s ability to maintain relationships with clients, customers, depositors and employees, or to achieve the anticipated benefits of the merger and the bank merger. United may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branch will not adversely affect United’s existing profitability, that United will be able to achieve results in the future similar to those achieved by its existing banking business or that United will be able to manage any growth resulting from the merger and the bank merger effectively.
Combining United and ANB Holdings may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the merger and the bank merger may not be realized.
United and ANB Holdings have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger and the bank merger, including anticipated benefits and cost savings, will depend, in part, on United’s ability to successfully combine and integrate the businesses of United and ANB Holdings in a manner that permits growth opportunities and does not materially disrupt the existing customer relations or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger and the bank merger. The loss of key employees could adversely affect United’s ability to successfully conduct its business, which could have an adverse effect on United’s financial results and the value of the United common stock. If United experiences difficulties with the integration process, the anticipated benefits of the merger and the bank merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause United and/or ANB Holdings to lose customers or cause customers to remove their accounts from United and/or ANB Holdings and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of United and ANB Holdings during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger and the bank merger could be less than anticipated.
The combined company may be unable to retain ANB Holdings personnel successfully after the merger is completed.
The success of the merger and the bank merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by ANB Holdings. It is possible that these employees may decide not to remain with ANB Holdings while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating ANB Holdings to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, United may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms.

ANB Holdings’ and American National Bank’s directors and executive officers have interests in the merger that may differ from the interests of ANB Holdings shareholders.
ANB Holdings shareholders should be aware that ANB Holdings’ and American National Bank’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the other ANB Holdings shareholders generally. These interests and arrangements may create potential conflicts of interest. The ANB Holdings board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that ANB Holdings shareholders vote in favor of adopting and approving the merger agreement.
For a more complete description of these interests, see “Interests of ANB Holdings’ Directors and Executive Officers in the Merger.”
Certain ANB Holdings shareholders have executed a voting and support agreement that requires each such shareholder to vote in favor of the adoption and approval of the merger agreement.
Certain shareholders of ANB Holdings have entered into a voting and support agreement with United. Pursuant to the voting and support agreement, among other things, each such shareholder has agreed to vote all of his or her shares of ANB Holdings common stock in favor of the approval and adoption of the merger agreement, and against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. As of the record date for the ANB Holdings special meeting, these shareholders collectively and beneficially owned approximately 54.6% of the outstanding shares of ANB Holdings common stock. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the ANB Holdings board, the aggregate number of shares of ANB Holdings common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of ANB Holdings common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. See “Voting and Support Agreement.”
Termination of the merger agreement could negatively impact United or ANB Holdings.
If the merger agreement is terminated, there may be various consequences. For example, United or ANB Holdings’ businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of United common stock or ANB Holdings common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, ANB Holdings may be required to pay to United a termination fee of approximately $3.1 million.
ANB Holdings and United will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ANB Holdings and United and, consequently, the combined company. These uncertainties may impair ANB Holdings’ and United’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with ANB Holdings or United to seek to change existing business relationships with ANB Holdings or United, respectively. Retention of certain employees by ANB Holdings may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with ANB Holdings and, ultimately, the combined company, the combined company’s business could be harmed. In addition, subject to certain exceptions, ANB Holdings has agreed to operate its business in the ordinary course and use commercially reasonable efforts to preserve its business organization, employees and business relationships prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to ANB Holdings.
If the merger is not completed, United and ANB Holdings will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of United and ANB Holdings has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, United and ANB Holdings would have to recognize these expenses without realizing the expected benefits of the merger.
The merger agreement limits ANB Holdings’ ability to pursue alternative acquisition proposals and requires ANB Holdings to pay a termination fee of approximately $3.1 million under limited circumstances, including circumstances relating to acquisition proposals.
The merger agreement prohibits ANB Holdings from initiating, soliciting, knowingly encouraging or knowingly facilitating certain alternative third-party acquisition proposals. See “The Merger Agreement — Agreement Not to Solicit Other Offers.” The merger agreement also provides that ANB Holdings will be required to pay a termination fee to United in the amount of approximately $3.1 million in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the ANB Holdings board of directors. See “The Merger Agreement — Termination Fee.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of ANB Holdings from considering or proposing such an acquisition.
The shares of United common stock to be received by ANB Holdings shareholders as a result of the merger will have different rights from the shares of ANB Holdings common stock.
Upon completion of the merger, ANB Holdings shareholders will become United shareholders and their rights as shareholders will be governed by the Georgia Business Corporation Code, which we refer to as the GBCC, and the United articles of incorporation and bylaws. The rights associated with ANB Holdings common stock are different from the rights associated with United common stock. See “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with United common stock.
ANB Holdings shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management, as compared to their ownership and voting interests in ANB Holdings.
ANB Holdings shareholders currently have the right to vote in the election of the board of directors and on other matters affecting ANB Holdings. Upon completion of the merger, each ANB Holdings shareholder who receives shares of United common stock will become a United shareholder, with a percentage ownership of United that is much smaller than such shareholder’s current percentage ownership of ANB Holdings. Based on the number of shares of ANB Holdings common stock outstanding on December 2, 2024, the date of the merger agreement, and the shares of United common stock expected to be issued in the merger, the ANB Holdings shareholders as a group will receive shares in the merger constituting approximately 2% of the outstanding shares of United common stock immediately after the merger. As a result, current United shareholders as a group will own approximately 98% of the outstanding shares of United common stock immediately after the merger. Because of this, ANB Holdings shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of ANB Holdings.
The fairness opinion received by the ANB Holdings board of directors from Hovde Group, LLC has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.
The fairness opinion of Hovde Group, LLC was rendered to ANB Holdings’ board of directors on December 2, 2024. Changes in the operations and prospects of ANB Holdings, general market and economic conditions and other factors which may be beyond the control of ANB Holdings may have altered the value of ANB Holdings or the sale prices of shares of ANB Holdings common stock as of the date of this proxy statement/prospectus, or may alter such value and sale prices by the time the merger is completed. The opinion from Hovde Group, LLC, dated December 2, 2024 and attached to this proxy statement/prospectus as Annex C, does not speak as of any date other than the date of such opinion.
ANB Holdings shareholders have appraisal rights in the merger.
If the merger agreement is adopted by ANB Holdings shareholders, ANB Holdings shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares of common stock will be entitled to appraisal rights in connection with the merger under Sections 607.1301 through 607.1340 of the FBCA. In addition, United’s obligation to consummate the merger is subject to the condition that the holders of no more than 3% of the aggregate outstanding shares of ANB Holdings’ common stock properly notify ANB Holdings of their intent to exercise appraisal rights. Neither ANB Holdings nor United can predict the number of ANB Holdings shareholders who will seek payment of fair cash value of their shares. See “The Merger — Appraisal Rights.”
There is no assurance that United or ANB Holdings will continue paying dividends at the current rate.
United’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. ANB Holdings’ board of directors has historically paid an annual cash dividend. These practices can be changed at any time at the discretion of the board of directors of each company, and United’s or ANB Holdings’ common shareholders have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations of United, ANB Holdings and the combined entity following the merger, and these outcomes could cause capital not to be available when needed in an amount sufficient to support United’s or ANB Holdings’ dividend practice. The amount of dividends that each company may distribute will also be subject to restrictions under applicable state law and applicable bank regulatory provisions. If United’s board of directors were to adopt a change to United’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of United’s common stock.
Risks Relating to United’s Business.
You should read and consider the risk factors specific to United’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 23, 2024, and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 90 for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE ANB HOLDINGS SPECIAL MEETING
This section contains information about the special meeting that ANB Holdings has called to allow ANB Holdings shareholders to vote on the adoption and approval of the merger agreement and other matters. The ANB Holdings board of directors is mailing this proxy statement/prospectus to you on or about February 6, 2025. Together with this proxy statement/prospectus, the ANB Holdings board of directors is also sending you a notice of the special meeting of ANB Holdings shareholders and a form of proxy that the ANB Holdings board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be held on March 20, 2025 at 3:00 p.m., Eastern Time, at ANB Holdings’ main office, located at 4301 North Federal Highway, Oakland Park, Florida 33308.
Matters to be Considered at the Meeting
At the special meeting, ANB Holdings shareholders will be asked to consider and vote on:
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a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal;

•
a proposal of the ANB Holdings board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement, which we refer to as the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the ANB Holdings board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A, and we encourage you to read it carefully in its entirety.
Recommendation of ANB Holdings Board of Directors
The ANB Holdings board of directors recommends that ANB Holdings shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — ANB Holdings’ Reasons for the Merger; Recommendation of ANB Holdings Board of Directors.”
Record Date and Quorum
February 3, 2025 has been fixed as the record date for the determination of ANB Holdings shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 1,443,007 shares of ANB Holdings common stock outstanding and entitled to vote at the special meeting, held by approximately 33 holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of ANB Holdings common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of ANB Holdings common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of ANB Holdings common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote
In order for the merger proposal to be approved, it must receive the affirmative vote of a majority of the outstanding shares of ANB Holdings common stock entitled to vote on the merger proposal. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.
In order for the adjournment proposal to be approved, it must receive the affirmative vote of the majority of the votes cast with respect to the proposal. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal.
Each share of ANB Holdings common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting by Mail
Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by mail, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. Please do not send in your stock certificates with your proxy card. If the merger is completed, you will receive a separate letter of transmittal and instructions on how to surrender your ANB Holdings stock certificates for the merger consideration at a later date.
Voting at the Special Meeting
You may also attend and vote at the special meeting in person.
YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING AT THE SPECIAL MEETING.
Voting of Proxies; Incomplete Proxies
If you sign and return your proxy card without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.
Revocation of Proxies
You can revoke your proxy at any time before your shares of ANB Holdings common stock are voted. If you are a shareholder of record, you can revoke your proxy by: (1) signing and returning another valid proxy with a later date; (2) prior to the special meeting, delivering a written notice of revocation to Ginger Martin, President of ANB Holdings, 4301 North Federal Highway, Oakland Park, Florida 33308; or (3) attending the special meeting and voting in person during the meeting. If you submit a valid proxy bearing a later date or notice of revocation, the new proxy or notice of revocation must be received prior to the beginning of the special meeting. If you hold your shares in “street name” with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers
Certain shareholders of ANB Holdings (including certain directors) who as of the record date beneficially owned and were entitled to vote 788,307 shares of ANB Holdings common stock, representing approximately 54.6% of the outstanding shares of ANB Holdings common stock entitled to vote on that date, have entered into a voting and support agreement with United, pursuant to which each such shareholder has agreed, at any meeting of ANB Holdings shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), to be present (in person or by proxy) at such meeting and:
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vote (or cause to be voted) all shares of ANB Holdings common stock owned of record or beneficially owned by such holder, in favor of the merger proposal and the adjournment proposal; and

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vote (or cause to be voted) such shareholder’s shares against:

•
any competing transaction; and

•
any action or proposal that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger.

However, in the event of an adverse recommendation change by the ANB Holdings board, the aggregate number of shares of ANB Holdings common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of ANB Holdings common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis.
Pursuant to the voting and support agreement, each such shareholder has agreed not to sell or otherwise transfer any shares of ANB Holdings common stock without the prior written consent of United, subject to certain limited exceptions.
As of the record date, directors and executive officers of ANB Holdings beneficially owned and were entitled to vote 598,735 shares of ANB Holdings common stock, representing approximately 41.5% of the outstanding shares of ANB Holdings common stock entitled to vote on that date. Directors who beneficially owned and were entitled to vote 569,881 shares of ANB Holdings common stock, representing approximately 39.5% of the outstanding shares of ANB Holdings common stock entitled to vote on that date, have executed the voting and support agreements described above. ANB Holdings expects that the directors and executive officers of ANB Holdings who have not executed voting and support agreements will also vote in favor of the merger. For more information about the beneficial ownership of ANB Holdings common stock by each 5% or greater beneficial owner, each director and executive officer and directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of ANB Holdings.”
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the ANB Holdings board of directors. ANB Holdings will bear the entire cost of soliciting proxies from you. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of ANB Holdings in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact ANB Holdings at:
ANB Holdings, Inc.
4301 North Federal Highway
Oakland Park, Florida 33308
Telephone: (954) 267-8108
Attn: Ginger Martin, President

ANB HOLDINGS PROPOSALS
Proposal No. 1 — Merger Proposal
At the ANB Holdings special meeting, ANB Holdings shareholders will be asked to adopt and approve the merger agreement. Holders of ANB Holdings common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes and exhibits, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the ANB Holdings board of directors has unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of ANB Holdings and its shareholders. See “The Merger — ANB Holdings’ Reasons for the Merger; Recommendation of ANB Holdings’ Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the ANB Holdings board of directors’ recommendation.
The ANB Holdings board of directors unanimously recommends that ANB Holdings shareholders vote “FOR” the merger proposal.
Proposal No. 2 — Adjournment Proposal
The ANB Holdings special meeting may be adjourned to another time, if necessary or appropriate and in accordance with the merger agreement, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.
If, at the ANB Holdings special meeting, the number of shares of ANB Holdings common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, ANB Holdings intends to move to adjourn the ANB Holdings special meeting in order to solicit additional proxies for the adoption and approval of the merger agreement to the extent permitted under the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the majority of the votes cast with respect to the proposal.
The ANB Holdings board of directors unanimously recommends that ANB Holdings shareholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
United Community Banks, Inc. is a Georgia corporation incorporated in 1987 and headquartered in Greenville, South Carolina. United is also a bank holding company, a financial holding company and the parent company of United Community Bank, a South Carolina state-chartered bank that opened in 1950. As of December 31, 2024, United had total consolidated assets of approximately $27.7 billion, total consolidated deposits of approximately $23.5 billion, total consolidated loans of approximately $18.2 billion and total consolidated shareholders’ equity of approximately $3.4 billion. United has grown through a combination of acquisitions and strategic growth throughout the Alabama, Georgia, South Carolina, North Carolina, Florida and Tennessee markets, as well as nationally through its United States Small Business Administration and United States Department of Agriculture lending and equipment finance businesses. As of December 31, 2024, United had 2,979 full-time equivalent employees.
United provides a wide range of financial products and services to the commercial, retail, governmental, educational, energy, health care and real estate sectors. This includes a variety of deposit products, secured and unsecured loans, mortgage loans, payment and commerce solutions, equipment finance services, wealth management, trust services, private banking, investment advisory services, insurance services and other related financial services. These products and services are delivered through a variety of channels including United’s branches, other offices, the internet and mobile applications. United’s business model combines the commitment to exceptional customer service of a local bank with the products and expertise of a larger institution. United Community Bank operates as a locally-focused community bank, supplemented by experienced, centralized support to deliver products and services to its larger, more sophisticated, customers. United’s organizational structure reflects these strengths, with local leaders for each market and market advisory boards operating in partnership with the product experts of its Commercial Banking Solutions unit. United believes that this combination of service and expertise sets it apart and is instrumental in its strategy to build long-term relationships.
United’s revenue is primarily derived from interest on and fees received in connection with loans United Community Bank makes, and from interest and dividends on investment securities and short-term investments. The principal sources of funds for United Community Bank’s lending activities are customer deposits, repayment of loans and the sale and maturity of investment securities. United Community Bank’s principal expenses are interest paid on deposits and other borrowings and operating and general administrative expenses.
United’s principal office is located at 200 East Camperdown Way, Greenville, South Carolina 29601, and its telephone number at that location is (800) 822-2651. United’s stock is traded on the New York Stock Exchange under the symbol “UCB.” Additional information about United and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT ANB HOLDINGS, INC.
General
ANB Holdings is a bank holding company under the Bank Holding Company Act of 1956, as amended, for American National Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. American National Bank is a national banking association, which commenced operations in 1985, and is subject to the supervision and regulation of the OCC. American National Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its marketplace. ANB Holdings’ executive office is located in Oakland Park, Florida. At September 30, 2024, ANB Holdings’ had total consolidated assets of approximately $438.8 million, total consolidated deposits of approximately $374.0 million, total consolidated net loans of approximately $322.0 million, and total consolidated shareholders’ equity of approximately $57.0 million.
American National Bank’s website is www.americannationalbank.com. The information on American National Bank’s website is not part of this proxy statement/prospectus, and the reference to the American National Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Business
Historically, American National Bank’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service/relationship approach.
American National Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by American National Bank include: demand deposit interest bearing and noninterest bearing accounts, money market deposit accounts, savings accounts, time deposits, safety deposit boxes, direct deposits, notary services, money orders, cashier’s checks, domestic and international collections, savings bond redemptions, debit cards with membership in the Cirrus, STAR, Presto!, and Mastercard networks, drive-through tellers, night depository, banking by mail, online banking and online bill payment services. American National Bank offers consumer loans, both collateralized and uncollateralized, and Home Equity Lines of Credit (HELOC). In addition, American National Bank makes secured and unsecured commercial and real estate loans and Small Business Administration (SBA) 504 loans; issues financial and stand-by letters of credit; and provides commercial banking — treasury management services.
American National Bank’s target market is consumers, professionals, small businesses and commercial real estate investors. The small business customer (typically a commercial entity with sales of $50 million or less) has the opportunity to generate significant revenue for American National Bank yet is generally underserved by large bank competitors. These customers generally can afford American National Bank more profitability opportunities than the average retail customer.
The revenues of American National Bank are primarily derived from interest on, and fees received in connection with, commercial loans and owner-occupied real estate loans and other loans, from interest and dividends from investment securities and service charge income generated from demand accounts. The principal sources of funds for American National Bank’s lending activities are its deposits (primarily commercial deposits), loan repayments, and proceeds from investment securities. The principal expenses of American National Bank are the interest paid on deposits, operating and general administrative expenses.
As is the case with banking institutions generally, American National Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the OCC, Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. American National Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “Competition” below.
Employees
As of September 30, 2024, American National Bank employed 33 full-time employees and no part-time employees. The employees are not represented by a collective bargaining unit and we have not experienced any labor disputes or strikes arising from any organized labor groups.
Properties
The main and only office of ANB Holdings is located at 4301 N. Federal Highway, Oakland Park, Florida 33308.
Legal Proceedings
American National Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against American National Bank which, if determined adversely, would have a material adverse effect on American National Bank’s financial position, liquidity, or results of operations.
Competition
American National Bank encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, American National Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that American National Bank does not currently provide. In addition, many of American National Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Federal and state legislation continues to heighten the competitive environment in which financial institutions must conduct their business.
Management
Directors.   The Boards of Directors of ANB Holdings and American National Bank are comprised of the same seven individuals. The directors of ANB Holdings serve until the next annual meeting of shareholders, and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of ANB Holdings and American National Bank.
Name	Principal Occupation
Jay B. Deuschle	Real Estate
Gary J. Faysash	Consultant
Frederick H. Ingham	Real Estate
Richard S. Ingham, Jr.	Real Estate
Timothy C. Ingham	Real Estate
Virginia L. Martin	Banker
Julie Pabst	Investor
Executive Officers.   The following sets forth information regarding the executive officers of ANB Holdings and American National Bank. The officers of ANB Holdings and American National Bank serve at the pleasure of their respective Board of Directors.

Name	Title
Virginia L. Martin	President and Treasurer of ANB Holdings; President and Chief Executive Officer of American National Bank
James Afflerback	EVP – Chief Operating Officer of American National Bank
Lisa P. Boller	EVP – Controller and Human Resources Officer of American National Bank
Charrisse Dyer	EVP – BSA Officer of American National Bank
Amy S. Mahaney	EVP – Chief Lending Officer of American National Bank
Baber Malik	EVP – Chief Credit Officer of American National Bank
Bradley R. Meredith	EVP – Chief Financial Officer of American National Bank

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the United board of directors and the ANB Holdings board of directors has unanimously approved the merger agreement. The merger agreement provides, among other matters, for the acquisition of ANB Holdings by United pursuant to a merger, on the terms and subject to the conditions in the merger agreement. Under the merger agreement, ANB Holdings will merge with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, American National Bank, a wholly-owned subsidiary of ANB Holdings, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank continuing as the surviving bank, in a transaction we refer to as the bank merger.
If the merger is completed, ANB Holdings shareholders will receive United common stock for their shares of ANB Holdings common stock (plus cash in lieu of fractional shares). Upon completion of the merger, ANB Holdings shareholders will receive 1.650 shares of United common stock for each share of ANB Holdings common stock (except for treasury stock or shares owned by ANB Holdings or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise appraisal rights) they hold immediately prior to the merger. No fractional shares of United common stock will be issued in the merger, and holders of ANB Holdings common stock will be entitled to receive cash in lieu of fractional shares. Based on the exchange ratio of 1.650, and on the closing stock price of United common stock of $32.53 as of February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of ANB Holdings common stock was approximately $53.67 as of such date. The trading price of United common stock will continue to fluctuate until the date the merger is consummated.
As a result of the foregoing, based on the number of shares of United common stock and ANB Holdings common stock outstanding as of December 2, 2024, the date of the merger agreement, it is expected that United shareholders will hold approximately 98%, and ANB Holdings shareholders will hold approximately 2%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
ANB Holdings shareholders are being asked to approve and adopt the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement. United shareholders are not entitled to voting rights in connection with the merger.
Background of the Merger
Over the past several years, as a part of its ongoing consideration and evaluation of long-term prospects and strategies, the ANB Holdings board of directors and senior management have regularly assessed strategic alternatives for maximizing shareholder value, including growth opportunities and operational efficiencies with the objective to enhance profitability and prospects. The strategic discussions have focused on, among other things, the business environment facing financial institutions generally and American National Bank, in particular, as well as conditions and ongoing consolidation in the financial services industry. In contemplating its strategic objectives, the board of directors of ANB Holdings believed it important to consider all unsolicited merger opportunities with a focus on maximizing shareholder value while at the same time continuing to provide quality products and services to its local communities and customers.

In February 2021, the Board of Directors of ANB Holdings determined to engage Hovde Group, LLC (“Hovde”) as financial adviser to ANB Holdings following receipt of an unsolicited letter of intent from a publicly traded financial institution (“Company A”) expressing interest in a potential merger with ANB Holdings. ANB Holdings’ Board of Directors selected Hovde to act as its financial advisor based on the firm’s reputation and expertise in mergers and acquisitions in the banking industry. The parties failed to come to agreement on terms for a transaction and the Board of Directors of ANB Holdings elected not to explore additional potential market interest at that time. Over the course of 2022 and 2023, ANB Holdings held preliminary discussions from time to time with certain financial institutions that expressed a potential interest in a merger with ANB Holdings, including Company A and United, and Hovde continued to act as financial advisor to ANB Holdings in connection with its evaluations of these potential transactions. On August 28, 2023, Hovde met with the ANB Holdings directors to provide an update on financial institution merger activity, information relating to Company A and United, and considerations relating to transaction issues and timing. Due to concerns regarding the financial climate for banks and a general lack of bank merger and acquisition activity, the Board of Directors of ANB Holdings determined to halt further exploratory discussions at that time and informed Hovde that it intended to revisit opportunities in the first quarter of 2024.
In January 2024, the Board of Directors of ANB Holdings met to discuss various matters, including issues relating to the financial services industry and various ANB Holdings priorities, including management succession, continuing trends for increased industry regulatory oversight and costs, increasing technology expenses, and the need for ANB Holdings to address its data processing contract expiring in June 2025. Following the discussion by the ANB Holdings directors, Hovde was instructed to reach out to a handful of parties to explore potential interest in a possible merger transaction. The characteristics of the type of acquirer the directors were seeking included a high performing financial institution that also has a company culture focused on customer service, sensitivity to employee relationships, and strong community involvement. Hovde contacted United, Company A, and two private financial institutions in February 2024 and facilitated the execution of mutual nondisclosure agreements between each of these parties and ANB Holdings. Also, during February 2024, ANB Holdings was approached by another private financial institution (“Company B”) that expressed an interest in pursuing a possible transaction and subsequently entered into a mutual NDA. Company A and the two private financial institutions opted not to pursue a potential transaction.
In March 2024, ANB Holdings received a proposed non-binding letter of intent from United for an all-stock transaction with a fixed exchange ratio of 1.75 shares of United common stock for each outstanding share of ANB Holdings, which had an implied transaction value of $65.2 million. ANB Holdings also received an oral indication of interest from Company B in March 2024. On April 10, 2024, Hovde met with the ANB directors and, following this meeting, ANB entered into a non-binding letter of intent with Company B for an all-cash transaction valued at approximately $82.6 million. A definitive agreement was not reached with Company B as it advised ANB Holdings on May 21, 2024 that it was not in a position to pursue an acquisition transaction due its inability to secure financing.
Following the termination of the letter of intent with Company B, in May 2024 ANB Holdings was contacted by an investor group (“Company C”) that expressed interest in a potential acquisition and submitted an unsolicited letter of intent for an all-cash transaction valued at $79.0 million. The Board of Directors of ANB Holdings then authorized Hovde to reach out to several additional private financial institutions that had expressed an interest in Florida transactions. One of these parties agreed to a meeting between the executives in June 2024 but decided not to pursue a potential transaction. None of the other parties expressed an interest in pursuing a potential transaction. During June and August, 2024, ANB Holdings received three additional proposed letters of intent from Company C. In September 2024, legal counsel and Hovde had discussions with ANB directors who decided not to pursue a transaction with Company C due to concerns including those relating to Company C’s ability to consummate a transaction and also on a timely basis.
In July 2024, the Board of Directors ANB Holdings asked Hovde to approach United to explore whether there was still an interest in pursuing a potential transaction. United orally confirmed its interest and executives of United and ANB Holdings, as well as certain directors of ANB Holdings, met in August 2024. The executives and directors discussed their respective institutions, their views on the current financial and business environment for banking, the potential benefits for each institution of a business combination transaction and United’s track record of successfully integrating acquired banks and creating shareholder value. This meeting was followed by a proposed non-binding letter of intent being received by ANB Holdings from United in September 2024 for an all-stock transaction with a fixed exchange ratio of 1.65 shares of United common stock for each outstanding share of ANB Holdings, which had an implied transaction value of $70.8 million. The ANB Holdings directors had discussions regarding the United indication of interest and decided to continue discussions with United due to several factors, including its financial performance, reputation and culture. On September 13, 2024, the parties entered into the non-binding letter of intent.
Following execution of the letter of intent, United provided ANB Holdings with a diligence request list. During October and November, ANB Holdings and United and their representatives conducted due diligence and continued to discuss a potential transaction. In late October 2024, legal counsel to United distributed an initial draft of the merger agreement to legal counsel to ANB Holdings. During the remainder of October and November, representatives of ANB Holdings and United negotiated and exchanged drafts of the merger agreement and negotiated the terms of ancillary agreements to the merger agreement, including the voting and support agreements. During this time, the ANB Holdings directors continued to have discussions regarding a possible transaction with United.
On December 2, 2024, a special joint meeting of the boards of directors of ANB Holdings, Inc. and American National Bank was held. Representatives of Hovde and legal counsel each participated in the meeting. Legal counsel reviewed with the directors the legal standards applicable to the decisions and actions of the ANB Holdings and American National Bank directors with respect to the proposed transaction. The directors reviewed with the advisors the terms of the merger agreement and the merger, the voting and support agreements to be entered into with certain ANB Holdings directors and shareholders, and other relevant information. Representatives of Hovde reviewed with the directors Hovde’s financial analyses with respect to the proposed merger transaction. Thereafter, at the request of the ANB Holdings directors, Hovde rendered its opinion to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters set forth in its opinion, the exchange ratio pursuant to the merger was fair, from a financial point of view, to the holders of ANB Holdings common stock. Following a discussion of these matters and other factors listed under “— ANB Holdings’ Reasons for the Merger and Recommendation of the ANB Holdings’ Board of Directors”, the board of directors of ANB Holdings concluded that the merger agreement, the merger and the merger of American National Bank with and into United Community Bank were fair to and in the best interest of ANB Holdings and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommended the ANB Holdings shareholder approve the merger agreement. At this meeting, the American National Bank board of directors also unanimously approved the merger of American National Bank with and into United Community Bank.
The merger agreement was signed by the parties on December 2, 2024 and announced to the public prior to market open the next day.
ANB Holdings’ Reasons for the Merger and Recommendation of the ANB Holdings’ Board of Directors
After careful consideration, ANB Holdings’ board of directors, at a meeting held on December 2, 2024, determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ANB Holdings and its shareholders. Accordingly, ANB Holdings’ board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that ANB Holdings shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that ANB Holdings shareholders approve the merger agreement, the ANB Holdings board of directors evaluated the merger and the merger agreement in consultation with ANB Holdings’ management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
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each of ANB Holdings’, United’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the ANB Holdings board of directors considered its view that United’s business and operations complement those of ANB

Holdings and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;
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its understanding of the current and prospective environment in which ANB Holdings and United operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on ANB Holdings both with and without the proposed transaction;

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the reduction in the number of financial institutions with an interest in acquiring Florida banks as a result of the continued consolidation in the banking industry and the acquisition by other financial institutions of several of the banks that were historically active in acquiring Florida banks;

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the exchange ratio is fixed so that if the market price of United common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by ANB Holdings shareholders in exchange for their shares of ANB Holdings common stock will also be higher;

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the results that ANB Holdings could expect to achieve operating independently, and the likely risks and benefits to ANB Holdings shareholders of that course of action, as compared to the value of the merger consideration to be received from United;

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its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

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its review and discussions with ANB Holdings’ management regarding strategic alternatives available to ANB Holdings for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives and the benefits of an acquisition by United compared to such other alternatives;

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the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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its belief that the transaction is likely to provide substantial value to ANB Holdings’ shareholders;

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the financial analyses of Hovde, ANB Holdings’ financial advisor, and the opinion delivered by Hovde to ANB Holdings’ board of directors on December 2, 2024, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in its opinion, the exchange ratio pursuant to the merger is fair from a financial point of view, to the holders of ANB Holdings common stock, as more fully described in the section entitled “The Merger — Opinion of ANB Holdings’ Financial Advisor”;

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the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of ANB Holdings’ board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to ANB Holdings shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

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the fact that the merger consideration will consist of shares of United common stock, which would allow ANB Holdings shareholders to participate in a significant portion of the future performance of the combined ANB Holdings and United business and synergies resulting from the merger, and the value to ANB Holdings shareholders represented by that consideration;

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that ANB Holdings’ directors and executive officers have financial interests in the merger in addition to their interests as ANB Holdings shareholders, including financial interests that are the result of compensation arrangements with ANB Holdings, and the manner in which such interests would be affected by the merger;
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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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the merger consideration will generally be tax-free to ANB Holdings shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “Material U.S. Federal Income Tax Consequences of the Merger”; and

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the greater liquidity in the trading market for United common stock relative to the market for ANB Holdings common stock due to the listing of United’s shares on the NYSE.

The ANB Holdings board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of ANB Holdings’ business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the requirement that ANB Holdings conduct its business in the ordinary course and the other restrictions on the conduct of ANB Holdings’ business prior to the completion of the merger, which may delay or prevent ANB Holdings from undertaking business opportunities that may arise pending completion of the merger;

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that under the merger agreement, subject to certain exceptions, ANB Holdings cannot engage in discussions regarding competing acquisition proposals;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating ANB Holdings’ business, operations and workforce with those of United and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that ANB Holdings will have to pay a $3,139,500 termination fee to United if the merger agreement is terminated under certain circumstances;

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that the exchange ratio is fixed so that if the market price of United common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by ANB Holdings shareholders in exchange for their shares of common stock will also be lower; and

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the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the ANB Holdings board of directors, you should be aware that certain directors and officers of ANB Holdings may have interests in the merger that are different from, or in addition to, interests of ANB Holdings shareholders generally and may create potential conflicts of interest. The ANB Holdings board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to ANB Holdings’ shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of ANB Holdings’ Directors and Executive Officers in the Merger.”
The foregoing discussion of the factors considered by the ANB Holdings board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the ANB Holdings board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the ANB Holdings board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The ANB Holdings board of directors considered all these factors as a whole, including discussions with, and questioning of, ANB Holdings’ management and ANB Holdings’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the ANB Holdings board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Certain of the directors and principal shareholders of ANB Holdings have entered into a voting agreement with United, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the ANB Holdings special meeting, subject to the terms of the voting agreement. The voting agreements are discussed in more detail in the section entitled “Information About the ANB Holdings Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
Opinion of ANB Holdings’ Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of ANB Holdings’ financial advisor, Hovde Group, LLC or Hovde, are described below. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of ANB Holdings. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by ANB Holdings or United. You should review the copy of the Hovde opinion, which is attached to this proxy statement/prospectus as Annex C.
Hovde acted as ANB Holdings’ financial advisor in connection with the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger contemplated by the merger agreement. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks and bank holding companies, and is familiar with ANB Holdings and its operations. ANB Holdings’ Board of Directors selected Hovde to act as its financial advisor in connection with the merger based on the firm’s reputation and expertise in transactions such as the merger as set forth in the merger agreement. Hovde reviewed the financial aspects of the merger with the Board of Directors of ANB Holdings and on December 2, 2024 delivered a written opinion to its Board of Directors that, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, as of the date thereof, the Exchange Ratio pursuant to the merger is fair, from a financial point of view, to the holders of ANB Holdings Common Stock. In requesting Hovde’s advice and opinion, no limitations were imposed by ANB Holdings upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Annex C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to the Board of Directors of ANB Holdings and addresses only the fairness of the Exchange Ratio to be received by shareholders of ANB Holdings in the merger pursuant to the merger agreement and does not opine on any individual stock, cash, or other components of the consideration payable in connection with the merger. Hovde’s opinion does not constitute a recommendation to ANB Holdings as to whether or not it should enter into the merger agreement or to any shareholders of ANB Holdings as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of ANB Holdings relative to the amount of consideration to be received with respect to the merger. Hovde’s opinion should not be construed as implying that the Exchange Ratio to be received by ANB Holdings’ shareholders in the merger is necessarily the highest or best exchange ratio that could be obtained by ANB Holdings in a sale transaction or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of ANB Holdings or United. Hovde’s opinion was approved by Hovde’s fairness opinion committee.
ANB Holdings engaged Hovde on February 26, 2021 to serve as a financial advisor to ANB Holdings in connection with a potential transaction and to issue an opinion to the Board of Directors of ANB Holdings in connection with a potential transaction. Pursuant to ANB Holdings’ engagement agreement with Hovde, Hovde received a fee of $100,000 upon the delivery of the opinion to ANB Holdings which would be fully credited one time against any completion fee due Hovde. Based upon Hovde’s assumption for purposes of its analysis and opinion that (as set forth below) the aggregate value of the Merger Consideration to be received by the holders of ANB Holdings’ Common Stock in the merger would be $80,500,310, the net completion fee due Hovde upon the consummation of the merger will be approximately $906,254, after providing full credit for the opinion fee to the completion fee of approximately $1,006,254. In addition to Hovde’s fees, and regardless of whether the merger is consummated, ANB Holdings has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses. ANB Holdings has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this present engagement, during the two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to either ANB Holdings or United for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from United in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time-to-time purchase securities from, and sell securities to, ANB Holdings or United or their affiliates. Except for the foregoing, during the two years preceding the date of the opinion, there have not been, and there currently are no mutual understandings contemplating in the future any material relationships between Hovde and ANB Holdings or United.
With the knowledge and consent of ANB Holdings and for purposes of Hovde’s analysis and opinion, Hovde assumed that (i) all of the closing conditions set forth in the Agreement are satisfied, (ii) the merger is not terminated pursuant to any of the provisions set forth in Article 8 of the merger agreement, and (iii) the merger will proceed and be consummated in accordance with the terms of the merger agreement. Additionally, with the knowledge and consent of ANB Holdings and for purposes of Hovde’s analysis and opinion, based on the closing price of United Common Stock on the NYSE as of November 29, 2024 of $33.81, the Exchange Ratio of 1.650 and 1,443,007 shares of ANB Holdings Common Stock outstanding, Hovde assumed the value of the Merger Consideration would be $55.79 per share, and thereby, the aggregate value of the Merger Consideration to be received by the holders of ANB Holdings Common Stock in the merger would be $80,500,310.
During the course of Hovde’s engagement and for the purposes of its opinion Hovde:
(i)
reviewed a draft of the merger agreement dated November 29, 2024 provided to Hovde by ANB Holdings;

(ii)
reviewed audited financial statements for ANB Holdings for the twelve month periods ended December 31, 2022 and December 31, 2023;

(iii)
reviewed the unaudited financial statements for ANB Holdings for the three month period ended March 31, 2024, the six month period ended June 30, 2024 and the nine month period ended September 30, 2024;

(iv)
reviewed certain historical publicly available business and financial information concerning ANB Holdings;

(v)
reviewed certain internal financial statements and other financial and operating data concerning ANB Holdings;

(vi)
reviewed financial projections prepared in consultation with and approved by certain members of the senior management of ANB Holdings;

(vii)
discussed with certain members of senior management of ANB Holdings the business, financial condition, results of operations and future prospects of ANB Holdings, the history and past and current operations of ANB Holdings, and ANB Holdings’ assessment of the rationale for the merger;

(viii)
assessed current general economic, market and financial conditions;

(ix)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(x)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry; and

(xi)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the closing of the merger there will be, no material changes in the financial condition and results of operations of ANB Holdings or United since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by ANB Holdings and United are true and complete. Hovde relied upon the management of ANB Holdings as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by ANB Holdings and ANB Holdings’ professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by ANB Holdings and ANB Holdings’ professionals on a basis reflecting the best currently available information and ANB Holdings’ professionals’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by ANB Holdings to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by ANB Holdings or United or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of ANB Holdings and United that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the merger agreement would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for ANB

Holdings and United are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of ANB Holdings or United, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of ANB Holdings or United.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which ANB Holdings or United was or is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with ANB Holdings’ consent, that ANB Holdings and United are not parties to any material pending transaction, including without limitation any financing, recapitalization, acquisition or transaction, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hovde relied upon and assumed, with the ANB Holdings’ consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by ANB Holdings, United or any other party to the merger agreement and that the final merger agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. ANB Holdings advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on ANB Holdings or United or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the merger on ANB Holdings, United or their respective shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of ANB Holdings; or (iii) any other strategic alternatives that might be available to ANB Holdings.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.
In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to the Board of Directors of ANB Holdings on December 2, 2024 in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of the contemplated merger. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables below alone are not a complete description of the financial analyses.

Market Approach — Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select bank merger and acquisition transactions based on data obtained from S&P Capital IQ as of November 29, 2024. The Regional Group consisted of transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia announced since January 1, 2022, in which the targets’ total assets were between $200 million and $1.0 billion and last-twelve-months return on average assets was between 0.50% and 1.50%. The Nationwide Group consisted of transactions in the United States announced since January 1, 2022 in which the targets’ total assets were between $300 million and $900 million, last-twelve-months return on average assets was between 0.70% and 1.30%, nonperforming assets to total assets was less than 2.00% and tangible equity to tangible assets was greater than 7.00%. In each case for which financial information was available, no transaction that fit the above selection criteria was excluded, unless such transaction was deemed a “Merger of Equals” by S&P Capital IQ. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions as determined by S&P Capital IQ. The resulting two groups consisted of the following precedent transactions (12 transactions for the Regional Group and 16 transactions for the Nationwide Group):
Regional Group:
Buyer	Target	Price/ LTM Earnings Multiple(1)	Price/ TBV Multiple	Price/ Adjusted TBV Multiple(2)	Prem./ Core Deposits Multiple(3)
Atlanta Postal Credit Union	Affinity Bank, N.A.	22.8x	158.8%	179.3%	10.6%
Southern States Bancshares	CBB Bancorp	5.82x	128.4%	128.4%	2.24%
Dogwood State Bank	Community First Bancorp.	13.7x	111.8%	111.8%	1.34%
First Financial Corporation	Simply Bank(4)	8.98x	132.4%	132.4%	3.57%
PB Financial Corporation	Coastal Bank & Trust	10.6x	113.9%	116.9%	1.59%
First Community Bankshares	Surrey Bancorp	18.1x	202.7%	246.4%	14.4%
BankFirst Capital Corporation	Mechanics Banc Holding Co.	13.8x	224.1%	224.1%	12.8%
TowneBank	Farmers Bankshares, Inc.	11.4x	205.6%	205.6%	5.96%
BankFirst Capital Corporation	Tate Financial Corporation	10.5x	148.3%	149.3%	4.60%
DFCU Financial	First Citrus Bancorporation	15.3x	210.6%	210.6%	9.30%
Citizens Bancshares Corp.	Sandhills Holding Company	21.9x	150.8%	150.8%	3.71%
Southern Bancorp, Inc	FCB Financial Services, Inc	17.1x	98.3%	98.3%	(0.28)%
	25th Percentile	10.5x	117.5%	119.7%	1.75%
	Median	13.8x	149.6%	150.1%	4.16%
	75th Percentile	17.9x	204.9%	209.4%	10.3%
Nationwide Group:
Buyer	Target	Price/ LTM Earnings Multiple(1)	Price/ TBV Multiple	Price/ Adjusted TBV Multiple(2)	Prem./ Core Deposits Multiple(3)
Byline Bancorp, Inc.	First Security Bancorp, Inc.	7.89x	145.7%	145.7%	3.97%
Atlanta Postal Credit Union	Affinity Bank, N.A.	22.8x	158.8%	179.3%	10.6%
First Financial Corporation	Simply Bank(4)	8.98x	132.4%	132.4%	3.57%
Bancorp 34, Inc.	CBOA Financial, Inc.	9.88x	97.4%	97.4%	(0.30)%
Mid Penn Bancorp, Inc.	Brunswick Bancorp	13.1x	125.0%	135.3%	5.39%

Buyer	Target	Price/ LTM Earnings Multiple(1)	Price/ TBV Multiple	Price/ Adjusted TBV Multiple(2)	Prem./ Core Deposits Multiple(3)
City Holding Company	Citizens Commerce Bancshares	20.3x	183.7%	197.4%	10.2%
SR Bancorp, Inc.	Regal Bancorp, Inc.	22.5x	144.5%	154.6%	6.28%
BankFirst Capital Corporation	Tate Financial Corporation	10.5x	148.3%	149.3%	4.60%
Middlefield Banc Corp.	Liberty Bancshares, Inc.	13.5x	119.4%	130.0%	3.11%
Cambridge Bancorp	Northmark Bank	17.9x	117.5%	126.5%	3.21%
DFCU Financial	First Citrus Bancorporation	15.3x	210.6%	210.6%	9.30%
National Bank Holdings Corp.	Community Bancorporation	14.1x	189.3%	198.4%	9.83%
Hometown Fin’l Group MHC	Randolph Bancorp, Inc.	14.4x	147.0%	173.8%	8.98%
Arizona Federal Credit Union	Horizon Community Bank	15.4x	210.4%	211.1%	11.1%
BAWAG Group AG	Peak Bancorp Inc.	11.2x	151.1%	151.1%	4.91%
Bank First Corporation	Denmark Bancshares, Inc.	18.1x	173.5%	190.9%	8.79%
	25th Percentile	10.7x	126.8%	133.1%	3.67%
	Median	14.3x	147.7%	152.8%	5.84%
	75th Percentile	18.1x	181.2%	195.8%	9.70%

(1)
Price/ LTM Earnings are tax-effected for S Corporations.

(2)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital); Price/ Adjusted TBV is assumed to equal Price/ TBV for targets with tangible equity/ tangible assets less than 8.00%.

(3)
Represents the premium or (discount) paid on tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

(4)
Targets organized as S Corporations.

For each precedent transactions group, Hovde compared the implied ratio of the total merger value to certain financial metrics of the proposed merger as follows:
•
the multiple of the total merger value to the acquired company’s LTM net earnings (the “Price-to-LTM Earnings Multiple”);

•
the multiple of the total merger value to the acquired company’s tangible book value (the “Price-to-Tangible Book Value Multiple”);

•
the multiple of the total merger value to the acquired company’s adjusted tangible book value (the “Price-to-Adjusted Tangible Book Value Multiple”); and

•
the multiple of the difference between the total merger value and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the assumed value of the Merger Consideration of $55.79 per share and were based on September 30, 2024 financial results for ANB Holdings.

	Price-to-LTM Earnings Multiple	Price-to-Tangible Book Value Multiple	Price-to-Adjusted Tangible Book Value Multiple(1)	Premium-to-Core Deposits Multiple(2)
Merger Consideration	18.3x	141.3%	167.0%	7.48%
Precedent Transactions Regional Group:
Median	13.8x	149.6%	150.1%	4.16%
25th Percentile	10.5x	117.5%	119.7%	1.75%
75th Percentile	17.9x	204.9%	209.4%	10.3%
Precedent Transactions Nationwide Group:
Median	14.3x	147.7%	152.8%	5.84%
25th Percentile	10.7x	126.8%	133.1%	3.67%
75th Percentile	18.1x	181.2%	195.8%	9.70%

(1)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital).

(2)
Represents the premium paid on tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of ANB Holdings with that of the median of the targets from the precedent bank merger and acquisition transactions from each of the Regional and Nationwide Groups. The performance highlights are based on September 30, 2024 financial results of ANB Holdings.
	Tangible Equity/ Tangible Assets	Core Deposits(1)	LTM ROAA(2)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	LLR/ NPLs(4)
ANB Holdings	13.0%	84.1%	0.97%	8.31%	57.2%	0.11%	529.5%
Precedent Transactions – Regional Group Median:	7.73%	89.6%	1.09%	11.7%	63.1%	0.25%	188.6%
Precedent Transactions – Nationwide Group Median:	9.06%	86.8%	1.02%	9.97%	65.2%	0.19%	290.9%

(1)
Core deposits exclude brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

(2)
LTM ROAA and LTM ROAE were tax-effected for S Corporations.

(3)
Nonperforming assets (“NPAs”) as a percentage of total assets (includes restructured loans and leases).

(4)
Loan Loss Reserve (“LLR”) as a percentage of nonperforming loans (“NPLs”); Medians exclude excessively high ratios determined as not meaningful by S&P Capital IQ and ratios that are not applicable for targets with no NPLs.

No company or transaction used as a comparison in the above transaction analyses is identical to ANB Holdings, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four-valuation metrics set forth above indicated an implied value per share ranging between $42.06 and $59.06 with a four-factor implied average value per share of $50.33 compared to the assumed value of the Merger Consideration from the merger of $55.79. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four-valuation metrics set forth above indicated an implied value per share ranging between $43.54 and $58.30 with a four-factor implied average value per share of $51.59 compared to the assumed value of the Merger Consideration from the merger of $55.79.
Income Approach — Discounted Cash Flow Analysis.   ANB Holdings management approved the financial forecasts for ANB Holdings over a forward-looking, six year period which formed the basis for the discounted cash flow analyses. The projected ANB Holdings net income amounts used for the analysis were $4.7 million for 2024, $5.1 million for 2025, $5.4 million for 2026, $5.8 million for 2027, $6.1 million for 2028 and $6.5 million for 2029. The projected ANB Holdings tangible common equity amounts used for the analysis were $56.0 million for the year ended 2024, $60.4 million for the year ended 2025, $65.1 million for the year ended 2026, $70.2 million for year ended 2027, $75.5 million for the year ended 2028 and $81.3 million for the year ended 2029. The projected ANB Holdings aggregate dividend amounts used for the analysis were $2.9 million for 2024 and $1.4 million per year from 2025 to 2029.
For purposes of its discounted cash flow analysis, Hovde reviewed publicly available information related to select comparable bank merger and acquisition transactions (the “Terminal Regional Group”) that would be for targets of comparable asset size and profitability to ANB Holdings at the end of the six year period of the projections. The Terminal Regional Group consisted of bank merger and acquisition transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia announced since January 1, 2022, in which the targets’ total assets were between $300 million and $1.0 billion and last-twelve-months return on average assets was between 0.70% and 1.50%. In each case for which financial information was available, no transaction that fit the above selection criteria was excluded, unless such transaction was deemed a “Merger of Equals” by S&P Capital IQ. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions as determined by S&P Capital IQ. The resulting group consisted of 8 transactions:
Buyer	Target	Price/ LTM Earnings Multiple(1)	Price/ TBV Multiple	Price/ Adjusted TBV Multiple(2)	Prem./ Core Deposits Multiple(3)
Atlanta Postal Credit Union	Affinity Bank, N.A.	22.8x	158.8%	179.3%	10.6%
Southern States Bancshares	CBB Bancorp	5.82x	128.4%	128.4%	2.24%
First Financial Corporation	Simply Bank(4)	8.98x	132.4%	132.4%	3.57%
First Community Bankshares	Surrey Bancorp	18.1x	202.7%	246.4%	14.4%
BankFirst Capital Corporation	Mechanics Banc Holding Co.	13.8x	224.1%	224.1%	12.8%
TowneBank	Farmers Bankshares, Inc.	11.4x	205.6%	205.6%	5.96%
BankFirst Capital Corporation	Tate Financial Corporation	10.5x	148.3%	149.3%	4.60%
DFCU Financial	First Citrus Bancorporation	15.3x	210.6%	210.6%	9.30%
	25th Percentile	9.36x	136.4%	136.6%	3.83%
	Median	12.6x	180.7%	192.5%	7.63%
	75th Percentile	17.4x	209.4%	220.7%	12.3%

(1)
Price/ LTM Earnings is tax-effected for S Corporation.

(2)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital); Price/ Adjusted TBV is assumed to equal Price/ TBV for targets with tangible equity/ tangible assets less than 8.00%.

(3)
Represents the premium or paid on tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

(4)
Target organized as S Corporation.

To determine present values per share of ANB Holdings Common Stock based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Adjusted Tangible Book Value Multiple (“DCF Terminal P/Adj. TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value per share of ANB Holdings Common Stock was calculated based on the present value of ANB Holdings’ forward-looking net income and dividends over the six year projection period of the financial forecasts approved by ANB Holdings management. The projected net income amount for the year ended 2029 was $6.5 million and served as the basis of the terminal earnings value in the DCF. Hovde calculated a terminal value at the end of 2029 by applying a five point range of price-to-earnings multiples of 11.6x to 13.6x, which is based around the median price-to-earnings multiple derived from transactions in the Terminal Regional Group of 12.6x. The present value of ANB Holdings’ projected terminal value was calculated assuming a range of discount rates between 12.40% and 14.40%, with a midpoint of 13.40% discounted over the 5.09 year period from the date of the opinion to the end of the six year projection period. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of ANB Holdings Common Stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium as set forth in the Kroll Cost of Capital Navigator as of November 29, 2024. This resulted in a discount rate of 13.40% used as the midpoint of the five point range of discount rates of 12.40% to 14.40%. ANB Holdings’ annual dividends were discounted over the projection period and the total discounted value was added to the discounted terminal value to determine the total present value per share of ANB Holdings Common Stock. The sum of the discounted value of the annual dividends plus the present value of ANB Holdings’ terminal value resulted in implied values per share between $30.48 and $38.05 with a midpoint of $34.13 compared to the assumed value of the Merger Consideration from the merger of $55.79.
In the DCF Terminal P/Adj. TBV Multiple analysis, an estimated value per share of ANB Holdings Common Stock was calculated based on the present value of ANB Holdings’ forward-looking tangible common equity and dividends over the six year projection period of the financial forecasts provided by ANB Holdings management. The projected tangible common equity amount for the year ended 2029 was $81.3 million, which resulted in the projected adjusted tangible book value of $43.6 million and projected excess tangible book value of $37.7 million for the year ended 2029 that served as the basis of the terminal values in the DCF. For purposes of the analysis, projected adjusted tangible book value was assumed to be equal to total tangible assets multiplied by 8.0%, and projected excess tangible book value was assumed to be equal to the projected tangible book value in excess of the projected adjusted tangible book value. In arriving at the terminal value at the end of 2029, Hovde applied a five point range of price-to-adjusted tangible book value multiples of 1.82x to 2.02x utilizing as a midpoint of the range the median price-to-adjusted tangible book value multiple derived from transactions in the Terminal Regional Group of 1.92x and assumed dollar-for-dollar payment of excess tangible book value. The present value of the projected terminal value was then calculated assuming the range of discount rates between 12.40% and 14.40%, with a midpoint of 13.40% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. ANB Holdings’ annual dividends were discounted over the projection period and the total discounted value was added to the discounted terminal value to determine the total present value per share of ANB Holdings Common Stock. The sum of the discounted value of the annual dividends plus the present value of ANB Holdings’ terminal value resulted in implied values per share between $45.33 and $52.69 with a midpoint of $48.88 compared to the assumed value of the Merger Consideration from the merger of $55.79.
While the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of ANB Holdings Common Stock.
United Comparable Public Companies Analysis.   Hovde used publicly available information to compare selected financial information for United with a group of financial institutions selected by Hovde based on its experience and professional judgment. The peer group included public banks headquartered in

Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with securities traded on a major exchange (NASDAQ, NYSE, NYSEAM) and with total assets between $15 billion and $40 billion, but excluded companies subject to an announced merger. The peer group consisted of the following companies:
Bank OZK	Home Bancshares, Inc.
BankUnited, Inc.	WesBanco, Inc.
Hancock Whitney Corporation	Trustmark Corporation
United Bankshares, Inc.	Renasant Corporation
Simmons First National Corp.	TowneBank
Ameris Bancorp	ServisFirst Bancshares, Inc.
Atlantic Union Bankshares Corp.	Seacoast Banking Corp. of Florida
The analysis compared financial information for United with corresponding data for the peer group as of September 30, 2024 with pricing data as of November 29, 2024. The table below sets forth the data for United and the peer group that was reviewed by Hovde as part of its analysis. Certain financial data prepared by Hovde, as referenced in the table presented below, may not correspond to the data presented in United’s historical financial statements, as a result of the different periods, assumptions and methods used by Hovde to compute the financial data presented.
	United	Peer Group Median	Peer Group Mean
Total Assets ($MM)	$27,373	$23,813	$24,527
Loans/ Deposits (%)	77.3	87.9	87.7
Nonperforming Assets/ Total Assets (%)(1)	0.39	0.35	0.37
Tangible Common Equity/ Tangible Assets (%)	8.9	9.6	9.6
Total Risk-Based Capital Ratio (%)	15.3	15.4	15.2
MRQ Core ROAA (%)(2)	1.08	1.22	1.22
MRQ Core ROATCE (%)(2)	12.5	13.2	13.3
MRQ Net Interest Margin (%)	3.35	3.39	3.38
MRQ Efficiency Ratio (%)	55.9	57.2	54.8
Price/ Tangible Book Value (x)	1.72	1.63	1.80
Price/ 2024 Est. Earnings Per Share (x)(3)	15.1	15.0	15.5
Price/ 2025 Est. Earnings Per Share (x)(3)	14.6	14.1	13.9
Price/ 2024 Est. Earnings Per Share (x)(3)	13.3	12.0	12.1
Current Dividend Yield (%)	2.8	2.7	2.7
1-Year Price Change (%)	36.9	40.9	45.2
1-Year Total Return (%)	41.7	45.4	50.0
Market Capitalization ($MM)	$4,076	$3,719	$3,923

(1)
Nonperforming assets include restructured loans and leases.

(2)
Core net income as a percent of average assets or average tangible common equity. Core net income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of HTM and AFS securities, amortization of intangibles and nonrecurring items, as determined by S&P Capital IQ.

(3)
Estimated earnings based on median consensus research analyst estimates per S&P Capital IQ.

Note: Financial data not shown pro forma for pending acquisitions.

Relative Contribution Analysis.   Hovde analyzed the standalone contribution of United and ANB Holdings to various pro forma balance sheet and income statement items of the pro forma combined company. Unless as otherwise noted in the table below, this analysis was based on financial information for United and ANB Holdings as of September 30, 2024 and did not include purchase accounting adjustments, cost savings or other transaction adjustments. Hovde utilized the relative contributions of United and ANB Holdings to calculate implied exchange ratios based on the various financial items shown and compared this to the Exchange Ratio pursuant to the merger. The results of this analysis are outlined in the table below:
	Relative Contribution		Implied Exchange Ratio
	United	ANB Holdings
Total Assets	98.4%	1.6%	1.326x
Net Loans	98.2%	1.8%	1.495x
Deposits	98.4%	1.6%	1.330x
Deposits Excl. Time Deposits Over $100,000	98.5%	1.5%	1.243x
Tangible Common Equity	97.6%	2.4%	2.015x
Tangible Common Equity Excl. AOCI	97.6%	2.4%	2.073x
2024 Estimated Earnings(1)	98.1%	1.9%	1.633x
2025 Estimated Earnings(1)	98.2%	1.8%	1.518x
2026 Estimated Earnings(1)	98.2%	1.8%	1.480x
Average	98.1%	1.9%	1.568x
Median	98.2%	1.8%	1.495x
Exchange Ratio in the merger			1.650x

(1)
Estimated earnings for United based on consensus research analyst estimates sourced from S&P Capital IQ. Estimated earnings for ANB Holdings based on financial forecast developed in consultation with and approved by ANB Holdings management.

Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; current merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index and certain other bank stock price indices.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the Exchange Ratio pursuant to the merger is fair, from a financial point of view, to the holders of ANB Holdings Common Stock. The full text of the Hovde opinion is included in this proxy statement/prospectus as Annex C.
For the reasons set forth above, the ANB Holdings board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
In addition, certain shareholders of ANB Holdings have entered into a voting and support agreement with United pursuant to which they have agreed to vote all of their shares in favor of the approval and adoption of the merger agreement, subject to the terms of the voting and support agreement. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the ANB Holdings board, the aggregate number of shares of ANB Holdings common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of ANB Holdings common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. The voting and support agreement is discussed in more detail in the section entitled “Information About the ANB Holdings Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
Certain Unaudited Prospective Financial Information
United and ANB Holdings do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
In connection with the merger, however, United and ANB Holdings are including in this proxy statement/prospectus certain unaudited prospective financial information for United and ANB Holdings that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is included in this proxy statement/prospectus solely for the purpose of providing ANB Holdings shareholders access to certain information made available to ANB Holdings and its boards of directors, as well as to ANB Holdings’ financial advisor.
None of United, ANB Holdings or Hovde endorses the prospective financial information as necessarily predictive of actual future results. Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which United and ANB Holdings operate and the risks and uncertainties described under “Risk Factors” beginning on page 18, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15 and in the reports that United files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of United and ANB Holdings and will be beyond the control of the combined company following completion of the merger. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of United or ANB Holdings could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion of this prospective financial information should not be regarded as an indication that any of United, ANB Holdings, their respective affiliates, officers, directors, advisors or other representatives considered, or now considers, this prospective financial information to be material information to any shareholder, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such.
The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on United or ANB Holdings of the merger, or macroeconomic events or market conditions, and does not attempt to predict or suggest actual future results of the combined company or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on United or ANB Holdings of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

The prospective financial information included in this document has been prepared by, and is the responsibility of, ANB Holdings’ financial advisor Hovde and ANB Holdings’ senior management. PricewaterhouseCoopers LLP (United’s independent registered public accounting firm) and Walters & Associates CPAs (ANB Holdings’ independent public accounting firm) have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and Walters & Associates CPAs do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to United’s previously issued financial statements. The Walters & Associates report included in this proxy statement/prospectus relates to ANB Holdings’ previously issued financial statements. Neither of these reports extends to the prospective financial information and should not be read to do so.
ANB Holdings Prospective Financial Information
The following prospective financial information was approved by ANB Holdings’ management for use by Hovde in connection with Hovde performing its financial analyses with respect to ANB Holdings on a standalone basis:
	3 Months Ended:	Full Year Ended:
Dollars in thousands ($000)	12/31/2024	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
Tangible Assets	$427,050	$427,050	$448,402	$470,823	$494,364	$519,082	$545,036
Tangible Common Equity	$56,004	$56,004	$60,411	$65,124	$70,163	$75,547	$81,297
Net Income	$1,400	$4,738	$5,117	$5,424	$5,750	$6,094	$6,460
Aggregate Dividends	$1,443	$2,886	$1,443	$1,443	$1,443	$1,443	$1,443
United Prospective Financial Information
The following publicly-available consensus analyst estimates for United’s prospective net income were sourced from S&P Capital IQ and used by Hovde in performing its financial analyses with respect to United on a stand-alone basis:
	Full Year Ended:
Dollars in thousands ($000)	12/31/2024	12/31/2025	12/31/2026
Net Income	$239,973	$278,771	$303,191
General
The stand-alone prospective financial information for United and ANB Holdings was prepared separately, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed, and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, neither United nor ANB Holdings, nor any of their respective representatives, has made or makes any representation to any person regarding the ultimate performance of United or ANB Holdings compared to the information contained in the prospective financial information. Neither United, ANB Holdings, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of United, ANB Holdings or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any ANB Holdings shareholder or other person regarding United’s or ANB Holdings’ ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by the ANB Holdings’ board of directors and ANB Holdings’ financial advisor in connection with the merger.
In light of the foregoing, and considering that the ANB Holdings’ special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and are urged to review United’s most recent SEC filings for a description of its reported financial results and the financial statements of United incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 90. The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any ANB Holdings’ shareholder to vote in favor of the merger proposal or the adjournment proposal to be voted on at the ANB Holdings’ special meeting.
Board of Directors and Management of United Following the Merger
The directors of United immediately prior to the effective time of the merger will be directors of the combined company and will hold office in accordance with United’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of United immediately prior to the effective time of the merger will be officers of the combined company and will hold office in accordance with United’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Information regarding the current executive officers and directors of United is contained in documents filed by United with the SEC and incorporated by reference into this proxy statement/prospectus, including United’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 23, 2024 and its Definitive Proxy Statement on Schedule 14A for its 2024 annual meeting, filed with the SEC on April 2, 2024. See “Where You Can Find More Information.”
Public Trading Markets
United common stock is listed for trading on NYSE under the symbol “UCB,” and ANB Holdings common stock is not quoted or listed on any exchange. Following the merger, shares of United common stock will continue to be traded on NYSE.
Under the merger agreement, United will cause the shares of United common stock to be issued or reserved for issuance in the merger and to be approved for listing on NYSE, subject to notice of issuance, and the merger agreement provides that neither United nor ANB Holdings will be required to complete the merger if such shares are not authorized for listing on NYSE.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to the receipt of all approvals, consents and waivers required to complete the transactions contemplated by the merger agreement from applicable governmental and regulatory authorities, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or requirement that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. Subject to the terms and conditions of the merger agreement, United and ANB Holdings have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such approvals.
Federal Reserve Board
The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, unless the Federal Reserve Board waives that requirement. United does not intend to request such a waiver. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y

(12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and its managerial resources (including the competence, experience, and integrity of the officers, directors and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act, which we refer to as the CRA, pursuant to which the Federal Reserve Board must also take into account the record of performance of each of United and ANB Holdings in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, United’s wholly-owned subsidiary, United Community Bank, and ANB Holdings’ wholly-owned subsidiary, American National Bank, each received an overall regulatory rating of “Satisfactory.”
In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which we refer to as the Riegle-Neal Act, including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
The prior approval of the Federal Reserve Board will also be required under the Bank Merger Act to merge American National Bank with and into United Community Bank. In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
Additionally, the Federal Reserve Board considers the capital levels of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank and the effect on the bank’s stockholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The initial filing of the application to the Federal Reserve Board, which covered the requirements under Section 3 of the BHC Act and under the Bank Merger Act, occurred on January 14, 2025.
South Carolina Board of Financial Institutions
To complete the merger, United Community Bank is required to submit an application to, and receive approval from, the SCBFI. The SCBFI will review the application to determine whether the merger and the bank merger comply with South Carolina law. The criteria considered by the SCBFI are similar to those considered by the Federal Reserve Board under Section 3 of the BHC Act.

The initial filing of the application to the SCBFI occurred on January 14, 2025.
Public Notice and Comments
The BHC Act, the Bank Merger Act, the SCBFI and applicable regulations require published notice of, and the opportunity for public comment on, these applications, and authorize the Federal Reserve Board to hold a public hearing or meeting if the agency determines that a hearing or meeting would be appropriate. The Federal Reserve Board and the SCBFI take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.
Waiting Periods
Transactions approved under Section 3 of the BHC Act or under the Bank Merger Act that are not corporate reorganizations generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds.
With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effect on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Notification regarding the bank merger has been provided to the Office of the Comptroller of the Currency. Other notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
Based on information available to United and ANB Holdings as of the date hereof, United and ANB Holdings believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that United and ANB Holdings will be able to obtain all requisite regulatory approvals. However, neither United nor ANB Holdings can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, United’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.
Neither United nor ANB Holdings is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. Further, if there is an adverse development in either party’s regulatory standing, United may be required to withdraw some or all of the applications for approval of the proposed merger and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about United or ANB Holdings. Factual disclosures about United and ANB Holdings contained in this proxy statement/prospectus and/or in the public reports of United filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 90) may supplement, update or modify the disclosures about United contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in United’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about United or ANB Holdings at the time they were made or otherwise.
Structure of the Merger
Each of the United board of directors and the ANB Holdings board of directors has unanimously approved the merger agreement. Under the merger agreement, ANB Holdings will be merged with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, American National Bank, a nationally chartered bank organized under the laws of the United States of America and wholly-owned subsidiary of ANB Holdings, will merge with and into United Community Bank, a South Carolina state-chartered bank and wholly-owned subsidiary of United, with United Community Bank continuing as the surviving entity.
Merger Consideration
Each share of ANB Holdings common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.650 shares, which we refer to as the exchange ratio, of validly issued, fully paid and non-assessable shares of United common stock (except for shares of ANB Holdings common stock owned by ANB Holdings as treasury stock or shares owned by ANB Holdings or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and except for shares held by shareholders who properly exercise appraisal rights). Based on the exchange ratio of 1.650, and on the closing stock price of United common stock of $32.53 as of February 3, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of ANB Holdings common stock was approximately $53.67 as of such date. The trading price of United common stock will continue to fluctuate until the date the merger is consummated.
If the number of outstanding shares of United common stock or ANB Holdings common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.
Fractional Shares
United will not issue any fractional shares of United common stock in the merger. Instead, an ANB Holdings shareholder who otherwise would have received a fraction of a share of United common stock will receive, for such fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of United common stock on the five full trading days immediately preceding the closing date of the merger as reported on The New York Stock Exchange, or NYSE, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such ANB Holdings shareholder would otherwise be entitled to receive pursuant to the merger agreement.
The trading price of United common stock will continue to fluctuate until the date the merger is consummated. For further information, see “The Merger — Terms of the Merger” beginning on page 32.
Governing Documents; Directors and Officers; Governance Matters
At the effective time of the merger, the United articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with applicable law, and the directors and officers of United as of immediately prior to the effective time of the merger will continue to serve as the directors and officers of the surviving entity after the completion of the merger from and after the effective time of the merger.
At the effective time of the bank merger, the United Community Bank charter and bylaws in effect immediately prior to the effective time of the bank merger will be the charter and bylaws of the surviving bank until thereafter amended in accordance with applicable law, and the directors and officers of United Community Bank as of immediately prior to the effective time of the bank merger will continue to serve as the directors and officers of the surviving bank after the completion of the bank merger from and after the effective time of the bank merger.
Closing and Effective Time of the Merger
The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See “— Conditions to Complete the Merger.”
The merger will become effective as set forth in the articles of merger to be filed with (1) the Department of State of the State of Florida and (2) the Secretary of State of the State of Georgia. The closing of the merger will occur at 9:00 a.m. Eastern Time on the date which shall be the first business day of the first calendar month following the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in the merger agreement, unless another date, time or place is agreed to in writing by ANB Holdings and United; provided that, unless otherwise agreed to in writing by both parties, in the event the closing of the merger would occur on the first business day of March, June, September or December pursuant to the terms of the merger agreement, the closing shall instead occur on the first business day of the immediately succeeding calendar month. It currently is anticipated that the completion of the merger will occur in the second quarter of 2025 subject to the receipt of ANB Holdings shareholder approval, regulatory approvals and other customary closing conditions, but neither United nor ANB Holdings can guarantee when or if the merger will be completed.
Conversion of Shares; Exchange of Certificates
The conversion of ANB Holdings common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, an exchange agent designated by United and reasonably acceptable to ANB Holdings, which we refer to as the exchange agent, will exchange certificates representing shares of ANB Holdings common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
As promptly as practicable after the effective time, and in any event within five days thereafter, United will cause the exchange agent to mail to each ANB Holdings shareholder of record immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of ANB Holdings common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
If a certificate for ANB Holdings common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by United, the posting of a bond in an amount as United may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
After the effective time of the merger, there will be no further transfers on the stock transfer books of ANB Holdings of shares of ANB Holdings common stock that were issued and outstanding immediately prior to the effective time.
Withholding
Each of United and the exchange agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement such amounts as it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. To the extent that any amounts are so withheld by United or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which the deduction and withholding was made.
Dividends and Distributions
No dividends or other distributions declared with respect to United common stock will be paid to the holder of any unsurrendered certificates of ANB Holdings common stock until the holder surrenders such certificates in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of United common stock that the shares of ANB Holdings common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Appraisal Rights
To the extent that ANB Holdings shareholders are entitled to appraisal rights under Sections 607.1301 through 607.1340 of the FBCA, dissenting shares will not be converted into the right to receive the merger consideration, but the holders of such dissenting shares shall be entitled to receive such consideration as will be determined pursuant to Sections 607.1301 through 607.1340 of the FBCA (it being understood and acknowledged that at the effective time of the merger, such dissenting shares will no longer be outstanding, will automatically be canceled and shall cease to exist and such holder will cease to have any rights with respect thereto other than the right to receive the “fair value” of such dissenting shares as determined in accordance with Sections 607.1301 through 607.1340 of the FBCA); provided that, if any such holder will have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the FBCA (whether occurring before, at or after the effective time of the merger), such holder’s shares of ANB Holdings common stock will be deemed to have been converted as of the effective time of the merger into the right to receive the merger consideration, without any interest thereon, and such shares will not be deemed to be dissenting shares.
Under the terms of the merger agreement, if more than 3% of the aggregate outstanding shares of ANB Holdings common stock have properly notified ANB Holdings of their intent to exercise appraisal rights under applicable law, then United will not be obligated to complete the merger.
See “Appraisal Rights” and Annex D to this proxy statement/prospectus.

Representations and Warranties
The merger agreement contains customary representations and warranties of each of United and ANB Holdings relating to their respective businesses. The representations and warranties of each of United and ANB Holdings have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement, which information modifies, qualifies, and creates exceptions to the representations and warranties in the merger agreement;

•
will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•
are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•
were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The merger agreement contains representations and warranties made by each of United and ANB Holdings relating to a number of matters. With respect to ANB Holdings, these representations and warranties include the following:
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corporate matters, including due organization and qualification and subsidiaries;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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capitalization;

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financial statements, internal controls, and books and records;

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absence of business activities or operations with respect to ANB Eagle, Inc., a wholly-owned subsidiary of ANB Holdings;

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absence of undisclosed liabilities;

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absence of certain changes or events;

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compliance with applicable laws;

•
legal proceedings;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

•
reports to regulatory authorities;

•
tax matters;

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employee and employee benefit plan matters;

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certain material contracts;

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real property and title to assets;

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environmental matters;

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intellectual property;

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related-party transactions;

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loan matters;

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allowance for loan and credit losses;

•
interest rate risk management instruments;

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deposits;

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investment securities;

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BSA, AML, OFAC and CRA compliance;

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insurance matters;

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trust and wealth management, investment advisory, insurance, and broker-dealer activities;

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broker’s fees payable in connection with the merger and fairness opinion;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

United’s representations and warranties in the merger agreement include the following:
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corporate matters, including due organization and qualification and subsidiaries;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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capitalization;

•
required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory authorities;

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legal proceedings;

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financial statements, internal controls, books and records and SEC filings;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

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broker’s fees payable in connection with the merger;

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compliance with applicable laws;

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absence of certain changes or events; and

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Certain representations and warranties of United and ANB Holdings are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to United or ANB Holdings, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that for purposes of clause (i), “material adverse effect” does not include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental authorities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (E) the occurrence of any natural disaster or any outbreak of any disease or other public health event, (F) public disclosure of the execution of the merger agreement or public disclosure or consummation of the merger, including any effect on a party’s relationship with its customers or employees (provided that this exception does not apply to certain representations and warranties made with respect to the pendency of or consequences resulting from the execution and delivery of the merger agreement or the consummation of the merger), or (G) actions expressly required by the merger agreement in contemplation of the merger; except, with respect to subclauses (A), (B), (C) and (E), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to consummate the transactions contemplated by the merger agreement by December 2, 2025.
Covenants and Agreements
Conduct of ANB Holdings’ Business Prior to the Completion of the Merger
ANB Holdings has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) maintain its existence under applicable law, (b) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with applicable law and (c) use reasonable best efforts to maintain and preserve intact its business organization, employees, and business relationships.
Additionally, ANB Holdings has undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, ANB Holdings may not, and ANB Holdings may not permit any of its subsidiaries to, without the prior written consent of United, undertake the following:
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amend its articles of incorporation or bylaws or comparable governing documents of its subsidiaries;

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adjust, split, combine or reclassify any capital stock, or make, declare, or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock, except that ANB Holdings may declare a regular annual cash dividend on ANB Holdings common stock not in excess of $1.00 per share with a record date and payment date of November 29, 2024 and December 2, 2024, respectively;

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sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business, other than assets that are not material, individually or in the aggregate, in the ordinary course of business consistent with past practice;

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acquire or announce an intention to acquire or enter into any agreements providing for any acquisitions of, direct or indirect control over any other business or entity or otherwise make an investment in any other business, entity or assets outside the ordinary course of business, with certain exceptions;

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incur any indebtedness for borrowed money, other than in the ordinary course of business in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve and Federal Home Loan Banks and repurchase agreements;

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make or commit to make any capital expenditures in excess of $100,000 in the aggregate other than as contemplated by the merger agreement;

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commence or settle any material legal proceedings, other than in the ordinary course of business, or settlements which (i) solely involve monetary remedies in an amount not to exceed $50,000 individually or $150,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict ANB Holdings or its subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by ANB Holdings or its subsidiaries;

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make any change to its accounting methods, principles or practices, except as required by accounting standards or law other than as contemplated by the merger agreement;

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except as required under any ANB Holdings benefit plan in effect as of the date of the merger agreement or as set forth in the ANB Holdings disclosure memorandum, (i) increase the compensation or benefits payable to any current or former employee, officer, director or individual independent contractor, except for nonmaterial increases made in the ordinary course of business consistent with past practice, including specifically, but not limited to, in connection with the opening of new branches or offices, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, amend or terminate any employee benefit plan or collective bargaining agreement (other than ordinary course amendments) or (iv) take any action to accelerate any employee payment or benefit, in each case other than as contemplated by the merger agreement;

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hire, transfer or promote any employees or other service provider of ANB Holdings or any of its subsidiaries, who has or will have a target annual compensation opportunity of $100,000 or more, or terminate the employment of any employee or other service provider of ANB Holdings or any of its subsidiaries other than for cause other than as contemplated by the merger agreement;

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grant any equity interests or awards based on the value of ANB Holdings common stock, issue, sell, transfer, encumber or otherwise permit to become outstanding any capital stock or voting securities or equity interests or securities convertible into capital stock or other equity or voting security, issue, transfer or otherwise dispose of any capital stock of ANB Holdings or its subsidiaries, or enter into any agreement with respect to the sale or voting of its capital stock;

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make or change any material tax election different from its prior course of practice, settle or compromise any material tax liability, fail to file any material tax return when due (taking extensions into account), enter into any closing agreement with respect to taxes, file any amended tax return (other than with respect to employee retention tax credits) or surrender any right to claim a material tax refund, offset or other reduction in material tax liability;

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fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies;

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enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

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purchase, sell or transfer any securities or investment assets, other than ordinary course reinvestment of dividends and interest generated by its investment securities portfolio;

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acquire or accept any brokered deposit having a maturity longer than one year, except in the ordinary course of business;

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file any application to establish, relocate or terminate the operations of, any banking office;

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materially restructure or change its investment securities portfolio or the manner in which the portfolio is classified or reported other than in the ordinary course of business and consistent with past practices;

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change in any material respect its credit policies and collateral eligibility requirements and standards;

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with certain exceptions, make, acquire, or issue a commitment for (i) any commercial real estate loan in a principal amount greater than $7,000,000, (ii) any residential loan to be retained in its loan portfolio in a principal amount greater than $1,500,000 or (iii) any commercial or industrial loan in a principal amount in excess of $2,000,000;

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extend additional funds to a loan qualified as “criticized,” except for protective advances and extensions of credit of up to $500,000;

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enter into, renew, permit to renew, amend or terminate any material contract, with certain exceptions;

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adopt a plan of complete or partial liquidation or dissolution or enter into any restructuring or reorganization, except for the dissolution of ANB Eagle, Inc., a wholly-owned subsidiary of ANB Holdings, Inc., pursuant to the terms of the merger agreement;

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purchase or otherwise acquire any assets or incur any liabilities other than assets or liabilities that are not material, individually or in the aggregate, and that are acquired or incurred in the ordinary course of business, consistent with past practices and policies, and such actions are subject to certain other restrictions;

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take or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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take any action that is intended or likely to (i) result in the failure of any closing condition of the merger or to otherwise delay the consummation of the merger, or (ii) delay or affect the ability of ANB Holdings to obtain any regulatory approvals required to complete the merger;

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take or fail to take any action that would cause ANB Holdings’ representations and warranties in the merger agreement to be inaccurate in any material respect; or

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agree to take, make any commitment to take, or adopt any resolutions of the ANB Holdings, or its subsidiaries, board of directors or shareholders in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters
United and ANB Holdings have agreed to cooperate and use their respective reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such approvals, actions or non-actions, waivers, consents, qualifications and exemptions of all such government entities. However, in no event will United or ANB Holdings be required to take any action (and ANB Holdings will not be permitted to take any action), or commit to take any action or agree to any condition or restriction, in connection with obtaining such approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from any governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to ANB Holdings and its subsidiaries, taken as a whole). United and ANB Holdings have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Benefit Matters
Following the completion of the merger, United will use commercially reasonable efforts to: (i) waive all pre-existing conditions and waiting periods with respect to participation and coverage requirements under any employee benefit plans of United to the extent comparable benefits were provided under the ANB Holdings benefit plans, and (ii) to the extent permissible, recognize any health or other welfare benefit plan expenses incurred by ANB Holdings employees under the ANB Holdings benefits plans in the year of completion of the merger for purposes of the comparable employee benefit plans of United.
United has also agreed to provide each ANB Holdings employee whose employment is terminated by United during the 12-month period following the completion of the merger, and under circumstances that would entitle such employee to severance under United’s broad-based severance plan, with severance benefits equal to the severance benefits provided under the United severance plan, subject to the employee’s execution of a general release of claims. Prior to the completion of the merger, ANB Holdings will seek the approval of the ANB Holdings’ shareholders of any payments to the ANB Holdings’ executives that could reasonably be expected to constitute a “parachute payment” under the “golden parachute” excise tax provisions of Section 280G of the Code.
Director and Officer Indemnification and Insurance
The merger agreement provides that following completion of the merger and for a period of six years thereafter, United and the surviving corporation each will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors or officers of ANB Holdings and its subsidiaries (in their capacity as such) against any costs and liabilities, whether arising before or after the effective time, based on or arising out of the fact that such person is or was a director or officer of ANB Holdings or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. United and ANB Holdings and its subsidiaries must each reasonably cooperate in the defense of any such claim, suit, action, proceeding or investigation.
The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, ANB Holdings’ existing directors’ and officers’ liability insurance policy, or policies which provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by ANB Holdings, with respect to matters occurring prior to the effective time, subject to a maximum expendable amount equal to 225% of the current annual premiums paid by ANB Holdings, which we refer to as the base amount. In lieu of the foregoing, the surviving corporation may obtain a prepaid “tail” policy with the same terms, conditions and coverage to that described in the preceding sentence, provided that ANB Holdings shall in good faith cooperate with United prior to the effective time with respect to the procurement of such “tail” policy, including acquiring such “tail” policy through an insurance broker designated by United and shall not acquire any “tail” policy without United’s prior written consent. If prior to closing, ANB Holdings has not acquired such a “tail” policy, United may purchase a “tail” directors’ and officers’ liability insurance policy. Such United-purchased “tail” policy will provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by ANB Holdings, provided that in no event shall the cost of the “tail” policy exceed the base amount.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of United common stock to be issued in the merger, access to information and ANB Holdings’ delivery of financial statements, public announcements with respect to the transactions contemplated by the merger agreement, the dissolution of ANB Eagle, Inc., a wholly-owned subsidiary of ANB Holdings, and litigation in connection with the merger agreement.
ANB Holdings Shareholder Meeting
ANB Holdings has agreed to hold a special meeting of its shareholders for the purpose of voting upon the adoption and approval of the merger agreement and other related matters as soon as reasonably practicable. Except to the extent that the ANB Holdings board of directors has made an adverse recommendation change, the ANB Holdings board of directors is required to use reasonable best efforts in accordance with applicable laws and ANB Holdings’ governing documents to obtain from its shareholders the vote required to adopt and approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they adopt and approve the merger agreement and the transactions contemplated thereby.
Notwithstanding any ANB Holdings change in recommendation, unless the merger agreement has been terminated in accordance with its terms, ANB Holdings is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders.
Agreement Not to Solicit Other Offers
ANB Holdings has agreed that it will not, and will cause its directors, officers, employees, advisors, representatives and affiliates not to, and will use its reasonable best efforts to cause any investment banker, financial adviser, attorney, accountant or other representative retained by it or any of its affiliates not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement or any other commitment or understanding providing for or otherwise contemplating or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal). For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any bona fide offer, proposal, or inquiry relating to, or any third-party indication of interest in, any (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving ANB Holdings pursuant to which any third party acquires or would acquire, directly or indirectly, assets, deposits or businesses of ANB Holdings or any of its subsidiaries representing 15% or more of the revenues, net income, assets, or deposits (in each case on a consolidated basis) of ANB Holdings and its subsidiaries, taken as a whole, (B) sale or other disposition of 15% or more of the revenues, net income, assets or deposits (in each case on a consolidated basis) of ANB Holdings and its subsidiaries, taken as a whole, (C) any recapitalization, restructuring, liquidation, dissolution or other similar transaction with respect to ANB Holdings or (D) transaction which is similar in form, substance, or purpose to any of the transactions listed in (A) – (C) above.
However, in the event that prior to the approval of the merger agreement by ANB Holdings’ shareholders, ANB Holdings receives an unsolicited bona fide written acquisition proposal that was not the result of a breach of its obligation not to solicit pursuant to the merger agreement, and ANB Holdings’ board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, it may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, ANB Holdings enters into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between United and ANB Holdings. For purposes of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal made by a third party, which, upon acceptance by ANB Holdings, would create a legally binding obligation of such third party (subject to regulatory approval) to consummate the acquisition proposal, on terms that ANB Holdings’ board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of ANB Holdings common stock or all, or substantially all, of the assets of ANB Holdings and its subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the ANB Holdings shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the ANB Holdings shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, (2) is, in light of the other terms of such proposal, more favorable to the ANB Holdings shareholders than the merger and the other transactions contemplated by the merger agreement and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
ANB Holdings will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than United and its subsidiaries with respect to any acquisition proposal and will promptly (and in any event within two business days) after the execution of the merger agreement (A) terminate access of the third party to any data room containing any information of or relating to ANB Holdings and its subsidiaries and (B) instruct each such third party that has executed a confidentiality agreement relating to an acquisition proposal to promptly return to ANB Holdings or destroy all information, documents and materials relating to such acquisition proposal or to ANB Holdings, its subsidiaries or their businesses, operations or affairs that ANB Holdings or its representatives has furnished in accordance with the terms of the confidentiality agreement with such third party. ANB Holdings will promptly (and in any event within twenty-four hours) advise United following receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal and will provide United an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal, and will keep United promptly apprised of any related developments, discussions, and negotiations on a current basis. ANB Holdings will provide three business days written notice to United prior to entering into a confidentiality agreement with any third party.
Adverse Recommendation Change
The ANB Holdings board of directors is required not to (i) fail to recommend to the ANB Holdings shareholders that they adopt and approve the merger agreement and the transactions contemplated thereby or fail to include such recommendation in this proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to United, such recommendation, (iii) fail to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal within ten business days after the commencement of such tender offer or exchange offer or (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the ANB Holdings shareholders, an acquisition proposal (each of the actions described in (i) – (iv) being referred to as an ANB Holdings adverse recommendation change).
Notwithstanding the above, if the ANB Holdings board of directors concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an acquisition proposal constitutes a superior proposal and that recommending ANB Holdings shareholders adopt and approve the merger agreement and/or including such recommendation in the proxy statement/prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the ANB Holdings shareholders, the ANB Holdings board of directors may prior to the ANB Holdings shareholder vote submit the merger agreement to the ANB Holdings shareholders without recommendation (although the resolutions approving the merger agreement may not be rescinded or amended), in which event it may communicate its basis for its lack of a recommendation to the ANB Holdings shareholders in the proxy statement/prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, however, that the ANB Holdings board of directors may not take such action unless (i) ANB Holdings has complied with its non-solicitation obligations under the merger agreement and (ii) (A) the ANB Holdings board of directors determines in good faith (after consultation with its outside counsel and its financial advisor) that such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by United; (B) ANB Holdings has given United at least five business days’ prior written notice of its intention to take such action, including information and documentation relating to the superior proposal; and (C) before making such adverse recommendation change, ANB Holdings has negotiated, and has caused its representatives to negotiate in good faith with United during such notice period to the extent United wishes to negotiate, to enable United to revise the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal, which such terms ANB Holdings and its board of directors must consider in good faith. In the event of any material revisions to an acquisition proposal that could have an impact, influence, or other effect on the ANB Holdings board of directors’ decision or discussion with respect to whether such proposal is a superior proposal, ANB Holdings must deliver a new written notice to United and United will again have the five business day match right as set forth above.
Conditions to Complete the Merger
The respective obligations of each of United and ANB Holdings to complete the merger is subject to the satisfaction or waiver of the following conditions:
•
the adoption and approval of the merger agreement by ANB Holdings’ shareholders;

•
the authorization for listing on the NYSE of the United common stock to be issued upon the consummation of the merger, subject to official notice of issuance;

•
the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement (or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn);

•
the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any law, statute, rule, regulation, order, injunction or decree enacted, entered, promulgated, or enforced by any governmental entity which prohibits or makes illegal consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
the receipt by such party of a written opinion from its respective tax counsel dated as of the closing date of the merger to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger, without giving effect to any qualification as to materiality or material adverse effect provided in the merger agreement (with certain exceptions) (and the receipt by such party of an officer’s certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger (and the receipt by such party of an officer’s certificate from the other party to such effect); and

•
the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on either party since the date of the merger agreement.

United’s obligation to complete the merger is further subject to:
•
no more than 3% of the aggregate outstanding shares of ANB Holdings stock having properly notified ANB Holdings of their intent to exercise appraisal rights under applicable law;

•
the receipt of a properly executed FIRPTA notice and certificate from ANB Holdings stating that shares of capital stock of ANB Holdings do not constitute “United States real property interests” under Section 897(c) the Code;

•
the receipt of evidence of the dissolution of ANB Eagle, Inc. from ANB Holdings, in form and substance acceptable to United; and

•
performance in all material respects by Asterisk Realty, Inc., a related party of ANB who we refer to as Asterisk, of Asterisk’s obligations under that certain purchase agreement governing United’s purchase from Asterisk of the real property associated with ANB’s main office and branch (the “Real Estate Purchase”) and consummation of the Real Estate Purchase simultaneously with closing, or if United chooses not to purchase such real property, the lease between Asterisk and ANB governing such real property remains in full force and effect.

Neither United nor ANB Holdings can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither United nor ANB Holdings has reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated at any time before the effective time, whether before or after adoption and approval by ANB Holdings shareholders of the merger has been obtained, in the following circumstances:
•
by mutual written consent of United and ANB Holdings; or

•
by either United or ANB Holdings:

•
if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable, or an application for any such regulatory approval is permanently withdrawn at the request of a governmental agency; provided that this right to terminate is not available to a party whose failure or the failure of any of its affiliates to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause or resulted in the aforementioned failure to obtain regulatory approval;

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if the approval by ANB Holdings shareholders of the merger proposal is not obtained (provided that this right to terminate is not available if ANB Holdings is in breach of its non-solicitation or shareholder meeting obligations);

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if the merger has not been completed on or before December 2, 2025, which we refer to as the termination date, unless the failure of the merger to be consummated by the termination date is due to the material breach of the merger agreement by the party seeking to terminate;

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if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date) (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement); or

•
by United:

•
if, prior to the receipt of the ANB Holdings shareholders’ adoption and approval of the merger agreement, (i) ANB Holdings has materially breached its obligations to call, give notice of and hold the ANB Holdings shareholders meeting, (ii) ANB Holdings has materially breached its non-solicitation obligations or (iii) the ANB Holdings board of directors has failed to recommend that ANB Holdings shareholders adopt and approve the merger proposal or has made an adverse recommendation change.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) ANB Holdings and United will remain liable for any liabilities or damages arising out of its material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to any payment of a termination fee and the confidential treatment of information.
Termination Fee
ANB Holdings will pay United a termination fee of approximately $3.1 million by wire transfer of immediately available funds, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:
•
in the event that (i) after the date of the merger agreement, a bona fide acquisition proposal has been made known to ANB Holdings or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to ANB Holdings and (ii) thereafter, the merger agreement is terminated (A) by either United or ANB Holdings because the merger has not been completed prior to the termination date (and ANB Holdings has not obtained shareholder approval of the merger proposal), (B) by United as a result of a breach of a representation, warranty, covenant or other agreement in the merger agreement by ANB Holdings that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period or (C) by United or ANB Holdings because the approval of the merger proposal by ANB Holdings shareholders is not obtained and (iii) prior to the date that is 12 months after the date of such termination, ANB Holdings enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal; or

•
if, prior to receipt of the ANB Holdings shareholders’ adoption and approval of the merger agreement, (i) ANB Holdings has materially breached its obligations to call, give notice of, and hold the ANB Holdings shareholders meeting, (ii) ANB Holdings has materially breached its non-solicitation obligations or (iii) the ANB Holdings board of directors has failed to recommend that ANB Holdings shareholders adopt and approve the merger proposal or has made an adverse recommendation change.

Expenses and Fees
All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense; provided that all registration, printing and mailing fees associated with the SEC registration statement and the proxy statement/prospectus will be split equally between United and ANB Holdings. Notwithstanding the foregoing, in any action between the parties brought pursuant to the terms of the merger agreement and seeking enforcement of any of the terms and provisions of the merger agreement, the prevailing party in such action will be awarded, in addition to damages, injunctive or other relief as determined by the applicable federal or state court located in the State of Delaware, its reasonable costs and expenses incurred in connection with such action, including reasonable attorneys’ fees and expenses as determined by such court.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended in writing by United and ANB Holdings at any time before or after the approval of the merger proposal, except that after approval of the merger proposal, there may not be any amendment of the merger agreement that requires further approval ANB Holdings shareholders under applicable law.
At any time prior to the effective time, United or ANB Holdings may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

VOTING AND SUPPORT AGREEMENT
The following describes certain material provisions of the voting and support agreement. The following description of the voting and support agreement is subject to, and qualified in its entirety by reference to, the voting and support agreement, which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. We urge you to read the voting and support agreement carefully and in its entirety.
Concurrently with the execution of the merger agreement, on December 2, 2024, ANB Holdings and United entered into a voting and support agreement with certain shareholders of ANB Holdings. As of the record date for the ANB Holdings special meeting, these shareholders collectively and beneficially owned approximately 54.6% of the outstanding shares of ANB Holdings common stock.
Pursuant to the voting and support agreement, each such shareholder agrees, among other things, to vote all of his or her shares of ANB Holdings common stock in favor of the approval and adoption of the merger agreement at any meeting of shareholders of ANB Holdings called to vote upon the merger, against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the ANB Holdings board, the aggregate number of shares of ANB Holdings common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of ANB Holdings common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. Each such shareholder also agrees not to transfer his or her shares prior to the effective time of the merger or the termination of the merger agreement, subject to customary exceptions including charitable donations.

ACCOUNTING TREATMENT
The merger will be accounted for as a Business Combination for financial reporting and accounting purposes under generally accepted accounting principles in the United States. After the merger, the results of operations of ANB Holdings will be included in the consolidated financial statements of United. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of United acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles in the United States.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of ANB Holdings common stock that exchange their shares of ANB Holdings common stock for shares of United common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. In addition, this discussion does not address any alternative minimum tax consequences of the merger.
The following discussion applies only to U.S. holders of ANB Holdings common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of ANB Holdings common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; retirement plans, individual retirement accounts, or other tax-deferred accounts; holders who acquired ANB Holdings common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of ANB Holdings’ common stock).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ANB Holdings common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of ANB Holdings common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of ANB Holdings common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. All holders of ANB Holdings common stock should consult their own tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

In General
It is a condition to the obligation of (1) ANB Holdings to complete the merger that ANB Holdings receives an opinion from Hacker, Johnson & Smith PA, tax advisor to ANB Holdings (or other counsel or advisor as may be reasonably acceptable to ANB Holdings and United) and (2) United to complete the merger that United receives an opinion from Wachtell, Lipton, Rosen & Katz, tax counsel to United (or other counsel as may be reasonably acceptable to ANB Holdings and United), in each case, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by United and ANB Holdings and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service, which we refer to as the IRS, or any court. United and ANB Holdings have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of ANB Holdings Common Stock
On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. holders of ANB Holdings common stock generally will be as follows:
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a U.S. holder of ANB Holdings common stock generally will not recognize gain or loss upon the exchange of shares of ANB Holdings common stock for shares of United common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of United common stock;

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a U.S. holder of ANB Holdings common stock will have an aggregate tax basis in the United common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of ANB Holdings common stock surrendered in the merger; and

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a U.S. holder of ANB Holdings common stock will have a holding period for the shares of United common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of ANB Holdings common stock surrendered in the merger.

If a U.S. holder acquired different blocks of ANB Holdings common stock at different times or at different prices, the United common stock such holder receives will be allocated pro rata to each block of ANB Holdings common stock, and the basis and holding period of each block of United common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of ANB Holdings common stock exchanged for such block of United common stock.
A U.S. holder of ANB Holdings common stock who receives cash in lieu of a fractional share of United common stock generally will be treated as having received such fractional share of United common stock pursuant to the merger and then as having sold such fractional share of United common stock for cash. As a result, any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in the fractional share of United common stock (as set forth above). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of ANB Holdings common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of ANB Holdings common stock, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
If you are a non-corporate ANB Holdings shareholder, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of ANB Holdings common stock should consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INTERESTS OF ANB HOLDINGS’ DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In the merger, the directors and executive officers of ANB Holdings and American National Bank will receive the same merger consideration for their ANB Holdings shares as the other ANB Holdings shareholders. In considering the recommendation of the ANB Holdings board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of ANB Holdings may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of ANB Holdings shareholders generally. The ANB Holdings board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that ANB Holdings shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — ANB Holdings’ Reasons for the Merger and Recommendations of ANB Holdings Board of Directors.” ANB Holdings’ shareholders should take these interests into account in deciding whether to vote for the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below. Terms that appear in quotation marks that are not otherwise defined herein have the meaning set forth in the applicable agreement.
Martin Employment Agreement
American National Bank is party to an employment agreement with Ms. Martin, dated January 1, 2019 (the “Martin Agreement”). Pursuant to the Martin Agreement, if Ms. Martin’s employment with American National Bank is terminated by American National Bank without “cause” or by Ms. Martin for “good reason” on or after a “change in control” (such termination, a “Qualifying Termination”), Ms. Martin is entitled to (i) a cash lump sum payment, to be paid to Ms. Martin within 30 days of such termination, equal to 2.99 times the sum of (A) Ms. Martin’s base salary and (B) the highest annual bonus and incentive compensation earned by Ms. Martin for the three most recently completed annual performance periods prior to the change in control; (ii) the amount necessary for COBRA coverage for the period such coverage is required to be made available under the Code; and (iii) the amount necessary to continue to provide for the benefit of Ms. Martin the one million dollar term life insurance policy provided to Ms. Martin for the remaining period of such policy.
The Martin Agreement also contains one-year noncompetition and nonsolicitation covenants that apply following her termination that occurs within two years of a change in control. American National Bank may extend the period during which these covenants apply to 18 months in its sole discretion. Ms. Martin is entitled to receive a lump sum payment upon termination in consideration of her compliance with these covenants equal to 12 months (18 months, if the non-compete is extended) of her base salary (the “Restrictive Covenant Payment”).
Based on Ms. Martin’s compensation as of the date hereof and assuming her Qualifying Termination on January 16, 2025, Ms. Martin would receive approximately $2,392,820 in the aggregate under the Martin Agreement. Upon the consummation of the merger, the parties currently anticipate that Ms. Martin will continue to provide services but be deemed to have experienced a Qualifying Termination under the Martin Agreement and will therefore be entitled to the severance benefits described above, other than the Restrictive Covenant Payment.
Salary Continuation Agreement
American National Bank is party to a salary continuation agreement with Ms. Martin (dated September 1, 2006) (the “Salary Continuation Agreement”), which governs certain vested deferred compensation. Pursuant to the Salary Continuation Agreement, in the event of a “separation from service,” Ms. Martin is generally entitled to the balance of her account reflecting contributions under the Salary Continuation Agreement, payable in three equal annual installments beginning on the first day of the month following the separation from service. Unpaid amounts accrue interest until they are paid. In the event of a “change in control,” such payments are accelerated and paid in a lump sum on the date of the change in control.

Supplemental Executive Retirement Agreements
American National Bank is party to supplemental executive retirement agreements with each of Ms. Martin (dated January 1, 2015), Ms. Mahaney (dated February 23, 2015) and Ms. Boller (dated March 1, 2022) (each, a “SERP Agreement”). Each SERP Agreement provides for a lump sum payment in the event of a “change in control,” generally equal to the amount that would have been paid to the executive pursuant to the applicable SERP Agreement had she remained employed until age 65 (or, as in the case of Ms. Martin, if the executive is already age 65 as of the change in control, the balance of any payments vested and still owed to such executive pursuant to the applicable SERP Agreement).
Based on the ages of each of Ms. Martin, Ms. Mahaney and Ms. Boller as of January 16, 2025 and assuming a change in control on January 16, 2025, each such individual would receive a lump sum payment in the approximate amount listed below under her SERP Agreement, within 30 days following the change in control:
Individual	Payment
Virginia L. Martin	$1,395,896
Amy S. Mahaney	$1,048,501
Lisa P. Boller	$308,496
Executive Deferred Compensation Agreements
American National Bank is party to executive deferred compensation agreements with both Ms. Martin (dated November 4, 2016) and Ms. Mahaney (dated February 23, 2015), and an Executive Elective Income Deferral Agreement with Ms. Martin (dated September 1, 2006) (together, the “Deferred Compensation Agreements”). Under the Deferred Compensation Agreements, in the event of a “separation from service,” Ms. Martin is entitled to a lump sum payment equal to her “Deferral Account” balances on the first business day in January of the year following a separation from service and Ms. Mahaney is entitled to a lump sum payment equal to her “Deferral Account” balance within 90 days following a separation from service. However, in the event of a “change in control” prior to a separation from service, such payments are accelerated for both Ms. Martin and Ms. Mahaney and paid in a lump sum on the date of the change in control.
Director Elective Income Deferral Agreement
American National Bank is party to a Director Elective Income Deferral Agreement with Frederick H. Ingham (dated January 1, 2006) (the “Ingham Agreement”). Under the Ingham Agreement, Mr. Ingham is currently entitled to payment of the balance of the deferral account maintained under the Ingham Agreement in 120 equal monthly installments, which began on the first day of the month after Mr. Ingham attained “normal retirement age.” Unpaid amounts accrue interest until they are paid. However, upon a “change in control,” such payments are accelerated and paid in a lump sum on the date of the change in control.
Pro-rated Annual Bonus
Pursuant to the merger agreement, ANB Holdings may, or may cause American National Bank to, pay pro-rata bonuses and incentive compensation accrued for the 2025 performance year on the closing date of the merger, with such payments in the aggregate not to exceed $360,000 on an annualized basis. Any and all bonuses will be determined in the ordinary course and consistent with past practice.
Severance Plan
Pursuant to the merger agreement, if, during the period immediately following the closing of the merger and prior to the first anniversary thereof, the employment of any employee of American National Bank is terminated by United or its subsidiaries under circumstances that would make such employee eligible for severance under the broad-based severance plan of United as in effect from time to time (the “United Severance Plan”), United will provide such employee with severance benefits under the United Severance Plan in accordance with its terms, including the execution and non-revocation of a general release of claims by the severed employee in a form satisfactory to United. The amount of severance payable under the United Severance Plan is calculated based upon years of service and is generally payable as soon as reasonably practicable following termination. The United Severance Plan also provides that United will reimburse an eligible employee for up to four months of COBRA premiums.
Based on the years of service of each of Mses. Mahaney, Dyer and Boller, and Messrs. Malik, Afflerback and Meredith as of January 16, 2025 and assuming a change in control and qualifying termination on January 16, 2026, Mses. Dyer and Boller and Mr. Malik would each be entitled to approximately 52 weeks of severance pay, Ms. Mahaney would be entitled to approximately 28 weeks of pay, and Messrs. Afflerback and Meredith would be entitled to approximately eight weeks of severance pay under the United Severance Plan. Based on the foregoing and the base salaries of each of Mses. Mahaney, Dyer and Boller, and Messrs. Malik, Afflerback and Meredith as of January 16, 2025, each such individual would be entitled to approximately $121,278, $166,345, $144,200, $212,180, $27,176 and $22,308, respectively, under the United Severance Plan.
Indemnification and Insurance
As described under “The Merger Agreement — Covenant and Agreements — Director and Officer Indemnification and Insurance,” for a period of six years after the effective time of the merger, United will indemnify and defend the present and former directors, officers and employees of ANB Holdings and its subsidiaries (in their capacity as such) against claims pertaining to matters occurring at or prior to the closing of the merger to the fullest extent permitted by law. United also has agreed, for a period of no less than six years after the effective time of the merger, to provide “tail” liability insurance coverage to present and former directors and officers of ANB Holdings pursuant to ANB Holdings’ existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by ANB Holdings. In no event shall United be required to expend for the tail insurance an aggregate premium amount in excess of 225% of the current annual premiums paid by ANB Holdings for such insurance.
Voting and Support Agreement
As of the record date, directors and executive officers of ANB Holdings beneficially owned and were entitled to vote 598,735 shares of ANB Holdings common stock, representing approximately 41.5% of the outstanding shares of ANB Holdings common stock entitled to vote on that date. Directors who beneficially owned and were entitled to vote 569,881 shares of ANB Holdings common stock, representing approximately 39.5% of the outstanding shares of ANB Holdings common stock entitled to vote on that date, have executed the voting and support agreements described below. ANB Holdings expects that the directors and executive officers of ANB Holdings who have not executed voting and support agreements will also vote in favor of the merger.
As an inducement for United to enter into the merger agreement, certain shareholders of ANB Holdings (including certain directors) who as of the record date beneficially owned and were entitled to vote 788,307 shares of ANB Holdings common stock, representing approximately 54.6% of the outstanding shares of ANB Holdings common stock entitled to vote on that date, have entered into a voting and support agreement with United, pursuant to which they have agreed, among other things and subject to the terms and conditions contained in the voting and support agreement, to vote all of their shares of ANB Holdings common stock in favor of adoption and approval of the merger agreement. However, pursuant to the terms of the voting and support agreement, in the event of an adverse recommendation change by the ANB Holdings board, the aggregate number of shares of ANB Holdings common stock required to be voted in favor of the approval and adoption of the merger agreement will be reduced to the aggregate number of shares representing 35% of the total voting power of ANB Holdings common stock, and each such shareholder’s obligation to vote its subject shares in favor of the approval and adoption of the merger agreement will be reduced on a pro rata basis. The voting and support agreement is discussed in more detail in the section entitled “Information About the ANB Holdings Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
Potential New Compensation Arrangements
Any executive officers who become officers or employees or who otherwise are retained to provide services to United may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by United or any of its affiliates. As of the date of this filing, the terms of any such compensation arrangements have not been established or determined.

DESCRIPTION OF CAPITAL STOCK OF UNITED
As a result of the merger, ANB Holdings shareholders who receive shares of United common stock in the merger will become shareholders of United. Your rights as a shareholder of United will be governed by the GBCC, the United articles of incorporation, and the United bylaws. The following briefly summarizes the material terms of United common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the GBCC, the United articles of incorporation and the United bylaws. United’s articles of incorporation and bylaws are incorporated herein by reference and will be sent to shareholders of United and ANB Holdings upon request. See “Where You Can Find More Information.”
United’s articles of incorporation authorize the issuance of 200,000,000 shares of common stock, 30,000,000 shares of non-voting common stock and 10,000,000 shares of preferred stock, all with a par value of $1.00 per share.
Voting Rights
Subject to such voting rights, if any, of any preferred stock, all voting rights are vested in the holders of United common stock. Each holder of United common stock is entitled to one vote per share on any issue requiring a vote at any meeting. There are no cumulative voting rights in the election of directors.
Preemption
No holder of shares of any class of United’s capital stock has or will have any right, pre-emptive or other, to subscribe for or to purchase from United any of the shares of any class of United capital stock that may be issued or sold in the future.
Dividends
Subject to the preferential dividend rights, if any, of any non-voting common stock or preferred stock that might be issued, the holders of United common stock will be entitled to share equally in such dividends as United’s board of directors may declare on United’s common stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of United’s board of directors.
Distributions
After distribution in full of any preferential amount to be distributed to the holders of any non-voting common stock or preferred stock that might be issued, holders of United common stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of United, all of United’s remaining assets of whatever kind available for distribution to United’s shareholders, after payment or provision for payment of all United’s debts and liabilities, ratably in proportion to the number of shares of United common stock held by them.
Classified Board
United’s board of directors is not classified and each member is elected annually. United’s articles of incorporation provide that directors can only be removed for cause and upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on such matter.
Assessment and Other Provisions
The outstanding shares of United’s common stock are, and, upon payment of consideration payable therefor, any shares of common stock issued by United in the future will be, fully paid and nonassessable. United’s common stock does not have any conversion rights and is not subject to any redemption provisions. No shares of any class of United’s capital stock are subject to any sinking fund provisions or to calls, assessments by or liabilities of United.
Issuance of Non-voting Common Stock
United’s non-voting common stock is issuable at any time, and from time to time, bearing such dividend, conversion, liquidation and other rights and preferences as United’s board of directors may determine. The non-voting common stock could be issued for any lawful corporate purpose without further action by United’s shareholders. The issuance of any non-voting common stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of non-voting common stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of United.
Issuance of Preferred Stock
United’s preferred stock is issuable at any time, and from time to time, in such amounts and series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as United’s board of directors may determine. The preferred stock could be issued for any lawful corporate purpose without further action by United’s shareholders. The issuance of any preferred stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of preferred stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of United.
Provisions in United’s Articles of Incorporation
United’s articles of incorporation contain certain other provisions that could impede or delay a change in control of United, including:
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a provision that allows directors, in discharging their fiduciary duties, in addition to considering the effects of any action on United or its shareholders, to consider interests of United’s employees, customers, suppliers and creditors, and the communities in which United’s offices or other establishments are located when considering an acquisition proposal;

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a provision that requires, in addition to any affirmative vote required by law, and subject to the provisions of any series of preferred stock that may at the time be outstanding, the affirmative vote of the holders of not less than 75% of the outstanding shares of United’s common stock other than those beneficially owned (as defined in United’s articles of incorporation) by an Interested Shareholder (as defined in United’s articles of incorporation, but generally a person who owns 10% or more of the shares of United common stock) for the approval or authorization of any Business Combination (as defined in United’s articles of incorporation, but including transactions such as a merger or other acquisition) of United with such Interested Shareholder; provided, that the 75% voting requirement is not applicable if the Business Combination is approved by three-fourths of all members of United’s board of directors;

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a provision that amendments to United’s articles of incorporation and certain provisions in United’s bylaws must be approved by a majority of the outstanding shares of United’s capital stock entitled to vote;

•
a provision that any annual meeting of shareholders may be called only by United’s chairman, chief executive officer, president, chief financial officer, board of directors or the holders of 25% of the outstanding shares of United’s capital stock entitled to vote; and

•
a provision establishing certain advance notice procedures for matters to be considered at an annual meeting of United’s shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
ANB HOLDINGS
The following sets forth the beneficial ownership of ANB Holdings’ outstanding shares of common stock as of January 15, 2025 by (i) each director and executive officer of ANB Holdings, (ii) all directors and executive officers of ANB Holdings as a group and (iii) each person or entity who is known by ANB Holdings to beneficially own more than 5% of the outstanding shares of ANB Holdings common stock.
The percentage of beneficial ownership by class is calculated in relation to the 1,443,007 outstanding shares of ANB Holdings’ common stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Except as otherwise indicated, to ANB Holdings’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Common Stock
Name of Beneficial Owner and Address of 5% holders of the shares	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Executive Officers
Jay B. Deuschle	26,554	1.84%
Gary J. Faysash	1,000(a)	*
Frederick H. Ingham P.O. Box 11047 Fort Lauderdale, Florida 33339-1047	231,427(a)	16.04%
Richard S. Ingham, Jr. P.O. Box 11047 Fort Lauderdale, Florida 33339-1047	119,227(a)	8.26%
Timothy C. Ingham P.O. Box 11047 Fort Lauderdale, Florida 33339-1047	219,227(a)	15.19%
Virginia L. Martin	1,200	*
Julie Pabst	100	*
All directors and executive officers as a group (7) persons	598,735	41.49%
Non-Director 5% Shareholders
Annelle Ingham Carney Revocable Trust P.O. Box 11047 Fort Lauderdale, Florida 33339-1047	218,426	15.14%
Hilary Ingham Hickman Revocable Trust dated July 13, 2006 P.O. Box 11047 Fort Lauderdale, FL 33339-1047	218,227	15.12%
Sharon I. Horal Revocable Trust dated September 11, 2002 P.O. Box 11047 Fort Lauderdale, FL 33339-1047	218,426	15.14%
Amendment and restatement of Richard Schuyler Ingham Jr Revocable Trust Agreement dated 12/22/2020 The Sky Ingham Descendants Trust Agreement dated 12/22/2020 P.O. Box 11047 Fort Lauderdale, FL 33339-1047	100,000	6.93%

*
Less than 1%.

(a)
Consists of shares held by a trust of which he is the trustee.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, ANB Holdings shareholders will receive shares of United common stock in the merger. United is organized under the laws of the State of Georgia and ANB Holdings is organized under the laws of the State of Florida. The following is a summary of the material differences between (1) the current rights of ANB Holdings shareholders under the ANB Holdings articles of incorporation and bylaws, as amended and restated, and (2) the current rights of United shareholders under the United articles of incorporation and bylaws, as amended and restated.
United and ANB Holdings believe that this summary describes the material differences between the rights of United shareholders as of the date of this proxy statement/prospectus and the rights of ANB Holdings shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of United’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
ANB HOLDINGS	UNITED
AUTHORIZED CAPITAL STOCK
ANB Holdings is authorized to issue up to 5,000,000 shares of common stock, par value $0.01 per share and 2,000,000 shares of preferred stock, par value of $0.01 per share. As of December 2, 2024, there were 1,443,007 shares of ANB Holdings common stock and no shares of ANB Holdings preferred stock outstanding.	United is authorized to issue up to (i) 200,000,000 shares of common stock, par value $1.00 per share, (ii) 30,000,000 shares of non-voting common stock, $1.00 par value per share and (iii) 10,000,000 shares of preferred stock, $1.00 par value per share. As of December 31, 2024, there were 119,364,110 shares of United common stock outstanding, no shares of United non-voting common stock outstanding and 3,661.650 shares of United preferred stock outstanding.
VOTING LIMITATIONS
Each share of ANB Holdings common stock is entitled to one vote on each matter voted on at a meeting of ANB Holdings’ shareholders.	Each share of United common stock is entitled to one vote on each matter voted on at a meeting of United’s shareholders.
RIGHTS OF PREFERRED STOCK
ANB Holdings articles of incorporation provide that the ANB Holdings board of directors may issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, the rate and manner of payment of dividends payable on such series, the redemption rights of such series (and terms and conditions related to redemption), the conversion rights of such series, the amounts payable on such series in the event of liquidation, dissolution or winding up, and the preemptive or preferential rights of such series.	United’s articles of incorporation provide that the United board of directors may issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
As of the date hereof, there were no shares of ANB Holdings preferred stock outstanding. The designations, powers, preferences, limitations, restrictions and relative rights of such preferred stock are set forth in the ANB Holdings’ articles of incorporation.	As of December 31, 2024, there were 3,661.650 shares of United preferred stock outstanding. The designations, powers, preferences, limitations, restrictions and relative rights of such preferred stock are set forth in United’s articles of incorporation.

ANB HOLDINGS	UNITED
SIZE OF BOARD OF DIRECTORS
ANB Holdings’ articles of incorporation provides that the number of directors on ANB Holdings’ board of directors may be fixed from time to time by the shareholders or directors of ANB Holdings, in accordance with the terms and conditions of ANB Holdings’ bylaws. At no time may the board consist of less than one director. Under the current bylaws, the board consists of seven directors. The number of directors may be increased or decreased from time to time by the board of directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. ANB Holdings’ board of directors is currently comprised of seven directors.	United’s bylaws provide that the number of directors on United’s board of directors may range from eight to 14. The number of directors may be increased or decreased from time to time by the board of directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. United’s board of directors is currently comprised of 13 directors.
CLASSES OF DIRECTORS
ANB Holdings’ bylaws provide that the ANB Holdings’ board of directors is divided into three classes, with each class being as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. On March 21, 2024 all seven members of ANB Holdings’ board of directors were elected for terms expiring at the next annual meeting of ANB Holdings shareholders.	United’s board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.
REMOVAL OF DIRECTORS
ANB Holdings’ bylaws provide that the shareholders may remove one or more directors with or without cause, at a meeting of the shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of meeting is the removal of the director with or without cause.	The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.
FILLING VACANCIES ON THE BOARD OF DIRECTORS
ANB Holdings’ bylaws provide that a vacancy occurring on ANB Holdings’ board of directors, including a vacancy from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors. A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.	United’s bylaws provide that a vacancy occurring in the board of directors for any reason may be filled for the unexpired term, unless the shareholders have elected a successor, by the affirmative vote of a majority of the remaining directors, whether or not the remaining directors constitute a quorum.
SPECIAL MEETINGS OF SHAREHOLDERS
ANB Holdings’ bylaws provide that special meetings of ANB Holdings shareholders may be called by the chairman of the board, the president, the board of directors or when requested in writing by the holders of not less than one-fourth of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.	United’s bylaws provide that special meetings may be called by the board of directors, the chairman of the board of directors, the chief executive officer, the president or the chief financial officer and by the holders of at least 25% of the shares entitled to vote on the matter to be considered at the special meeting.

ANB HOLDINGS	UNITED
QUORUM
ANB Holdings’ bylaws provide that a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group at a meeting of shareholders.	Under United’s bylaws, except as otherwise provided by law or by United’s articles of incorporation, the holders of record of a majority of the shares of capital stock of United, issued and outstanding, entitled to vote at the meeting, present in person or by proxy shall constitute a quorum at a meeting of shareholders.
NOTICE OF SHAREHOLDER MEETINGS
ANB Holdings’ bylaws provide that written notice of the date, time and place of each annual and special meeting of ANB Holdings’ shareholders will be given no fewer than ten nor more than 60 days before the date of the meeting to each ANB Holdings shareholder.	United’s bylaws provide that written notice of the date, time and place of each annual and special meeting of United’s shareholders will be given no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting.
ADVANCE NOTICE OF SHAREHOLDER PROPOSALS
ANB Holdings’ articles of incorporation and its bylaws do not contain provisions regarding advance notice of shareholder proposals.	United’s bylaws provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of United on or before the later to occur of (i) 14 days prior to the annual meeting or (ii) five days after notice of the meeting is provided to the shareholders. A shareholder’s notice must set forth (i) a brief description of each matter of business the shareholder proposes to bring before the meeting and the reasons for conducting the business at the meeting; (ii) the name, as it appears on United’s books, and address of the shareholder proposing the business; (iii) the series or class and number of shares of United’s capital stock that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the proposed business.
LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS
Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless the director breached or failed to perform his or her duties as a director and such breach of, or failure to perform, those duties constitute one of the following: (A) a violation of criminal law, unless the director had no reasonable cause to believe his or her conduct was unlawful, (B) a director’s derivation of an improper personal benefit, either directly or indirectly from the transaction at issue, (C) a vote for, or assent to, a distribution in violation of Florida law, (D) a judgment against the director in a proceeding by or	United’s articles of incorporation provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

ANB HOLDINGS	UNITED
in the right of the corporation in its favor or by or in the right of a shareholder, of conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (E) a judgment against the director in a proceeding by or in the right of someone other than the corporation or a shareholder, of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
ANB Holdings’ bylaws provide that ANB Holdings has the power to indemnify its directors, officers, employees, and agents where such individuals acted in good faith and in a manner which they reasonably believed to be in the best interest of ANB Holdings (and with respect to any criminal action or proceeding, where they had no reasonable cause to believe their conduct was unlawful).	United’s bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct specified therein.
ANB Holdings shall indemnify any director, officer, employee or agent of ANB Holdings that has been successful on the merits or otherwise in the defense of any proceeding described therein or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred.
Under ANB Holdings’ bylaws, ANB Holdings may indemnify its directors, officers, employees and agents for expenses actually and reasonably incurred in connection with actions or proceedings by or in the right of ANB Holdings, if the actions of the director, officer, employee or agent meet the standards of conduct set forth therein. However, ANB Holdings will not indemnify a director, officer, employee or agent for such expenses if such person is adjudged to be liable, unless so ordered by the court in which the proceeding was brought or if any other court of competent jurisdiction determines upon applicable that in view of all circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which court shall deem proper.	In addition, United’s bylaws require it to indemnify its directors, officers, employees and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.
A determination concerning whether or not the applicable standard of conduct has been met by a person seeking indemnification from ANB Holdings under its certificate of incorporation or bylaws must be made by (1) the ANB Holdings board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding, or (2) if such a quorum is not	A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order or (3) an affirmative vote of a majority of

ANB HOLDINGS	UNITED
obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by a majority vote of a committee duly designated by the ANB Holdings board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding, or (3) by independent legal counsel (A) selected by the board of directors or committee described in prong (2) or (B) if neither a quorum can be obtained nor committee can be designated as provided above, selected by majority vote of the full board of directors (in which directors who are parties may participate), or (4) by majority vote of a quorum consisting of ANB Holdings shareholders not parties to such proceeding (or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding). No indemnification or advancement of expenses may be made to or on behalf of a director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute (1) a violation of criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director, officer, employee, or agent derived an improper personal benefit, (3) in the case of a director, a circumstance under which the liability provisions of Section 607.0834, Florida Statutes, are applicable or (4) willful misconduct or a conscious disregard for the best interests of ANB Holdings in a proceeding by or in the right of ANB Holdings to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.	shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANB HOLDINGS	UNITED
ANB Holdings’ directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.	United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.
AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS
ANB Holdings reserves under its articles of incorporation the right to amend or repeal any provisions contained in its articles of incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation. ANB Holdings’ bylaws provide that the board of directors has the power to appeal, alter, amend, and rescind the bylaws. Neither ANB Holdings’ articles of incorporation nor bylaws specifically provide a standard for amendment. Under Florida law, absent an alternative procedure provided for in a corporation’s articles of incorporation, then, if there are members entitled to vote on a proposed amendment to the articles of incorporation, the board of directors must adopt a resolution setting forth the proposed amendment and direct that it be submitted to a vote at a meeting of members entitled to vote on the proposed amendment. The proposed amendment will be adopted upon receiving at least a majority, or any larger or smaller percentage specified in the articles of incorporation or the bylaws, of the votes which members present at such meeting or represented by proxy are entitled to cast. If there are no members, or if no members are entitled to vote on proposed amendments to the articles of incorporation, an amendment may be adopted at a meeting of the board of directors by a majority vote of the directors then in office.
United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Shareholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters.
United’s bylaws provide that United’s board of directors may alter, amend or repeal United’s bylaws or adopt new bylaws, subject to the voting requirement included in United’s articles of incorporation. Any bylaws adopted by United’s board of directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders of United.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS
Neither ANB Holdings’ articles of incorporation nor bylaws provide for shareholder action by written consent. Under Florida law, action by written consent of the shareholders is permitted unless otherwise prohibited in the articles of incorporation or bylaws of the corporation.	United’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent (or consents) has been signed by the holders of outstanding United capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing.

APPRAISAL RIGHTS
Holders of ANB Holdings common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, an ANB Holdings shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of ANB Holdings common stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable, and without discounting for lack of marketability or minority status. Under the terms of the merger agreement, if 3% or more of the outstanding shares of ANB Holdings common stock validly exercise their appraisal rights, then United will not be obligated to complete the merger.
Under the FBCA, where a merger is to be submitted to a vote at a shareholders’ meeting for which appraisal rights are available, the meeting notice must state that the corporation has concluded that shareholders are entitled to assert appraisal rights under Sections 607.1301 through 607.1340 of the FBCA and include in the notice a copy of Sections 607.1301 through 607.1340 of the FBCA and the corporation’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the corporation’s appraisal notice, an income statement for that fiscal year, a cash flow statement for that fiscal year, and the latest applicable interim financial statements if any. This proxy statement/prospectus constitutes ANB Holdings’ notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Sections 607.1301 through 607.1340 is attached to this proxy statement/prospectus as Annex D and ANB Holdings’ financial statements are attached to this proxy statement/prospectus as Annex E.
In order to exercise appraisal rights, a dissenting ANB Holdings shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. The following discussion is not a complete statement of the law pertaining to appraisal rights under the FBCA and is qualified in its entirety by the full text of Sections 607.1301 through 607.1340, which is attached to this proxy statement/prospectus as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that ANB Holdings shareholders or beneficial owners of shares of ANB Holdings common stock exercise their appraisal rights under Sections 607.1301 through 607.1340. ANB Holdings shareholders are urged to read Annex D in its entirety and to consult with their legal advisors. Each ANB Holdings shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Dissenters’ Rights of Appraisal
The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Annex D to this joint proxy statement/prospectus. A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with ANB Holdings, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of ANB Holdings common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
ANB Holdings, Inc.
4301 North Federal Highway
Oakland Park, Florida 33308
Attention: Ginger Martin, President

All such notices must be signed in the same manner as the shares are registered on the books of ANB Holdings. If an ANB Holdings shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the ANB Holdings shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, United must provide to each ANB Holdings shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
•
the date of the completion of the merger;

•
United’s estimate of the fair value of the shares of ANB Holdings common stock;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by United or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date United sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by United by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•
that, if requested in writing, United will provide to the shareholder so requesting, within 10 days after the date set for receipt by United of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•
the date by which a notice from the ANB Holdings shareholder of his or her desire to withdraw his or her appraisal election must be received by United, which date must be within 20 days after the date set for receipt by United of the appraisal election form from the ANB Holdings shareholder.

The form must also contain United’s offer to pay to the ANB Holdings shareholder the amount that it has estimated as the fair value of the shares of ANB Holdings common stock and, if not previously provided, a copy of Section 607.1301-607.1340, and request certain information from the ANB Holdings shareholder, including:
•
the shareholder’s name and address;

•
the number, classes, and series of shares as to which the shareholder is asserting appraisal rights;

•
that the shareholder did not vote for or consent to the merger;

•
whether the shareholder accepts the offer of United to pay its estimate of the fair value of the shares of ANB Holdings common stock to the shareholder; and

•
if the shareholder does not accept the offer of United, the shareholder’s estimated fair value of the shares of ANB Holdings common stock and a demand for payment of the shareholder’s estimated value plus accrued interest, if and to the extent applicable.

A dissenting shareholder must execute the appraisal election form, and in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her ANB Holdings common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to United within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of

United. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of United in the appraisal election form to pay United’s estimate of the fair value of the shares of ANB Holdings common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by United. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with United’s estimate of the fair value of the shares of ANB Holdings common stock must notify United of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable, in the appraisal election form within the time period specified in the form. United has certain prepayment rights under Section 607.1326 of the FBCA. A shareholder who fails to notify United in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by United in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner, and such shares were acquired before the record date established in connection with the meeting to vote on the merger. A record shareholder must notify ANB Holdings in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if such shareholder submits to ANB Holdings the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner, and acquired all shares of the class or series before the record date established in connection with the meeting to vote on the merger.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of United to pay the value of the shares as estimated by United, and United fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, if and to the extent applicable, calculated and accrued from the date the merger became effective and taking into account the amount of any prepayment previously made to the shareholder by United.
If a dissenting shareholder refuses to accept the offer of United to pay the value of the shares as estimated by United, and United fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, if and to the extent applicable, then within 60 days after receipt of a written demand from any dissenting shareholder, United shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of United, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If United fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of United. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
United is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, if and to the extent applicable, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against United, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) United and in favor of any or all dissenting shareholders if the court finds United did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either United or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against United, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that United fails to make a required payment when a dissenting shareholder accepts United’s offer to pay the value of the shares as estimated by United, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from United all costs and expenses of the suit, including attorneys’ fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
•
not authorized and approved in accordance with the applicable provisions of Florida law; or

•
procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
For a discussion of tax consequences with respect to dissenting shares, see “Material U.S. Federal Income Tax Consequences of the Merger.”
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

LEGAL MATTERS
The validity of the United common stock to be issued in connection with the merger will be passed upon for United by Squire Patton Boggs (US) LLP.
Certain U.S. federal income tax consequences relating to the merger will be passed upon for United by Wachtell, Lipton, Rosen & Katz and for ANB Holdings by Hacker, Johnson & Smith PA.

EXPERTS
United
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to United’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ANB Holdings
The consolidated financial statements of ANB Holdings and subsidiaries as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 have been audited by Walters and Associates, an independent public accounting firm, as set forth in their report, which has been included in this proxy statement/prospectus. Such consolidated financial statements have been included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
United has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of United common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of United and a proxy statement for ANB Holdings shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes, exhibits and schedules, contains additional relevant information about United and United common stock.
United also files reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as United, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by United with the SEC are also available at United’s website at www.ucbi.com. The web addresses of the SEC and United are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.
ANB Holdings is not subject to the informational reporting requirements of the Exchange Act. Therefore, ANB Holdings does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the OCC. American National Bank, a wholly-owned subsidiary of ANB Holdings, does file unaudited, periodic reports of income and condition, or call reports, with the FDIC. American National Bank’s call reports can be accessed through the Federal Financial Institutions Examination Council, or FFIEC’s, website (https://cdr.ffiec.gov/public/). Reference to the call reports is for informational purposes only, and such call reports are not incorporated by reference into this proxy statement/prospectus.
The SEC allows United to incorporate by reference information in this proxy statement/prospectus. This means that United can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that United previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about United and its financial condition.
United SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2023
Quarterly Reports on Form 10-Q	Filed on May 9, 2024, August 9, 2024, November 8, 2024.
Current Reports on Form 8-K	Filed on May 16, 2024, July 26, 2024, September 3, 2024, September 4, 2024, December 3, 2024 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed April 2, 2024
United also incorporates by reference the description of United common stock contained as Exhibit 4.1 to United’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 23, 2024 with the SEC, including any amendment or report filed for the purpose of updating such description.
In addition, United incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the ANB Holdings special meeting, provided that United is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, United has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to United, and ANB Holdings has supplied all information contained in this proxy statement/prospectus relating to ANB Holdings.
Documents incorporated by reference are available from United without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from United at the following address and phone number:
United Community Banks, Inc.
200 East Camperdown Way
Greenville, South Carolina 29601
Attn: Jefferson Harralson
Telephone: (864) 240-6208
ANB Holdings shareholders requesting documents must do so by March 13, 2025 to receive them before the ANB Holdings special meeting. ANB Holdings shareholders will not be charged for any of these documents that you request. If you request any incorporated documents from United, United will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither United nor ANB Holdings has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A — Merger Agreement

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and between
UNITED COMMUNITY BANKS, INC.
and
ANB HOLDINGS, INC.
Dated as of December 2, 2024

A-i

A-ii

Schedules and Exhibits
Schedule A Company Shareholders Entering into Voting and Support Agreement
Exhibit A Form of Voting and Support Agreement
Exhibit B Form of Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS
Term	Section
280G Shareholder Vote	6.9(f)
401(k) Plan	6.9(a)
Acquisition Proposal	6.3(c)
Adverse Recommendation Change	6.1
Affiliate	9.1(b)(i)
Agreement	Preamble
ANB Eagle	3.2(a)
ANB Eagle Dissolution	6.14
ANB Eagle Dissolution Filings	6.14
Appraisal Statutes	1.5(c)
Articles of Dissolution	6.14
Articles of Merger	1.3
Asterisk	9.1(b)(ii)
Asterisk Lease	9.1(b)(ii)
Audited Financial Statements	3.4(a)
Balance Sheet Date	3.4(a)
Bank Articles of Merger	1.10
Bank Merger	1.10
Bank Merger Agreement	1.10
Base Amount	6.10(b)
BHC Act	3.1(a)
Business Day	9.1(b)(iii)
Call Reports	3.4(a)
Charter Documents	3.8(d)
Chosen Courts	9.9
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Bank	1.10
Company Benefit Plan	3.13(a)
Company Board	Recitals
Company Common Stock	1.5(a)
Company Disclosure Memorandum	Article 3
Company Financial Advisor	3.28(a)
Company Recommendation	6.1
Company Regulatory Agreement	3.10
Company Related Party	3.18
Company Shareholders	Recitals
Company Shareholders’ Meeting	6.1
Company Subsidiary	3.1(b)

A-iv

Term	Section
Company’s Knowledge	9.1(b)(iv)
Confidentiality Agreement	6.6(b)
Contract	3.2(b)
CRA	3.25
Data Room	9.1(a)
Dissenting Shares	1.5(c)
DOL	3.13(b)
Effective Time	1.3
Enforceability Exceptions	3.2(a)
Environmental Law	3.16(e)
ERISA Affiliate	3.13(a)
Exchange Act	3.14(m)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FBCA	1.1
FDIC	3.1(a)
Federal Reserve	3.2(c)
Financial Statements	3.4(a)
FIRPTA	7.2(f)
Florida Articles of Merger	1.3
Foreign Corrupt Practices Act	3.8(c)
GAAP	9.1(b)(vii)
GBCC	1.1
Georgia Articles of Merger	1.3
Governmental Authority	9.1(b)(v)
Hazardous Substance	3.16(e)
Indemnitees	6.10(a)
Intellectual Property	3.17
IRS	3.11(n)
Law	9.1(b)(vi)
Leased Property	3.15(c)
Leases	3.15(c)
Liens	3.3(b)
Loans	3.19(a)
Material Adverse Effect	9.1(b)(vii)
Material Contract	3.14
Materially Burdensome Regulatory Condition	6.4(a)
Merger	Recitals
Merger Consideration	1.5(a)
New Certificates	2.1
NYSE	2.2(e)
OCC	3.2(c)

A-v

Term	Section
Old Certificate	1.5(b)
Order	3.2(b)
Outside Date	8.1(e)
Parachute Payment	6.9(f)
Parent	Preamble
Parent Bank	1.10
Parent Common Stock	1.5(a)
Parent Disclosure Memorandum	Article 4
Parent SEC Filings	4.6(a)
Parent Severance Plan	6.9(d)
Parent’s Knowledge	9.1(b)(viii)
Permit	3.2(b)
Person	9.1(b)(ix)
Personal Data	3.8(f)
Proceeding	3.9(a)
Proxy Statement/Prospectus	3.30
Real Estate Agreement	9.1(b)(x)
Real Estate Lease Option	9.1(b)(x)
Real Estate Purchase	9.1(b)(x)
Real Estate Purchase Failure	7.2(i)
Real Estate Purchase Option	9.1(b)(x)
Registration Statement	3.30
Regulatory Agencies	3.10
Regulatory Approvals	3.2(c)
Related Party Agreement	3.18
Requisite Company Shareholder Vote	3.2(a)
SEC	3.2(c)
Securities Act	3.30
Security Breach	3.8(f)
Subsidiary	9.1(b)(x)
Superior Proposal	6.3(c)
Surviving Corporation	Recitals
Takeover Statutes	3.29
Tax	3.11(x)
Tax Return	3.11(x)
Termination Fee	8.3(a)
Third Party	6.3(a)
Unaudited Financial Statements	3.4(a)
Voting and Support Agreement	Recitals

A-vi

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 2, 2024, is entered into by and between United Community Banks, Inc., a Georgia corporation (“Parent”), and ANB Holdings, Inc., a Florida corporation (the “Company”).
WITNESSETH:
WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, the Company be merged with and into Parent (the “Merger”), with Parent surviving the Merger as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (the “Company Shareholders,” and each, a “Company Shareholder”) and (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Company Board, subject to the terms of this Agreement, has resolved to (a) recommend that the Company Shareholders adopt and approve this Agreement and (b) submit this Agreement to the Company Shareholders for adoption and approval;
WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is adopted as a plan of reorganization for purposes of Section 354 and Section 361 of the Code;
WHEREAS, as a material inducement to and condition of Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders listed on Schedule A attached hereto is entering into a voting and support agreement with Parent and the Company, effective as of the date hereof, substantially in the form attached hereto as Exhibit A (the “Voting and Support Agreement”); and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Parent pursuant to and with the effect provided in the Florida Business Corporation Act (the “FBCA”) and the Georgia Business Corporation Code (the “GBCC”). Parent shall be the Surviving Corporation resulting from the Merger and shall continue its corporate existence under the Laws of the State of Georgia. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.
1.2   Closing.   The closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 9:00 a.m. Eastern Time on a date which shall be the first Business Day of the first calendar month following the satisfaction or waiver (where legally permissible) of the latest to occur of the conditions set forth in Article 7 (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Parent; provided that, unless otherwise agreed to in writing by the Company and Parent, in the event that the Closing would occur on the first Business Day of March, June,

September or December pursuant to the terms of this Section 1.2, the Closing shall instead occur on the first Business Day of the immediately succeeding calendar month. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3   Articles of Merger and Effective Time.   At the Closing, the parties shall cause articles of merger, the forms of which shall be agreed upon in good faith by the parties prior to the Closing, to be duly executed and filed with the Department of State of the State of Florida as provided under the FBCA (the “Florida Articles of Merger”) and the Secretary of State of the State of Georgia as provided under the GBCC (the “Georgia Articles of Merger,” and together with the Florida Articles of Merger, the “Articles of Merger”), and shall make any other filings, recordings or publications required to be made by the Company or Parent under the FBCA or the GBCC in connection with the Merger. The Merger shall become effective as set forth in the Articles of Merger, and the “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the FBCA and the GBCC.
1.5   Conversion of Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:
(a)   Subject to Section 2.2(e), each share of common stock of the Company, $0.01 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for Dissenting Shares, shall be converted into the right to receive 1.650 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock of Parent, $1.00 par value per share (“Parent Common Stock,” and such consideration, the “Merger Consideration”).
(b)   All of the shares of Company Common Stock converted into the right to receive Parent Common Stock pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate (it being understood that any reference herein to a “certificate” representing shares of Parent Common Stock shall be deemed to include, unless the context otherwise requires, reference to book-entry account statements relating to the ownership of shares of Parent Common Stock) representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock (together with the other items specified in the immediately preceding sentence) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio; provided that nothing contained in this sentence shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable Law with respect to such shares) in accordance with Sections 607.1301 through 607.1340 of the FBCA (the “Appraisal Statutes”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.5(a) above, without interest thereon, upon surrender of such shares of Company Common Stock. The Company shall give prompt notice to Parent of any demands received by the Company from a record or beneficial holder of Company Common Stock for appraisal, of any withdrawals of such demands and of any other documents or instruments received by the Company related to the foregoing, and Parent shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.
(d)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock or owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
1.6   Parent Common Stock.   At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
1.7   Articles of Incorporation of Surviving Corporation.   At the Effective Time, the articles of incorporation of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.
1.8   Bylaws of Surviving Corporation.   At the Effective Time, the bylaws of Parent in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.
1.9   Directors and Officers of Surviving Corporation.   The directors and officers of Parent as of immediately prior to the Effective Time shall continue to serve as the directors and officers of the Surviving Corporation from and after the Effective Time.
1.10   Bank Merger.   Immediately following the Merger, American National Bank, a national banking association organized under the Laws of the United States of America and direct, wholly-owned Subsidiary of the Company (“Company Bank”), shall merge (the “Bank Merger”) with and into United Community Bank, a South Carolina state-chartered bank and wholly-owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in the form attached hereto as Exhibit B (the “Bank Merger Agreement”), which shall be entered into by Company Bank and Parent Bank following the date of this Agreement and prior to the submission of the applications, notices and filings required in order to obtain the Regulatory Approvals pursuant to Section 6.4(b). Each of the Company and Parent shall adopt and approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Company Bank and Parent Bank, respectively, and the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of merger or statements of merger (the “Bank Articles of Merger”) and such other documents and certificates as are necessary to cause the Bank Merger to become effective immediately following the Effective Time.

ARTICLE 2
EXCHANGE OF SHARES
2.1   Parent to Make Merger Consideration Available.   At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of holders of Old Certificates, for exchange in accordance with this Article 2, certificates or, at Parent’s option, evidence of shares in book-entry form (collectively referred to herein as “New Certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock, and cash in lieu of fractional shares (such cash and New Certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event more than five (5) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent), the form of which shall be agreed in good faith by the parties prior to the Closing, and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article 1 and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article 2, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate had been converted into the right to receive.
(c)   If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Parent Common Stock and cash in lieu of fractional shares as provided in this Article 2.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former Company Shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of Parent Common Stock on the five (5) full trading days immediately preceding the Closing Date as reported on the New York Stock Exchange (“NYSE”), multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former Company Shareholder that has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(g)   Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made; provided that, if deduction or withholding is required, Parent or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide the Company with written notice of Parent’s or the Exchange Agent’s intention to withhold at least five (5) Business Days prior to any such withholding, and Parent and the Exchange Agent shall use commercially reasonable efforts to minimize any such Taxes.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate, a New Certificate representing the number of whole shares of Parent Common Stock, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the applicable section of the disclosure memorandum delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Memorandum”) (it being understood that any disclosure made in the Company Disclosure Memorandum with respect to a section of this Article 3 shall be deemed to apply to and qualify (a) the section set forth in this Article 3 to which it corresponds in number and (b) (i) any other section of this Article 3 specifically referenced or cross-referenced and (ii) any other section of this Article 3 to the extent it is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific reference or cross-reference) that such disclosure applies to such other section), the Company hereby represents and warrants to Parent as follows:
3.1   Organization, Standing and Power.
(a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the “BHC Act”). Company Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States of America. Each of the Company and Company Bank has the corporate power and authority to carry on its business as presently conducted and to own, lease and operate its properties. Each of the Company and Company Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due in all material respects, and to the Company’s Knowledge, no proceedings for the termination of such insurance are pending or threatened. True, correct and complete copies of the Articles of Incorporation of the Company, the Bylaws of the Company, the Articles of Association of Company Bank and the Bylaws of Company Bank, each as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.
(b)   Each Subsidiary of the Company (each, a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) other than Company Bank (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary, including Company Bank, to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 3.1(b) of the Company Disclosure Memorandum lists all of the Company Subsidiaries, including Company Bank, and for each Company Subsidiary, the jurisdiction of formation. True, correct and complete copies of the Charter Documents of each Company Subsidiary have previously been made available by the Company to Parent. Except as set forth on Sections 3.1(b) and 3.23 of the Company Disclosure Memorandum, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any securities or other investment assets.
3.2   Authority of the Company; No Conflicts; Consents.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Shareholder Vote, all required consents and the Regulatory Approvals, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Company Board, and the Company Board has adopted this Agreement. The

Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is fair to, and in the best interests of, the Company and the Company Shareholders, and has resolved to (i) recommend that the Company Shareholders adopt and approve this Agreement and (ii) submit this Agreement to the Company Shareholders for adoption and approval at a meeting of such shareholders in accordance with the terms of this Agreement, and has adopted resolutions to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Shareholder Vote”), (ii) the adoption and approval of the Bank Merger Agreement by the Company as Company Bank’s sole shareholder and (iii) the adoption and approval of the dissolution of ANB Eagle, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“ANB Eagle”), by the Company as ANB Eagle’s sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby (including the Bank Merger), nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s Charter Documents or any resolution adopted by the Company Board or the Company Shareholders or any Company Subsidiary; (ii) except as set forth on Section 3.2(b) of the Company Disclosure Memorandum, violate, conflict with, constitute or result in a default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require any consent pursuant to, or result in the creation of any Lien on any asset or property of the Company or any of the Company Subsidiaries under, any agreement, contract, instrument, arrangement or understanding, whether oral or written, that is legally binding (each, a “Contract”) or Permit of the Company or any of the Company Subsidiaries; or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets. As used in this Agreement, (A) the term “Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Authority of competent jurisdiction or pursuant to any Law, and (B) the term “Order” shall mean any award, injunction, judgment, decree, determination, writ, stipulation, settlement, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
(c)   Except for the Regulatory Approvals and the ANB Eagle Dissolution Filings (as defined below), no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement (including the Bank Merger). As used in this Agreement, the term “Regulatory Approvals” shall mean (i) the filing of applications, filings and notices, as applicable, with NYSE by Parent, (ii) the filing of notices with the Office of the Comptroller of the Currency (the “OCC”) by Company Bank, (iii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement (which will include the Proxy Statement/Prospectus) by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iv) the filing of the Florida Articles of Merger, the Georgia Articles of Merger and the Bank Articles of Merger, (v) approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the South Carolina Board of Financial Institutions and any other regulatory agency which is required to consummate the transactions contemplated by this Agreement (including the Bank Merger), and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on NYSE.
3.3   Capital Stock.
(a)   The authorized capital stock of the Company consists of (i) 5,000,000 shares of Company Common Stock, of which (1) 1,443,007 shares are issued and outstanding, and (2) no shares are held in treasury and (ii) 2,000,000 shares of preferred stock of the Company, $0.01 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which Company Shareholders may vote. No trust preferred or subordinated debt securities of the Company are issued or outstanding. There are no (A) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, the Company Common Stock or any other capital stock or voting securities of the Company or any of the Company Subsidiaries, or (B) outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except for the Voting and Support Agreement, to the Company’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company. No Company Subsidiary owns any shares of Company Common Stock or other equity interests of the Company.
(b)   Except as set forth on Section 3.3(b) of the Company Disclosure Memorandum, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any license, sublicense, covenant, condition, restriction, option, right of first refusal or offer (or other third party right), liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary.
3.4   Financial Statements.
(a)   Copies of (i) the Company’s consolidated audited financial statements including the financial information of the Company as of December 31, 2023, 2022, 2021 and 2020, including the balance sheets, statements of income, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows for the years then ended (collectively, the “Audited Financial Statements”), (ii) the Consolidated Reports of Condition and Income that were filed by Company Bank prior to the date hereof in 2024, 2023, 2022 and 2021 (collectively, the “Call Reports”) and (iii) the unaudited consolidated balance sheet of the Company as of October 31, 2024 (the “Balance Sheet Date”) and the related statements of comprehensive income (loss) for the ten-month period then ended (the “Unaudited Financial Statements”) ((i), (ii) and (iii) collectively, the “Financial Statements”) have previously been made available to Parent.
(b)   Subject to the assumptions and qualifications set forth therein, the Financial Statements, when read together, (i) present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for the respective periods or as of the respective dates set forth therein (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (ii) have been prepared in accordance with the books and records of the Company and the Company Subsidiaries and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. All Call Reports required to be filed by Company Bank within the twenty-four (24) months preceding the date hereof have been filed on a timely basis. As of their respective filing dates, the Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable governmental agency or body, as the case may be. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2022, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of, or in connection with, any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)   Except as set forth in the Financial Statements or on any schedules hereto, neither the Company nor any of the Company Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of the Company or the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.
(d)   The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company or the Company Subsidiaries or their respective accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and applicable Law. None of the Company, the Company Subsidiaries, or to the Company’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of the Company or any of the Company Subsidiaries, has made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any director, senior executive officer, or auditor independent accountant of the Company or the Company Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls.
(e)   The Company and the Company Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to the Company and the Company Subsidiaries is made known in a timely manner to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
3.5   ANB Eagle.   Since January 1, 2022, ANB Eagle has not engaged in any business activities or operations. Except as set forth on Section 3.5(a) of the Company Disclosure Memorandum, as of the date of this Agreement, ANB Eagle is not party to any Contract or any other arrangement with any of the Company, Company Bank and/or any third party. Section 3.5(b) of the Company Disclosure Memorandum sets forth, as of the Balance Sheet Date, the non-consolidated balance sheet of ANB Eagle. As of the Balance Sheet Date, ANB Eagle does not have any liability or obligation (whether absolute, accrued, contingent or otherwise) except for those liabilities that are reflected or reserved against on the non-consolidated balance sheet of ANB Eagle set forth on Section 3.5(b) of the Company Disclosure Memorandum.
3.6   Absence of Undisclosed Liabilities.   Neither the Company nor any of the Company Subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (b) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement, (c) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (d) those liabilities and obligations, if any, set forth on Section 3.6 of the Company Disclosure Memorandum.
3.7   Absence of Certain Changes or Events.   From the Balance Sheet Date through the date of this Agreement, except as set forth on Section 3.7 of the Company Disclosure Memorandum, (a) the Company

and the Company Subsidiaries have operated in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect with respect to the Company or the Company Subsidiaries and (c) there has been no action taken by the Company or any of the Company Subsidiaries that would have required Parent’s consent if the Company had been subject to Section 5.1 at such time.
3.8   Compliance with Laws.
(a)   The Company and each of the Company Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, and any other Law relating to bank secrecy, fair lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.
(b)   The Company and each of the Company Subsidiaries hold, and have at all times since January 1, 2021 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and no suspension or cancellation of any such necessary license, franchise, Permit or authorization is pending or, to the Company’s Knowledge, threatened.
(c)   None of the Company, any of the Company Subsidiaries, or, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or other Persons acting at the direction of the Company or a Company Subsidiary has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”); or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
(d)   Neither the Company nor any of the Company Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, articles of association, bylaws, operating agreement or other similar organizational document (collectively, “Charter Documents”), (ii) any Material Contract or (iii) any material Permit which it holds.
(e)   The Company has implemented one or more policies addressing each of ethics, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies and other material policies as may be required by any applicable Law for itself and the Company Subsidiaries, and a complete and correct copy of each such policy has been made available to Parent. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
(f)   The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable Law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge, there are no data security or other technological vulnerabilities with respect to the Company’s or any of the Company Subsidiaries’ information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.9   Legal Proceedings.
(a)   Except as set forth on Section 3.9(a) of the Company Disclosure Memorandum, there is no legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature (each, a “Proceeding”) pending or, to the Company’s Knowledge, threatened, either (i) against the Company or any of the Company Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)   Except as set forth on Section 3.9(b) of the Company Disclosure Memorandum, there is no Order either (i) outstanding against the Company or any of the Company Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(c)   To the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against the Company or any of the Company Subsidiaries.
3.10   Regulatory Matters.   The Company and each of the Company Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2021 with (a) the OCC, (b) the Federal Reserve, (c) the FDIC, (d) any state regulatory authority, (e) any self-regulatory organization, (f) any other applicable bank regulatory agencies and (g) any other applicable Governmental Authority ((a) through (g), collectively, the “Regulatory Agencies”) and have paid all applicable fees, premiums and assessments due and payable thereto. Since January 1, 2021, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with applicable Law. Neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2021, has been ordered to pay any civil money penalty by, or since January 1, 2021, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised since January 1, 2021 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority relating to the Company or any of the Company Subsidiaries. To the Company’s Knowledge, no Regulatory Agency or other Governmental Authority has initiated or has pending any proceeding or investigation into the business or operations of the Company or any of the Company Subsidiaries since January 1, 2021, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since January 1, 2021. To the Company’s Knowledge, there are no facts or circumstances related to it that would materially impede or delay receipt of any required Regulatory Approvals. Notwithstanding the foregoing, in no event shall this Section 3.10 require any disclosure to be made (or other action to be taken) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Regulatory Agency or other Governmental Authority by any party to this Agreement where such disclosure is prohibited by applicable Law.
3.11   Tax Matters.
(a)   (i) All federal and state income Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by the Company or the Company Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws; (ii) all Taxes due and owing by the Company or the Company Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date;

(iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised by a relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending or unresolved as of the date of this Agreement, or, if pending or unresolved, have been specifically identified by the Company to Parent and adequately reserved for in the Financial Statements. Neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, other than an extension granted in the ordinary course of business.
(b)   No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or presently being conducted with respect to the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company or the Company Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of the Company Subsidiaries. Section 3.11(b) of the Company Disclosure Memorandum lists all state and federal Tax Returns filed by the Company and the Company Subsidiaries for taxable periods ended on or after December 31, 2018, indicates those state and federal Tax Returns that have been audited and indicates those state and federal Tax Returns that currently are the subject of audit. Parent has received true, correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by the Company for taxable periods ended on or after January 1, 2020, and have received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by the Company with respect to those taxable periods.
(c)   There are no Liens on the Company’s or any of the Company Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements.
(d)   Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency that is currently in effect.
(e)   To the Company’s Knowledge, the Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(f)   Except as set forth on Section 3.11(f) of the Company Disclosure Memorandum, neither the Company nor any of the Company Subsidiaries is (or has been) a party to any Tax allocation, tax sharing, or tax indemnitee agreement. Neither the Company nor any of the Company Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company); or (ii) has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee, successor, by contract or otherwise. All Tax allocation, tax sharing, or tax indemnity agreements will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, the Company and the Company Subsidiaries shall have no further liability or claim under such Tax allocation, tax sharing, or tax indemnity agreements.
(g)   There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Company Subsidiary is a party and that could be treated as a partnership for federal income Tax purposes.
(h)   Neither the Company nor any Company Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.
(i)   No claim has been made in the last five (5) years in writing by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company (or such Company Subsidiary) is or may be subject to taxation by that jurisdiction nor is there any factual or legal basis for any such claim.
(j)   Neither the Company nor any Company Subsidiary has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(k)   Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)   Neither the Company nor any Company Subsidiary participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.
(m)   Neither the Company nor any Company Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).
(n)   Neither the Company nor any of the Company Subsidiaries has obtained a private letter ruling or closing agreements from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).
(o)   Neither the Company nor any Company Subsidiary is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; or (iii) a “passive foreign investment company” nor has the Company or any Company Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Sections 1296 or 1297 of the Code.
(p)   The Company and each Company Subsidiary is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.
(q)   Except as set forth on Section 3.11(q) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax Law), 162 (other than 162(a)), or 404 of the Code.
(r)   Neither the Company nor any Company Subsidiary has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Merger; (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date; (iii) as a result of any prepaid amount received on or prior to the day of the Effective Time; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(s)   The Company and the Company Subsidiaries have complied in all material respects with all applicable unclaimed property Laws. The Company’s and each Company Subsidiary’s records are adequate to permit a Governmental Authority or other outside auditor to confirm the foregoing representation.

(t)   The unpaid Taxes of the Company and each Company Subsidiary (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Company Subsidiary in filing its Tax Returns. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from any extraordinary transaction, outside the ordinary course of business consistent with past custom and practice.
(u)   The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).
(v)   The Company has made reasonable efforts to provide or make available to Parent all of the Company’s and the Company Subsidiaries’ books and records with respect to Tax matters pertinent to the Company or the Company Subsidiaries relating to any Tax periods commencing on or before the Closing Date including all Tax opinions relating to and in the audit files of the Company or the Company Subsidiaries.
(w)   Neither the Company nor any of the Company Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(x)   As used in this Agreement, (i) the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and (ii) the term “Tax Return” means any return, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
3.12   Labor Relations.
(a)   There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or similar labor agreement. The Company and the Company Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law. The Company and the Company Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws, rules or regulations intends to conduct an investigation with respect to or relating to the Company or the Company Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.
(b)   Since the Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or the Company Subsidiaries.
(c)   Except as set forth on Section 3.12(c) of the Company Disclosure Memorandum, neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.
(d)   Section 3.12(d) of the Company Disclosure Memorandum sets forth a complete list of all employees of the Company and the Company Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, current salary or wage, total compensation for 2023, current target bonus opportunity, date of hire, status as full or part-time, status as active or on-leave (and type of leave) and exempt or non-exempt and office location).
(e)   None of the Company and the Company Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business. The Company and each of the Company Subsidiaries have paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any of the Company Subsidiaries has been subject to any special or penalty assessment under such legislation that has not been paid.
(f)   Except as set forth on Section 3.12(f) of the Company Disclosure Memorandum, there are no employment agreements, severance agreements or similar arrangements to which the Company or a Company Subsidiary is a party.
(g)   Except as set forth on Section 3.12(g) of the Company Disclosure Memorandum, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between the Company or a Company Subsidiary and any current or former employee of the Company or a Company Subsidiary.
(h)   Except as set forth on Section 3.12(h) of the Company Disclosure Memorandum, to the Company’s Knowledge, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between any of current employees of the Company or the Company Subsidiaries and any third party.
3.13   Company Benefit Plans.
(a)   Section 3.13(a) of the Company Disclosure Memorandum sets forth a true and complete list of each plan, policy, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) with respect to which the Company or any Company Subsidiary has or may have any liability, or whereby the Company, any Company Subsidiary or any of their ERISA Affiliates (as defined below) provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual of the Company or a Company Subsidiary, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, commissions, stock option or other equity-based compensation, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, vacation, paid-time off or sick leave, pension, retirement, health or insurance plans, policies, agreements, or arrangements (each, a “Company Benefit Plan”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to the Company or any Company Subsidiary, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any Company Subsidiary, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.
(b)   With respect to each Company Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Company Benefit Plan and, in the case of any such Company Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) Forms 1094 and 1095 for 2017, 2018, 2019, 2020, and 2021; (v) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Company Benefit Plan which is intended to qualify under Section 401(a) of the Code; (vi) current ERISA bonds; and (vii) all non-routine correspondence to and from the IRS, DOL, or any other Governmental Authority within the past three (3) years relating to any such Company Benefit Plan (which, for the avoidance of doubt, excludes the documentation provided under (iii) and (v) above). The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (the “DOL”) or any other Governmental Authority.

(c)   Except as set forth on Section 3.13(c) of the Company Disclosure Memorandum, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to the Company’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by applicable Law or under the terms of any such Company Benefit Plan or any Contract relating thereto as of the Closing Date have been made; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; (v) no penalty has been assessed, or is reasonably expected to be assessed, with respect to any such Company Benefit Plan by any Governmental Authority; and (vi) to the Company’s Knowledge, no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.
(d)   With respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, and, to the Company’s Knowledge, there are no circumstances and no events have occurred that could adversely affect the qualified status of any such Company Benefit Plan or the related trust.
(e)   All contributions (including, without limitation, all employer contributions and employee salary reduction contributions), premiums and benefit payments required by and due from the Company and a Company Subsidiary under or in connection with the terms of each Company Benefit Plan have been made within the time periods prescribed by each such Company Benefit Plan, ERISA and the Code.
(f)   Except as set forth on Section 3.13(f) of the Company Disclosure Memorandum, each Company Benefit Plan may be amended, terminated or otherwise modified by the Company in its sole discretion, including the elimination of any and all future benefit accruals thereunder, without any adverse consequences to the Company, other than providing COBRA benefits to qualified beneficiaries of any such Company Benefit Plan that is a group health plan. No communications or provision of any such Company Benefit Plan has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Company Benefit Plan. Except as set forth on Section 3.12(f) of the Company Disclosure Memorandum, neither the Company nor any Company Subsidiary has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. Except as set forth on Section 3.12(f) of the Company Disclosure Memorandum, each asset held under each Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge, comparable liability, or consent of a Person, other than the Company or the trustee of such plan.
(g)   Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder in all material respects. No payment to be made under any Company Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. Neither the Company nor any Company Subsidiary has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.
(h)   No Company Benefit Plan is subject to the Laws of any jurisdiction outside the United States.
(i)   Except as set forth on Section 3.13(i) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of the Company or any Company Subsidiary;

(ii) increase any benefits payable under any Company Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.
(j)   Except as set forth on Section 3.13(j) of the Company Disclosure Memorandum, neither the Company nor any Company Subsidiary has announced any type of plan or binding commitment to create any additional Company Benefit Plan, to enter into any agreement with any current or former employee, officer, director, or other individual or to amend or modify any existing Company Benefit Plan or agreement with any current or former employee, officer, director, or other individual.
(k)   Except as set forth on Section 3.13(k) of the Company Disclosure Memorandum, neither the Company, any Company Subsidiary nor any Company Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA. The Company and the Company Subsidiaries and the sponsors and administrators of the Company Benefit Plans have at all times complied with COBRA in all material respects, and have maintained adequate records to evidence such compliance.
(l)   No Company Benefit Plan is, and neither the Company, any Company Subsidiary nor any ERISA Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent under, a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Company Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. None of the Company Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No Company Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan.
(m)   Section 3.13(m) of the Company Disclosure Memorandum sets forth a complete list of all severance and termination benefits with respect to which the Company or any Company Subsidiary has or will have any liability, under any Company Benefit Plan or other employment agreement, severance agreement, program, practice, or arrangement.
(n)   The consummation of the transactions contemplated by this Agreement will not require the funding (whether on a formal or informal basis, through a grantor trust or otherwise) of the benefits under any Company Benefit Plan for which funding the Company, any Company Subsidiary or, following the Closing, Parent could have any liability or obligation.
(o)   No current or former employees of the Company, any Company Subsidiary or any ERISA Affiliate participate or participated in any Company Benefit Plan pursuant to the terms of a collective bargaining agreement.
(p)   Except as set forth on Section 3.13(p) of the Company Disclosure Memorandum, the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of the Company or any Company Subsidiary (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.
(q)   Except as set forth on Section 3.13(q) of the Company Disclosure Memorandum, no non-exempt reportable event within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Company Benefit Plan for which the Company, any Company Subsidiary, ERISA Affiliate or, after the Closing, Parent, could have any liability, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.
(r)   No Company Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.

(s)   Neither the Company nor any of the Company Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
(t)   Each Company Benefit Plan that covers current or former employees (including leased employees) of the Company or any Company Subsidiary satisfies the requirements of the Patient Protection and Affordable Care Act (including any successor Law) and the regulations and guidance issued thereunder, such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to such Law that relates to such group health plan. No condition exists that could cause the Company or any of the Company Subsidiaries or their respective ERISA Affiliates to have any liability for any assessable payment under Section 4980H of the Code. No event has occurred or condition exists that could subject the Company or any of the Company Subsidiaries or their respective ERISA Affiliates to any liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or Section 4980D of the Code. The Company and each of the Company Subsidiaries have maintained records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. Neither the Company nor any of the Company Subsidiaries or ERISA Affiliates has modified the employment or service terms of any employee or service provider for the purpose of excluding such employee or service provider from full-time status for purposes of the Patient Protection and Affordable Care Act.
(u)   Each individual who is classified by the Company or any Company Subsidiary as an independent contractor has been properly classified for purposes of participation in, and benefit accrual under, each Company Benefit Plan.
3.14   Material Contracts.   Section 3.14 of the Company Disclosure Memorandum sets forth a list of each of the following Contracts of the Company and, where applicable, the Company Subsidiaries (each Contract of the Company and, where applicable, the Company Subsidiaries, of a type described in this Section 3.14, whether or not set forth in the Company Disclosure Memorandum, a “Material Contract”):
(a)   any lease of real property;
(b)   any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate annual payments or obligations of $100,000 or more;
(c)   any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of the Company or any of the Company Subsidiaries;
(d)   any partnership, joint venture or other similar Contract;
(e)   any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);
(f)   any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by the Company or any of the Company Subsidiaries for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);
(g)   any Contract that creates future annual payments or obligations in excess of $100,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;
(h)   any naming rights, license, franchise or similar Contract, other than non-exclusive licenses granted to the Company or any of the Company Subsidiaries for the use of commercially available off-the-shelf software or information technology services;

(i)   any settlement, consent or similar Contract (including with a Governmental Authority) that contains any continuing material obligations of the Company or any of the Company Subsidiaries;
(j)   any Related Party Agreement;
(k)   any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including any finder’s agreement imposed on the Company or the Company Subsidiaries, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;
(l)   any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any assets, rights or property of the Company or any of the Company Subsidiaries, or that provides for the Company or any of the Company Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations; and
(m)   any other Contract that, if the Company were subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would constitute a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K.
The Company represents and warrants to Parent as set forth on Section 3.14(n) of the Company Disclosure Memorandum. All Material Contracts are valid and binding agreements of the Company or a Company Subsidiary, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by the Enforceability Exceptions. Neither the Company nor any of the Company Subsidiaries is in violation or breach of or default under any Material Contract in any material respect. To the Company’s Knowledge, no third party is in violation or breach of or default under any Material Contract in any material respect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No third-party counterparty to any Material Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Material Contract.
3.15   Title to Assets; Real Property.
(a)   Except as set forth on Section 3.15(a) of the Company Disclosure Memorandum, as of the date of this Agreement, the Company or one of the Company Subsidiaries has, and as of the Closing, the Company or one of the Company Subsidiaries will have good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected on the Balance Sheet as being owned or leased, as applicable (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business), and none of such properties or assets is subject to any Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Except as disclosed in Section 3.15(a) of the Company Disclosure Memorandum, all such properties and assets are in good operating condition and repair, ordinary wear and tear expected, and, in all material respects, are fit for the uses to which they are being put.
(b)   Neither the Company nor any of the Company Subsidiaries own any real property, including “real estate owned” acquired as a result of debts previously contracted or exercising remedies under Loans held by the Company or one of the Company Subsidiaries that is not used for the operations of the Company or the Company Subsidiaries.
(c)   Section 3.15(c) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which the Company or one of the Company Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property”). All such Leases are valid, legally binding, in full force and effect and enforceable in accordance with their terms, except as such enforceability may be limited by the Enforceability

Exceptions. Other than as set forth on Section 3.15(c) of the Company Disclosure Memorandum, there is not under any of the Leases: (i) any material default by the Company or any of the Company Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to the Company’s Knowledge, any default or claim of default against any lessor to or lessee of the Company or any of the Company Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated by this Agreement will not result in a breach or default under any of the Leases, and, except as set forth on Section 3.15(c) of the Company Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. The Company has made available to Parent true, correct and complete copies of the Leases, and no Lease has been modified or amended in any respect since the date it was made available. Except as set forth on Section 3.15(c) of the Company Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither the Company nor any of the Company Subsidiaries has received written notice that the landlord with respect to any Lease would refuse to renew such Lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against the Leased Property.
3.16   Environmental Matters.
(a)   (i) No notice, notification, demand, request for information, citation, summons or Order has been received by the Company or any of the Company Subsidiaries, no complaint has been filed against the Company or any of the Company Subsidiaries, no penalty has been assessed against the Company or any of the Company Subsidiaries, and no government investigation, private investigation, action, claim or suit, including by any third party, is pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) to the Company’s Knowledge, there is no reasonable basis for any notice, notification, demand, request for information, citation, summons, Order, complaint, penalty, investigation, action, claim or suit referred to in subclause (i) above; (iii) the Company, each of the Company Subsidiaries and, to the Company’s Knowledge, the Leased Property are, and have been, in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iv) neither the Company nor any of the Company Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; and (v) neither the Company nor any of the Company Subsidiaries is party to any agreement, Order, letter agreement, settlement agreement or memorandum of agreement that imposes any obligations under any Environmental Law. Each of the Company and the Company Subsidiaries has developed, incorporated into its policies and is undertaking commercially reasonable risk management procedures in connection with its origination and servicing of Loans, including in the exercise of any rights in the event of a borrower default, so as to minimize any potential liability to the Company or any of the Company Subsidiaries under any Environmental Laws.
(b)   To the Company’s Knowledge, there has been no release of any Hazardous Substance by the Company or any of the Company Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability, including liability to third parties, under applicable Environmental Laws.
(c)   No Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of the Company Subsidiaries or as a result of any operations or activities of the Company or any of the Company Subsidiaries at any location, and no other condition has existed or event has occurred with respect to the Company or any of the Company Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to the Company or any of the Company Subsidiaries under any Environmental Law.

(d)   The Company has delivered to Parent true, correct and complete copies and results of any reports, studies, analyses, tests, communications or other monitoring documents in the possession, custody or control of the Company or any of the Company Subsidiaries pertaining to Hazardous Substances at the Leased Property and concerning compliance by the Company or any of the Company Subsidiaries with Environmental Laws.
(e)   As used in this Agreement, “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law; and “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority relating to (1) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (2) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (3) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance.
3.17   Intellectual Property.   Section 3.17 of the Company Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of the Company and the Company Subsidiaries, as presently conducted. The Company and each of the Company Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. (a) (i) To the Company’s Knowledge, the use of any Intellectual Property by the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to the Company that the Company or any of the Company Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) to the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of the Company Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of the Company Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and the Company Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and the Company Subsidiaries that is necessary to the conduct of business of the Company and the Company Subsidiaries, as presently conducted. For purposes of this Agreement, “Intellectual Property” means (1) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (2) inventions, and discoveries, whether patentable or not, in any jurisdiction; (3) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (4) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (5) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; (6) registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (7) any similar intellectual property or proprietary rights.
3.18   Related Party Transactions.   Except as set forth on Section 3.18 of the Company Disclosure Memorandum, there are no, and since December 31, 2021, there have been no, transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company or any of the Company Subsidiaries (other than the Company and the Company Subsidiaries), director or executive officer (current or at the time of entry into any such transaction, arrangement or Contract) of the Company or any of the Company Subsidiaries, or equity holder (current or at the time of entry into any such transaction, arrangement or Contract) of the Company or any of the Company Subsidiaries (or any of the foregoing Persons’ immediate family members or Affiliates (other than the Company and the Company Subsidiaries)), on the other hand, or any insurance policies of the Company or any of the Company Subsidiaries brokered, administered, serviced, shared or maintained by any Affiliate of the Company or the Company Subsidiaries (other than the Company and the Company Subsidiaries) (any such Person, a “Company Related Party,” and any such arrangement, policy or Contract, a “Related Party Agreement”).
3.19   Loans.
(a)   Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by the Company and the Company Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all applicable Laws, (ii) has been made, entered into or acquired by the Company or one of the Company Subsidiaries in accordance with customary loan policies approved by the Company Board, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, the Company or one of the Company Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect and (v) to the Company’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the Enforceability Exceptions. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by the Company or any of the Company Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by the Company or a Company Subsidiary in good faith and in its ordinary course of business. For purposes of this Section 3.19(a), the phrase “enforceable in accordance with their terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(b)   The Company and the Company Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Balance Sheet Date (i) are contractually past due thirty (30) days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss” (or words of similar import), together with the principal amount on each such Loan and the identity of the obligor thereunder. True, correct and complete copies of the currently effective lending policies and practices of the Company and each of the Company Subsidiaries have been made available to Parent.
(c)   Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, the Company’s (and the applicable Company Subsidiary’s, as applicable) underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects. The Company and the Company Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.
(d)   Except as set forth on Section 3.19(d) of the Company Disclosure Memorandum, none of the agreements pursuant to which the Company or any of the Company Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of the Company or the Company Subsidiaries, as applicable.
(e)   The Company has made available to Parent true, correct and complete copies of the loan files related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.

(f)   All payments made on the Loans have been properly credited to the respective Loan.
(g)   As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by the Company or the Company Subsidiaries subject to the Company fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.
(h)   Section 3.19(h) of the Company Disclosure Memorandum sets forth a list of all Loans by the Company and the Company Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of the Company Subsidiaries. There are no Loans to any employee, officer, director, principal shareholder or other Affiliate of the Company or the Company Subsidiaries on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all applicable Laws. Each Loan disclosed on Section 3.19(h) of the Company Disclosure Memorandum has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.
(i)   Neither the Company nor any of the Company Subsidiaries engages in or has engaged in, since at least January 1, 2009, the business of originating, purchasing, selling or servicing mortgage loans.
3.20   Allowances for Loan and Credit Losses.   The allowances for loan and credit losses contained in the Financial Statements and the allowances for loan and credit losses shown on any financial statements delivered in accordance with Section 6.13, as the case may be, were and will be established in accordance with the practices and experiences of the Company and the Company Subsidiaries and were and will be in accordance with the requirements of GAAP.
3.21   Interest Rate Risk Management Instruments.   Neither the Company nor any of the Company Subsidiaries is a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements.
3.22   Deposits.   The deposit accounts of Company Bank are insured by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Company Bank, and Company Bank’s records accurately reflect such accrual of interest. The deposit accounts of Company Bank have been originated in accordance with the terms of the respective governing documents and in compliance with all applicable Laws. Neither the Company nor Company Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Company Bank. There are no proceedings for the termination of such deposit insurance pending or, to the Company’s Knowledge, threatened, and Company Bank has not received any written claim or notice threatening action alleging any of the foregoing. None of the deposits of Company Bank are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2). Section 3.22 of the Company Disclosure Memorandum sets forth (x) the aggregate total deposit balances for Company Bank as of October 31, 2024, (y) a list of the top 20 deposit relationships of Company Bank and respective deposit balances and rates as of October 31, 2024 and (z) the deposit accounts held by Company Related Parties at Company Bank and the balances in such deposit accounts as of October 31, 2024.
3.23   Investment Portfolio.   Section 3.23 of the Company Disclosure Memorandum sets forth all investment securities held by the Company or the Company Subsidiaries. All investment securities held by the Company or the Company Subsidiaries are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies. Each of the Company and the Company Subsidiaries have good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Financial Statements or on Section 3.23 of the Company Disclosure Memorandum and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or the Company Subsidiaries.

3.24   Bank Secrecy Act, Anti-Money Laundering and OFAC, and Customer Information.   The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of the Company Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company or Company Bank pursuant to 12 C.F.R. Part 364. The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of the Company and the Company Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause the Company or any of the Company Subsidiaries to undertake any material remedial action. The Company Board (or, where appropriate, the Board of Directors (or similar governing body) of any of the Company Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Company (or such other of the Company Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.
3.25   CRA Compliance.   Company Bank is “well capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause (a) Company Bank to receive any notice of non-compliance with the provisions of the CRA or (b) Company Bank’s CRA rating to decrease below the “satisfactory” level. To the Company’s Knowledge, there is no reason that Company Bank’s CRA rating would result in the Regulatory Approvals being denied or delayed.
3.26   Insurance.   Each of the Company and the Company Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of the Company has reasonably determined to be prudent and customary with respect to their businesses, properties and assets by insurers of recognized financial responsibility. The Company maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Section 3.26 of the Company Disclosure Memorandum sets forth (a) a list of all insurance policies maintained with respect to the business and assets of the Company and the Company Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since January 1, 2021, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims and the retention and deductibles with respect to such claims. Neither the Company nor any of the Company Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be materially higher than existing insurance coverage. All insurance policies with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, neither the Company nor any of the Company Subsidiaries have received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with respect to the Company or any of the Company Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.
3.27   Trust and Wealth Management, Investment Advisory, Insurance and Broker-Dealer Matters.
(a)   Neither the Company nor any of the Company Subsidiaries (i) engages in or has engaged in the trust or wealth management business or (ii) serves as or has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

(b)   No Company Subsidiary provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) that require it to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.
(c)   No Company Subsidiary conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(d)   No Company Subsidiary conducts broker-dealer activities that require it to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.
3.28   Brokers; Fairness Opinion.
(a)   With the exception of the engagement of Hovde Group, LLC (the “Company Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The aggregate fees provided for in connection with the engagement of the Company Financial Advisor related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger, have been disclosed to Parent or are set forth in Section 3.28 of the Company Disclosure Memorandum.
(b)   The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration or Exchange Ratio, as the case may be, is fair, from a financial point of view, to the holders of Company Common Stock.
3.29   State Takeover Laws.   The Company and the Company Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “shareholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Florida or of any other state that are applicable to the transactions contemplated by this Agreement (any of the foregoing, “Takeover Statutes”). The Company and the Company Subsidiaries have taken all action required to be taken by the Company or the Company Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.
3.30   Accuracy of Information.   No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including the Company Disclosure Memorandum, furnished to Parent pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which such statements were or are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the prospectus in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and the proxy statement of the Company relating to the Company Shareholders’ Meeting, including any amendments or supplements thereto (the “Proxy Statement/Prospectus”), on the date it (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, (b) the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to this Agreement (including any amendments or supplements thereto, the “Registration Statement”), when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), or (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Proxy Statement/Prospectus or the Registration Statement.

3.31   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of the Company Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
(b)   The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as disclosed in (a) the applicable section of the disclosure memorandum delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Memorandum”) (it being understood that any disclosure made in the Parent Disclosure Memorandum with respect to a section of this Article 4 shall be deemed to apply to and qualify (i) the section set forth in this Article 4 to which it corresponds in number and (ii) (1) any other section of this Article 4 specifically referenced or cross-referenced and (2) any other section of this Article 4 to the extent it is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific reference or cross-reference) that such disclosure applies to such other section) or (b) any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Parent to the SEC since January 1, 2021 that is publicly available prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:
4.1   Organization, Standing and Power.   Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is a bank holding company duly registered under the BHC Act. Parent Bank is a South Carolina state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of South Carolina. Parent has the corporate power and authority to carry on its business as presently conducted and to own, lease and operate its properties. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Parent Bank are insured by the FDIC to the fullest extent permitted by Law.
4.2   Authority of Parent; No Conflicts; Consents.
(a)   Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Parent, and the Board of Directors of Parent has adopted this Agreement. Except for the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b)   Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s Charter Documents; (ii) violate, conflict with, constitute or result in a default under, require any consent pursuant to, or result in the creation of any Lien on any asset or property of Parent or any of its Subsidiaries under, any Contract or Permit of Parent or any of its Subsidiaries; or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)   Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent of the transactions contemplated by this Agreement (including the Merger).
4.3   Capitalization.
(a)   As of November 29, 2024, the authorized capital stock of Parent consists of (a) 200,000,000 shares of Parent Common Stock, of which (i) 119,355,623 shares are issued and outstanding, (ii) 600,091 shares are reserved for issuance upon the completion of the deferral periods in Parent’s deferred compensation plan, (iii) 284,757 shares are reserved for issuance upon the exercise of outstanding stock options of Parent, and (iv) 1,107,570 shares are reserved for issuance upon vesting of outstanding restricted stock and performance stock units, (b) 30,000,000 shares of non-voting common stock, $1.00 par value per share, of which none have been issued, and (c) 10,000,000 shares of preferred stock, $1.00 par value per share, of which 3,661.650 shares are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Parent Common Stock to be issued in exchange for Company Common Stock, when issued in accordance with the terms of this Agreement, will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. All shares of Parent Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement. No holder of capital stock of Parent will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement.
(b)   Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries of Parent that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
4.4   Reports.   Parent has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2021 with any Regulatory Agency, and has paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement or to pay such fees, premiums and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for ordinary course examinations, (a) no Regulatory Agency or other Governmental Authority has initiated or has pending any public formal or public informal order or enforcement action regarding the business, disclosures or operations of Parent since January 1, 2021, (b) neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other public formal or public informal order or public action issued by, or is a party to any public written agreement, public consent agreement, public operating agreement or public memorandum of understanding with, any Regulatory Agency since January 1, 2021, or since January 1, 2021, has been ordered to pay any civil money penalty by any Regulatory Agency and (c) there is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent, in each case of clauses (a) through (c) which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
4.5   Litigation; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, there is no Proceeding pending or, to Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or to which any assets, interests or rights of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)   There is no Order either (i) outstanding against Parent or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
4.6   SEC Filings; Financial Statements.
(a)   Parent has timely filed (or furnished, as applicable) all registration statements, prospectuses, forms, reports, schedules, definitive proxy statements and documents required to be filed (or furnished, as applicable) with the SEC by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2021 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Filings.
(b)   Each of the consolidated financial statements (including any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholders’ equity of Parent, for the respective periods or as of the respective dates set forth therein.
(c)   Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains effective disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required under the Exchange Act.
(d)   Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries, nor to Parent’s Knowledge, any director, executive officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to Parent’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs or accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, and (ii) no attorney representing Parent or its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to Parent’s Knowledge, to any director or officer of Parent.

(e)   Neither Parent nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.7   Brokers and Finders.   Neither Parent nor any of its Subsidiaries has engaged any broker, finder or investment banker in connection with this Agreement or the transactions contemplated by this Agreement who is entitled to any brokerage, finder’s or other fee or commission other than any such fee or commission that will be paid solely by Parent or such Subsidiary.
4.8   Ownership of Company Common Stock.   Neither Parent nor any of its Subsidiaries has owned more than ten percent (10%) of the outstanding shares of Company Common Stock at any time during the past three (3) calendar years.
4.9   Compliance with Laws.
(a)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(b)   Parent and each of its Subsidiaries hold, and have at all times since January 1, 2021 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and no suspension or cancellation of any such necessary license, franchise, Permit or authorization is pending or, to Parent’s Knowledge, threatened, except, in each case, where the failure to hold, suspension of or cancellation of such licenses, franchises, Permits and authorizations (or the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
(c)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, none of Parent, any Subsidiary of Parent nor, to Parent’s Knowledge, any of their respective directors, officers, employees, agents or other Persons acting at the direction of Parent or a Subsidiary of Parent has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
4.10   Absence of Certain Changes or Events.   Since December 31, 2023, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
4.11   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Parent in this Article 4, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
(b)   Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
ARTICLE 5
CONDUCT OF BUSINESS PENDING CONSUMMATION
5.1   Conduct of Business by the Company.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Memorandum, (c) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (i) maintain its existence under applicable Law, (ii) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with applicable Law, and (iii) use reasonable best efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the generality of the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time or earlier termination of this Agreement, except pursuant to the exceptions set forth in clauses (a) through (d) above, the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly:
(a)   amend its Charter Documents;
(b)   adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, except for declaration and payment of a regular annual cash dividend on Company Common Stock not in excess of $1.00 per share with a record date and payment date of November 29, 2024 and December 2, 2024, respectively;
(c)   redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;
(d)   sell, lease, renew or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, other than assets that are not material, individually or in the aggregate, in the ordinary course of business consistent with past practice;
(e)   (i) acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment by purchase of stock or equity securities other than securities held in the Company’s investment securities portfolio in the ordinary course of business consistent with past practice, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in each instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;
(f)   incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee or otherwise become responsible for any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve and Federal Home Loan Banks and repurchase agreements;

(g)   make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate;
(h)   commence any material Proceeding or settle any claim or litigation, in each case whether commenced by or pending or threatened against the Company, the Company Subsidiaries or any of their officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (i) solely involve monetary remedies in an amount not to exceed $50,000 individually or $150,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict the Company or the Company Subsidiaries from operating their respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by the Company or the Company Subsidiaries;
(i)   make any change to its accounting methods, principles or practices, except as required by GAAP or applicable Law;
(j)   except as required under any Company Benefit Plan in effect as of the date hereof or as set forth in Section 5.1(j) of the Company Disclosure Memorandum, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, including specifically, but not limited to, in connection with the opening of new branches or offices, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, or (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;
(k)   (i) hire, transfer or promote any employee or other service provider of the Company or any of the Company Subsidiaries (or with respect to hiring, who will become an employee or other service provider of the Company or any of the Company Subsidiaries), who has (or with respect to hiring, will have) a target annual compensation opportunity (base salary or wages and target incentive compensation opportunity) of $100,000 or more, or (ii) terminate the employment of any employee or other service provider of the Company or any of the Company Subsidiaries other than for cause;
(l)   (i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Company Common Stock or other equity interests of the Company or the Company Subsidiaries or other equity-based compensation, including any phantom awards or interests, or grant to any Person any right to acquire any shares of capital stock of the Company or the Company Subsidiaries, (ii) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of capital stock or other equity or voting securities, including any securities of the Company or Parent or their respective Subsidiaries, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of the Company or Parent or their respective Subsidiaries, (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of the Company Subsidiaries, or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of the capital stock of the Company or the Company Subsidiaries;
(m)   make or change any material Tax election different from its prior course of practice, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any closing agreement with respect to Taxes, file any amended Tax Return (other than with respect to employee retention Tax credits) or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability;
(n)   fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(o)   enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;
(p)   purchase, sell or transfer any securities or other investment assets owned by the Company other than ordinary course reinvestment of dividends and interest generated by its investment securities portfolio;
(q)   acquire or accept any brokered deposit having a maturity longer than one (1) year, other than in the ordinary course of business;
(r)   file any application to establish, or to relocate or terminate the operations of, any banking office;
(s)   materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported other than in the ordinary course of business and consistent with past practices;
(t)   change in any material respect its credit policies and collateral eligibility requirements and standards;
(u)   except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Company prior to the date hereof, make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate Loan in an original principal amount in excess of $7,000,000, (ii) any residential Loan originated for retention in the Loan portfolio in an original principal amount in excess of $1,500,000 or with loan to value ratios in excess of the Company’s internal polices as in effect on the date hereof or (iii) any commercial or industrial Loan in an original principal amount in excess of $2,000,000;
(v)   extend additional funds to a Loan classified as “criticized,” except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as substandard, nonaccrual, doubtful or a troubled debt restructuring (or words of similar import));
(w)   enter into, renew, permit to renew, amend or terminate any Material Contract, including, for the avoidance of doubt, the Asterisk Lease (as defined below), other than renewing, permitting to renew or entering into a Material Contract (other than the Asterisk Lease) which calls for aggregate annual payments of not more than $100,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty; provided that providing a notice of non-renewal pursuant to the terms of a Material Contract to prevent such Material Contract from automatically renewing at the end of its current term (as of the date hereof) shall not be considered termination of such Material Contract;
(x)   adopt a plan of complete or partial liquidation or dissolution, or enter into any restructuring or reorganization, except for the ANB Eagle Dissolution (as defined below);
(y)   purchase or otherwise acquire any assets or incur any liabilities other than assets or liabilities that are not material, individually or in the aggregate, and that are acquired or incurred in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;
(z)   take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(aa)   take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article 3 to be inaccurate in any material respect at the time of the Closing or preclude the Company from making such representations and warranties at the time of the Closing;

(bb)   take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 7 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;
(cc)   take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or the Company Subsidiaries to obtain any Regulatory Approvals or other necessary approvals of any Governmental Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement and the transactions contemplated hereby; or
(dd)   agree to take, make any commitments to take, or adopt any resolutions of the Company Board (or Board of Directors (or similar governing body) of any of the Company Subsidiaries) in support of, any of the actions prohibited by this Section 5.1.
5.2   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, including Section 6.4, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 7, and shall reasonably cooperate with the other party to that end.
ARTICLE 6
ADDITIONAL AGREEMENTS
6.1   Company Shareholders’ Meeting.   The Company shall take all actions necessary in accordance with applicable Laws and the Company’s Charter Documents to duly give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), promptly after the Registration Statement is declared effective by the SEC under the Securities Act, for the purpose of obtaining the Requisite Company Shareholder Vote. The Company Board has resolved to recommend to the Company Shareholders that they adopt and approve this Agreement and to submit this Agreement to the Company Shareholders for adoption and approval. The Company shall, acting through the Company Board, (i) except as expressly permitted by Section 6.3(b), recommend that the Company Shareholders adopt and approve this Agreement (the “Company Recommendation”), (ii) include in the Proxy Statement/Prospectus the Company Recommendation, a description of the appraisal rights of the Company Shareholders available under the Appraisal Statutes and such other information as is required to be provided to the Company Shareholders under the Appraisal Statutes, other applicable Laws and the Company’s Charter Documents, (iii) distribute the Proxy Statement/Prospectus to the Company Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, (iv) use reasonable best efforts to solicit from the Company Shareholders proxies and votes in favor of the adoption and approval of this Agreement, and (v) take all other action necessary or advisable to secure the vote of the Company Shareholders required by applicable Law to obtain such adoption and approval of this Agreement. Except as expressly permitted by Section 6.3(b), the Company Board shall not (A) fail to make the Company Recommendation or fail to include such recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) fail to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal within ten (10) Business Days after the commencement of such tender offer or exchange offer, or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Company Shareholders, an Acquisition Proposal (each of the actions described in these subclauses (A) through (D) being referred to as an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Article 8, the Company Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders’ Meeting, for the purpose of voting on the adoption and approval of this Agreement and the transactions contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall adjourn or postpone the Company Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Vote; provided that the Company shall only adjourn or postpone the Company Shareholders’ Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days from the originally scheduled Company Shareholders’ Meeting, without the prior written consent of Parent.
6.2   Proxy and Registration Statement.
(a)   As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare the Registration Statement, which Parent shall file with the SEC and will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing or distribution, as applicable, of the Registration Statement and the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no amendment or supplement to the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that, without limiting this Section 6.2, this right to review and comment shall not apply with respect to information or documents incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus. Parent will advise the Company promptly after (i) it receives oral or written notice of the time when the Registration Statement has become effective, (ii) any supplement or amendment has been filed, (iii) it receives notice of the issuance of any stop order, (iv) it receives notice of the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (v) it receives any oral or written request by the SEC for amendment of the Registration Statement (including the Proxy Statement/Prospectus) or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement (including the Proxy Statement/Prospectus), so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Shareholders.
(b)   As promptly as practicable after the date hereof, Parent and the Company shall prepare and make such filings as are required under applicable state securities or “blue sky” Laws in connection with the transactions contemplated by this Agreement, and the Company shall assist Parent as may be necessary to comply with such state securities or “blue sky” Laws.
6.3   No Solicitation.
(a)   The Company agrees that it will not, and will cause its directors, officers, employees, advisors, representatives and Affiliates not to, and shall use reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding (whether written or oral, binding or nonbinding) providing for, or otherwise contemplating, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, or cooperate in any way with, any Person (or group of Persons) relating to, any Acquisition Proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that was not the result of a breach of this Section 6.3(a) in any respect and that does not otherwise violate (i) through (iii) above at any time prior to the time this Agreement is approved by the Requisite Company Shareholder Vote, and the Company Board concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Shareholders under applicable Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such Third Party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent and any Subsidiary of Parent (any such Person (or group of Persons) other than Parent and any Subsidiary of Parent, a “Third Party”) with respect to any Acquisition Proposal and will promptly (and in any event within two (2) Business Days) after the date hereof (A) terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to the Company or the Company Subsidiaries and (B) instruct each such Third Party that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal promptly to return to the Company or destroy all information, documents and materials relating to such Acquisition Proposal or to the Company, the Company Subsidiaries or their businesses, operations or affairs heretofore furnished by the Company or any of its representatives to such Third Party or any of its representatives in accordance with the terms of the confidentiality agreement with such Third Party. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent in writing following the receipt or notice of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal and will provide to Parent an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the Person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and thereafter will keep Parent promptly apprised of any related developments, discussions and negotiations on a current basis. The Company shall provide three (3) Business Days written notice to Parent prior to entering into a confidentiality agreement with any Third Party. For the avoidance of doubt, the Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that provides any Third Party with any exclusive rights to negotiate with the Company or otherwise prohibits the Company from complying with the obligations of the Company under this Section 6.3.
(b)   Notwithstanding the foregoing, if the Company Board concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that making the Company Recommendation and/or including such recommendation in the Proxy Statement/Prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Shareholders under applicable Law, the Company Board may prior to the Requisite Company Shareholder Vote submit this Agreement to the Company Shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate its basis for its lack of a recommendation to the Company Shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, however, that the Company Board may not take such action unless (A) the Company shall not have breached this Section 6.3 in any respect and (B) (1) the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent under this Section 6.3(b); (2) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such actions set forth above and has contemporaneously provided a summary of the material terms of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (3) before effecting such Adverse Recommendation Change, the Company has negotiated, and has caused its representatives to negotiate in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, which such terms the Company and the Company Board shall consider in good faith. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall recommence and the Company shall be required to comply with its obligations under this Section 6.3 with respect to such new written notice. For the avoidance of doubt, in no event shall any such action taken by the Company Board under this Section 6.3(b) (I) affect the validity and enforceability of this Agreement or the Voting and Support Agreement in accordance with their respective terms, or (II) cause any Takeover Statute or other similar statute to be applicable to the Merger or the other transactions contemplated hereby.
(c)   As used in this Agreement, (i) the term “Acquisition Proposal” means any bona fide proposal or offer for or inquiry relating to, or any Third Party indication of interest in, whether in one transaction or a series of related transactions, a (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving the Company pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets, deposits or businesses of the Company or any of the Company Subsidiaries representing fifteen percent (15%) or more of the revenues, net income, assets or deposits (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, (B) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of the Company Subsidiaries representing fifteen percent (15%) or more of the revenues, net income, assets or deposits (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, (C) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (D) transaction which is similar in form, substance or purpose to any of the foregoing transactions, and (ii) the term “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party, which, upon acceptance by the Company, would create a legally binding obligation of such Third Party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that the Company Board determines in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and the Company Subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Company Shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (2) is, in light of the other terms of such proposal, more favorable to the Company Shareholders than the Merger and the other transactions contemplated by this Agreement, and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
6.4   Regulatory Approvals and Filings.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other necessary, proper or advisable approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all other steps as may be necessary to obtain any such approvals, actions or non-actions, waivers, consents, qualifications and exemptions from any Governmental Authority; provided that nothing contained herein shall be deemed to require Parent, or require or permit the Company, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining such approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from any Governmental Authority that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and the Company Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable approvals, authorizations, actions or non-actions, waivers, permits, consents, qualifications and exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)   Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement (but in no event later than forty-five (45) days following the date of this Agreement), Parent and the Company shall each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Parent and the Company shall each use reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertakings or commitments that may be required to obtain the Regulatory Approvals).
(c)   Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as reasonably practicable.
6.5   NYSE Listing.   Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement to be authorized for listing on NYSE, subject to official notice of issuance, including by filing a Supplemental Listing Application with NYSE.
6.6   Access; Systems Integration; Confidentiality.
(a)   In order to facilitate the consummation of the transactions contemplated by this Agreement and the integration of the business and operations of the Company, subject to applicable Laws relating to confidentiality and the exchange of information, the Company shall permit Parent, Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized representatives, access, throughout the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, at Parent’s sole expense, (i) during customary business hours, to the Company’s and the Company Subsidiaries’ books, papers, records, employees, agents, Contracts, properties and offices; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure (x) would result in the waiver by it of the privilege protecting communications between it and any of its counsel, (y) would contravene any applicable Law or Order or binding agreement entered into prior to the date of this Agreement or (z) would involve information regarding the negotiation, discussion or preparation of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements if access or disclosure is limited pursuant to the foregoing proviso, and (ii) during customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of the Company and the Company Subsidiaries and to such information reasonably related to the transactions contemplated by this Agreement as requested by Parent, in each case for the purpose of performing conversion activities related to data processing integration and general integration planning. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations and use of personnel, telecommunications and electronic data processing systems and facilities during any such access to the Company’s property, books and records.
(b)   Each of Parent and the Company acknowledges and agrees that the Confidentiality Agreement, dated as of February 23, 2024, by and between Parent and the Company (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement.

6.7   No Control of the Company.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Closing Date. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
6.8   Press Releases.   The Company and Parent agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release that is mutually agreed to by the parties. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or the transactions contemplated hereby and shall not issue, and shall not permit any of their respective Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and shall not permit any of their advisors to issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior written consent of the other party, issue any such press release or make any such public statement or filing if (i) such party determines, after consultation with outside legal counsel, that it is required by applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided that such party shall have first provided the other party with reasonable time to review such release, statement or filing in advance, or (ii) such press release or other public statement is consistent with such other press releases or public statements made after the date of this Agreement in compliance with this Section 6.8.
6.9   Employee Benefits.
(a)   The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Company Bank 401(k) Savings Plan (the “401(k) Plan”) in accordance with USDOL and IRS requirements, and requirements of applicable Law, unless Parent or one of Parent’s Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plan by providing the Company with written notice of such election at least thirty (30) days before the Closing. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the Company Board has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date. In the event that the Company becomes aware prior to the Closing that distributions of assets from the trust of the 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or other plan sponsor, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing. The Company shall take (or cause to be taken) such commercially reasonable other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. If Parent, in its sole and absolute discretion, notifies the Company before the 30th day prior to the Closing Date that Parent agrees to sponsor and maintain the 401(k) Plan, the Company shall amend the 401(k) Plan, effective as of the Closing, to the extent permitted by its terms and applicable Law as necessary to limit participation to employees of the Company and the Company Subsidiaries and to exclude all employees of Parent and its Affiliates (other than the Company and the Company Subsidiaries) from participation in such plan. If Parent, in its sole and absolute discretion, does not agree to sponsor and maintain the 401(k) Plan, Parent shall take (or cause to be taken) such actions as are necessary (including amending Parent’s 401(k) plan as needed) to allow Company Bank employees who become employed by Parent or its Subsidiaries on or immediately following the Effective Time to roll over their 401(k) Plan accounts (including any outstanding loan balances) to Parent’s 401(k) plan, subject to the terms of Parent’s 401(k) plan and the requirements of applicable Law.
(b)   Nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of Company Bank in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.9 is intended (i) to amend any Company Benefit Plan or any Parent Bank benefit plan, (ii) interfere with the right of either Parent or Parent Bank from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any Parent Bank benefit plan, (iii) interfere with the right of either Parent or Parent Bank from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, consultant or other service provider or (iv) interfere with Parent’s indemnification obligations set forth in Section 6.10.
(c)   With respect to any employee benefit plan of Parent or Parent Bank that is a health, dental, vision or other welfare plan in which any Company Bank employee is eligible to participate following the Closing Date, Parent or its applicable Subsidiary shall use commercially reasonable efforts as are necessary or appropriate to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Company Bank employee and his or her covered dependents to the extent such condition was or would have been covered under the Company Benefit Plan in which such Company Bank employee participated immediately prior to the Effective Time, and (ii) to the extent permissible under applicable Law, recognize any health, dental, vision or other welfare expenses incurred by such Company Bank employee or his or her covered dependents in the year that includes the Closing Date for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(d)   If, during the period immediately following the Effective Time and prior to the first anniversary of the Effective Time, the employment of any Company Bank employee as of the Effective Time (i.e., those individuals who are employees of Company Bank as of the Effective Time, all of whom will become employees of Parent Bank or one of its Affiliates by virtue of the Bank Merger (unless termination prior to the Effective Time is agreed in writing between Parent and the Company)) is terminated by Parent or its Subsidiaries under circumstances that would make such Company Bank employee eligible for severance under the broad-based severance plan of Parent as in effect from time to time (the “Parent Severance Plan”), then Parent shall provide such Company Bank employee with the severance benefits under the Parent Severance Plan in accordance with its terms, including the execution and non-revocation of a general release of claims in a form satisfactory to Parent.
(e)   Prior to the Effective Time, any notices or communication materials (including website postings) from the Company or the Company Subsidiaries to their employees or other service providers regarding employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated hereby or employment or compensation or benefits thereafter, shall be subject to the prior review, comment and approval of Parent.
(f)   At least five (5) Business Days prior to the Closing Date, the Company shall submit for approval by the Company Shareholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Shareholder Vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (including payments pursuant to employment agreements or offer letters with Parent) (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and that were irrevocably waived by such individual in compliance with Section 280G and the following sentence. Prior to the distribution of the 280G Shareholder Vote materials, the Company shall obtain an irrevocable waiver of the right to any Parachute Payment (in the absence of the 280G Shareholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Shareholder Vote. The Company shall provide Parent with a copy of the form of such waiver and disclosure statement for the 280G Shareholder Vote for its review and approval as soon as reasonably practicable following the date of this Agreement and no less than ten (10) Business Days prior to delivery to each disqualified individual and the Company Shareholders, respectively. Within ten (10) Business Days following the date of this Agreement, with respect to each disqualified individual of the Company, the Company shall provide to Parent: (i) a schedule that sets forth (A) the Company’s reasonable, good faith estimate of all payments or benefits that could be provided to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), and (B) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual, and (ii) the underlying data and documentation on which such schedule is based. The Company shall not make any payments to a disqualified individual that would be “excess parachute payments” (within the meaning of Section 280G of the Code) that are not approved in accordance with Section 280G of the Code and the regulations thereunder.
(g)   At least five (5) Business Days prior to the Closing Date, the Company shall have taken all actions necessary to terminate the split dollar plans and agreements (but not the underlying bank-owned life insurance policies) set forth on Section 6.9(g) of the Company Disclosure Memorandum, including by providing notice to the impacted employees. The Company shall provide Parent with the opportunity to review and comment on all materials and notices related to the terminations described in this Section 6.9(g). For the avoidance of doubt, no employee shall have the opportunity to purchase any bank-owned life insurance policy in connection with the terminations of the split dollar plans and agreements required by this Section 6.9(g).
6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of the Company Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including reasonable legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer or director of the Company or any of the Company Subsidiaries or acts or omissions by Indemnitee in such capacity or taken at the request of the Company or any of the Company Subsidiaries, at or at any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated by this Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of the Company and the Company Subsidiaries to Indemnitees in respect of indemnification and/or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Charter Documents and the Charter Documents of the Company Subsidiaries. In addition, the Surviving Corporation, from and after the Effective Time, shall advance any expenses (including legal expenses) of any Indemnitee under this Section 6.10 as incurred to the fullest extent permitted by applicable Law; provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 6.10. The Surviving Corporation shall reasonably cooperate with Indemnitee, and Indemnitee shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, suit, action, proceeding or investigation.
(b)   The Surviving Corporation shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policy(ies) maintained by the Company (provided that the Surviving Corporation may substitute therefor policy(ies) which provide coverage in an amount not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy(ies) currently maintained by or for the benefit of the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.10(b) more than an amount equal to two hundred twenty-five percent (225%) of current annual premiums paid by the Company for such insurance (the “Base Amount”) and, in the event the cost of such coverage shall exceed the Base Amount, the Surviving Corporation shall purchase only as much coverage as reasonably practicable for such Base Amount. The provisions of this Section 6.10 shall be deemed to have been satisfied if prepaid “tail” policy(ies) with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 6.10. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policy(ies), including acquiring such “tail” policy(ies) through an insurance broker designated by Parent and shall not acquire any “tail” policy(ies) without the prior written consent of Parent. If prior to the Closing the Company has not acquired such “tail” policy(ies), Parent may purchase such “tail” directors’ and officers’ liability insurance policy(ies). Such Parent-purchased “tail” policy(ies) will provide coverage in an amount not less than the existing coverage and are to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy(ies) currently maintained by or for the benefit of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such

“tail” policy(ies) exceed the Base Amount. The Surviving Corporation shall maintain such policy(ies) in full force and effect, and continue to honor the obligations thereunder.
(c)   The provisions of this Section 6.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under the Company Charter Documents or the Company Subsidiaries’ Charter Documents. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 6.10. This Section 6.10 shall survive the Effective Time.
6.11   Director and Officer Resignations.   At the request of Parent, the Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by such directors and officers of the Company and of the Company Subsidiaries, in each case specified by Parent at least three (3) days prior to the Closing Date, effective upon the Effective Time.
6.12   Further Assurances.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Company Subsidiary, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or their respective Subsidiaries, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent or the Surviving Corporation.
6.13   Financial Statements.   From the date of this Agreement until the Closing Date (or the termination of this Agreement pursuant to Article 8), the Company will provide to Parent as promptly as practicable, but in no event later than the 20th day following the end of the relevant calendar month, the monthly unaudited financial statements of the Company as provided to the Company’s management (including the unaudited consolidated balance sheet of the Company and the related statements of comprehensive income (loss) for the period then ended, and including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement. If the Closing Date is on or after April 1, 2025, the Company will provide to Parent as promptly as practicable, but in no event later than March 31, 2025, the consolidated audited financial statements including the financial information of the Company as of December 31, 2024, including the balance sheets, statements of income, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows for the year then ended.
6.14   Dissolution of ANB Eagle.   In accordance with the requirements of Chapter 607 of the FBCA and the Charter Documents of ANB Eagle, the Company shall (a) adopt and approve the dissolution of ANB Eagle (the “ANB Eagle Dissolution”) by written consent as the sole shareholder of ANB Eagle, (b) file, or cause to be filed, articles of dissolution of ANB Eagle with the Florida Department of State with an effective date no later than three (3) Business Days prior to the Closing Date (the “Articles of Dissolution”), (c) take all other steps necessary to dissolve and wind up ANB Eagle, including the making of any other required filings (together with the Articles of Dissolution, the “ANB Eagle Dissolution Filings”), the discharge of any outstanding liabilities and the distribution to the Company, as the sole shareholder of ANB Eagle, of the assets of ANB Eagle, and (d) no later than three (3) Business Days prior to the Closing Date, deliver to Parent evidence, in form and substance acceptable to Parent, of the ANB Eagle Dissolution.
6.15   Notification of Certain Matters.   The Company, on the one hand, and Parent, on the other hand, shall promptly (and in any event within three (3) Business Days after becoming aware of any such breach) notify the other party in writing (a) if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Article 7 if continuing on the Closing Date; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this

Section 6.15 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; provided, further, that the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.16   Litigation and Claims.   The Company shall promptly, and in any event within two (2) Business Days, notify Parent in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against the Company or any of the Company Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole. The Company shall promptly notify Parent in writing of any Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated by this Agreement. The Company shall consult with Parent regarding, and the Company shall permit Parent to participate at its own expense in, the defense or settlement of any shareholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.17   Change of Method.   The parties shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Parent and the Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by holders of Company Common Stock in exchange for each share of Company Common Stock, (b) adversely affect the Tax treatment of holders of Company Common Stock or Parent Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.5.
6.18   Takeover Statutes.   None of Parent, the Company or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.19   Reorganization.   The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 7
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Company Shareholder Approval.   This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved by the Company Shareholders by the Requisite Company Shareholder Vote.
(b)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued (and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn) and, if the transactions contemplated by this Agreement are subject to the securities Laws of any state, the Registration Statement shall not be subject to a stop order of any state securities commissioner.
(c)   NYSE Listing.   The shares of Parent Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on NYSE, subject to official notice of issuance.
(d)   Regulatory Approvals.   All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.
(e)   No Injunctions or Restraints; Illegality.   No Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligation of Parent.   The obligation of Parent to effect the Merger is also subject to the satisfaction (or waiver in writing by Parent), at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.7(b), 3.18 and 3.28 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Company contained herein (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   Performance of Agreements.   The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d)   Officer’s Certificate.   Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, and otherwise in form and substance reasonably satisfactory to Parent, to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
(e)   Dissenters’ Rights.   The holders of no more than three percent (3%) of the aggregate outstanding shares of Company Common Stock as of the record date for the Company Shareholders’ Meeting shall have properly notified the Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.
(f)   FIRPTA Certificate.   Parent shall have received from the Company a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) notification letter, which shall state that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing.
(g)   Tax Opinion.   Parent shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, tax counsel to Parent (or other counsel as may be reasonably acceptable to the Company and Parent), in form and substance reasonably satisfactory to the Company and Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to such counsel.
(h)   ANB Eagle Dissolution.   Parent shall have timely received from the Company evidence, in form and substance acceptable to Parent, of the ANB Eagle Dissolution in accordance with Section 6.14.
(i)   Real Estate.   (i) Asterisk shall have performed in all material respects the obligations required to be performed by it under the Real Estate Agreement (as defined below) at or prior to the Closing Date and (ii) either (A) if Parent Bank elected the Real Estate Purchase Option (as defined below), the Real Estate Purchase (as defined below) shall be consummated simultaneously with the Closing (unless the Real Estate Purchase fails to be consummated solely as a result of Parent Bank’s material breach of its obligations to consummate the Real Estate Purchase under the Real Estate Agreement (a “Real Estate Purchase Failure”)) or (B) in the event of a Real Estate Purchase Failure, or if Parent Bank elected the Real Estate Lease Option (as defined below), the Asterisk Lease (as defined below) shall remain in full force and effect at the Effective Time.
7.3   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company), at or before the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent contained in Sections 4.1, 4.2 and 4.7 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of Parent contained in Section 4.3(a) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount or effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of Parent contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)   Performance of Agreements.   Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Officer’s Certificate.   The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Parent, and otherwise in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(d)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(e)   Tax Opinion.   The Company shall have received a written opinion of Hacker, Johnson & Smith PA, tax advisor to the Company (or other counsel or advisor as may be reasonably acceptable to the Company and Parent), in form and substance reasonably satisfactory to the Company and Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, the advisor may require and rely upon representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to such advisor.
ARTICLE 8
TERMINATION
8.1   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after the Requisite Company Shareholder Vote has been obtained (except as otherwise noted) as follows:
(a)   by the mutual written consent of Parent and the Company;
(b)   by Parent or the Company, if any Regulatory Approval shall have been denied by final, non-appealable action by the applicable Governmental Authority and a copy of such denial has been provided to the other party, or an application therefor shall have been permanently withdrawn at the written request of a Governmental Authority and a copy of such request has been provided to the other party; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding representations and warranties) under this Agreement has been the cause of or resulted in the occurrence of such event described in this Section 8.1(b);
(c)   by Parent or the Company if the Requisite Company Shareholder Vote is not obtained at the Company Shareholders’ Meeting or at any adjournment or postponement thereof; provided that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.1 or 6.3;
(d)   by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Outside Date);
(e)   by either Parent or the Company if the Merger shall not have been consummated on or before December 2, 2025 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; and
(f)   by Parent, if at any time prior to the receipt of the Requisite Company Shareholder Vote, (i) the Company shall have materially breached its obligations under Section 6.1 or Section 6.3, or (ii) the Company Board shall have failed to make its recommendation in favor of the Merger or shall have made an Adverse Recommendation Change.
8.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (a) the provisions of Section 6.6(b), Section 6.8, this Section 8.2, Section 8.3 and Article 9 shall survive any such termination and abandonment, and (b) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement.
8.3   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities forgone by Parent while pursuing the Merger, in the event that:
(i)   this Agreement is terminated by Parent pursuant to Section 8.1(f); or
(ii)   (A) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the Company Shareholders, senior management of the Company or the Company Board, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (B) (1) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) (if the Requisite Company Shareholder Vote has not theretofore been obtained), (2) by Parent pursuant to Section 8.1(d) or (3) by Parent or the Company pursuant to Section 8.1(c) and (C) prior to the date that is twelve (12) months after the date of such termination the Company consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into any definitive agreement relating to a transaction of a type set forth in the definition of “Acquisition Proposal”;
then, the Company shall pay to Parent, by wire transfer of immediately available funds, a termination fee equal to $3,139,500 (the “Termination Fee”) within two (2) Business Days following the date of such termination; provided that any Termination Fee payable pursuant to Section 8.3(a)(ii) shall be paid on the earlier of the date such transaction is consummated or such definitive agreement is entered into. Each party to this Agreement acknowledges and agrees that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event the Termination Fee is or becomes payable to pursuant to this Section 8.3, Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee, and upon receipt of payment in full of such amount, none of Parent or any of its Affiliates shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or in connection with this Agreement or the transactions contemplated hereby; provided that nothing in this Section 8.3 shall limit the rights or remedies of Parent or any of its Affiliates in the event of the Company’s, or any of its Affiliates’, fraud or willful breach of any provision of this Agreement. The Company shall not be required to pay the Termination Fee on more than one occasion. For the avoidance of doubt, nothing in this Section 8.3 shall limit the right of Parent to pursue specific performance in accordance with Section 9.12; provided that in no event shall Parent be permitted or entitled to receive both (x) a grant of specific performance resulting in the Closing and (y) payment of the Termination Fee.
(b)   Parent and the Company each agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal (or any reasonably similar successor publication thereto), designated therein as the “prime rate” on the date such payment was due, plus (ii) 100 basis points, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.
ARTICLE 9
MISCELLANEOUS
9.1   Interpretation.
(a)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Unless the context of this Agreement otherwise requires, any reference in this Agreement to a Law, including any reference to a particular statute, shall refer to any such Law, or particular statute, as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference in this Agreement to “$” shall mean U.S. dollars. An item shall be considered “made available,” “delivered” or “provided” (or terms of similar import) to Parent, to the extent such phrases appear in this Agreement, only if the Company has made a true, correct and complete copy of such document (together with all amendments, supplements or other modifications thereto or waivers thereof) available to Parent in the electronic data room under the project name “Coral” run by Firmex to which Parent and its representatives have access (the “Data Room”) at least three (3) Business Days prior to the date of this Agreement and such document remains available in the Data Room through the Closing;
(b)   As used in this Agreement, the following terms shall have the following respective meanings:
(i)   “Affiliate” means, with respect to a specified Person, any person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person;
(ii)   “Asterisk Lease” means that certain business property lease, dated as of February 27, 1996, by and between Asterisk Realty, Inc., a Florida corporation and a Company Related Party (“Asterisk”), as lessor, and Company Bank, as lessee, as subsequently amended and supplemented through the date hereof, including by that certain second amendment, by and between Asterisk and Company Bank, dated as of the date hereof;
(iii)   “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed;
(iv)   “Company’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Company Disclosure Memorandum and the knowledge that such officers would have after due inquiry;
(v)   “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local;

(vi)   “Law” means any federal, state, local or foreign, as applicable, law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person;
(vii)   “Material Adverse Effect” means, with respect to the Company or Parent, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that with respect to this clause (i), “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (E) the occurrence of any natural disaster or any outbreak of any disease or other public health event, (F) public disclosure of the execution of this Agreement or public disclosure or consummation of the Merger, including any effect on a party’s relationship with its customers or employees (provided that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the pendency of or consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger) or (G) actions expressly required by this Agreement in contemplation of the Merger; except, with respect to subclauses (A), (B), (C) and (E), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to consummate the transactions contemplated by this Agreement by the Outside Date;
(viii)   “Parent’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Parent Disclosure Memorandum and the knowledge that such officers would have after due inquiry;
(ix)   “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature;
(x)   “Real Estate Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, by and between Parent Bank and Asterisk, pursuant to which Parent Bank has the option to elect, prior to the Closing and subject to the terms set forth therein, (x) to purchase from Asterisk the real property that, as of the date hereof, is leased by Asterisk to Company Bank pursuant to the Asterisk Lease (such purchase, the “Real Estate Purchase,” and such purchase option, the “Real Estate Purchase Option”), which Real Estate Purchase shall be consummated simultaneously with the Closing or (y) to not purchase such real property from Asterisk, in which case the Asterisk Lease shall remain in full force and effect at the Effective Time, until thereafter amended or terminated in accordance with the terms thereof (such option, which shall be deemed to have been elected if Parent does not elect the Real Estate Purchase Option, the “Real Estate Lease Option”); and
(xi)   “Subsidiary” shall have the meaning ascribed to it in Section 2.2(d) of the BHC Act.
9.2   Expenses.   Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, and which in the case of the Company, shall be paid at

Closing and prior to the Effective Time; provided that all registration, printing and mailing fees associated with the Registration Statement and the Proxy Statement/Prospectus shall be split equally between Parent and the Company. Notwithstanding the foregoing, in any action between the parties brought pursuant to the terms of this Agreement and seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief as determined by the Chosen Court (as defined below), its reasonable costs and expenses incurred in connection with such action, including reasonable attorneys’ fees and expenses as determined by the Chosen Court.
9.3   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Voting and Support Agreement and the other documents and agreements delivered at the Closing pursuant to the provisions hereof, constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.
9.4   Third Party Beneficiaries.   Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than (i) as provided in Section 6.10 and (ii) if the Effective Time occurs, the right of the Company Shareholders to receive the Merger Consideration payable pursuant to this Agreement.
9.5   Amendments.   This Agreement may be amended only by a subsequent writing signed by each of Parent and the Company, whether before or after the Requisite Company Shareholder Vote of this Agreement has been obtained; provided that after any such approval by the Company Shareholders, there shall be made no amendment that requires further approval of Company Shareholders under applicable Law without obtaining such further approval.
9.6   Waiver.
(a)   Prior to or at the Effective Time, Parent shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any or all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.
(b)   Prior to or at the Effective Time, the Company shall have the right to waive any default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any or all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.
(c)   The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
9.7   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 9.7 shall be null and void ab initio.
9.8   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, by courier or overnight carrier, or by email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the Persons at the addresses set forth below (or at such other addresses as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:
Parent:	United Community Banks, Inc. 200 East Camperdown Way Greenville, South Carolina 29601 Attention: H. Lynn Harton Email: lynn_harton@ucbi.com
with copies to:	United Community Banks, Inc. 200 East Camperdown Way Greenville, South Carolina 29601 Attention: Melinda Davis Lux Email: melinda_davislux@ucbi.com
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Brandon C. Price Email: BCPrice@wlrk.com
the Company:	ANB Holdings, Inc. 4301 North Federal Highway Oakland Park, Florida 33308 Attention: Ginger Martin Email: GMartin@AmericanNationalBank.com
with a copy to:	Smith Mackinnon, PA 301 East Pine Street, Suite 750 Orlando, Florida 32801 Attention: Jack Greeley Email: jpg7300@aol.com
9.9   Governing Law; Jurisdiction.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware (other than matters relating to the fiduciary duties of the Company Board which shall be governed by Florida law). Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.8.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
9.12   Injunctive Relief; Specific Performance.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement, if the same would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Governmental Authority by any party to this Agreement where such disclosure is prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures, representations, warranties or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   No Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.15 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or following termination of this Agreement.
[Signatures on following page(s)]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.
UNITED COMMUNITY BANKS, INC.
By:
/s/ H. Lynn Harton

Name:
H. Lynn Harton

Title:
Chief Executive Officer, President
and Chairman

[Signature Page to Agreement and Plan of Merger]

ANB HOLDINGS, INC.
By:
/s/ Ginger Martin

Name:
Ginger Martin

Title:
President

[Signature Page to Agreement and Plan of Merger]

Annex B — Voting and Support Agreement

EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 2, 2024 (the “Agreement Date”), is entered into by and among (i) ANB Holdings, Inc., a Florida corporation (the “Company”), (ii) United Community Banks, Inc., a Georgia corporation (“Parent”) and (iii) each shareholder of the Company listed on Exhibit A hereto (collectively, the “Shareholders” and each, a “Shareholder”).
WITNESSETH:
WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), dated as of the date hereof and to be executed by the Company and Parent concurrently with the execution of this Agreement by the parties hereto, among other things and subject to the terms and conditions set forth therein, the Company will be merged with and into Parent (the “Merger”), with Parent surviving the Merger as the surviving corporation; and
WHEREAS, as a material inducement to and condition of Parent’s willingness to enter into the Merger Agreement, Parent has required that each Shareholder enter into this Agreement, and each Shareholder desires to enter into this Agreement to induce Parent to enter into the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a material inducement to Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the parties to the Merger Agreement in connection therewith, the parties hereto agree as follows:
1.   Definitions.   Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.
2.   Effectiveness and Termination.   The effectiveness of this Agreement is conditioned upon the execution and delivery of the Merger Agreement by the parties thereto. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.
3.   Voting Agreement.
(a)   Except as expressly set forth in Section 3(d), from the Agreement Date until the earliest to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally agrees that at any shareholder meeting of the Company to adopt and approve the Merger Agreement or at any adjournment or postponement thereof, or in any action proposed to be taken by written consent of the shareholders of the Company, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted or acted upon by written consent with respect to) all shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), owned of record or beneficially owned by such Shareholder as of the date hereof, together with any and all shares of Common Stock as to which such Shareholder acquires record or beneficial ownership from time to time after the date hereof (collectively, the “Owned Shares”), in each case that are entitled to vote at such meeting (or be voted or acted upon by written consent), as follows:
(i)   in favor of (A) the adoption and approval of the Merger Agreement and the Merger (including any amendments or modifications of the terms thereof approved by the Board of Directors of the Company and adopted in accordance with the terms of the Merger Agreement), and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to adopt and approve the Merger Agreement and such adjournment or postponement is in accordance with the Merger Agreement; and

(ii)   against (A) any action or agreement that would prevent, materially impede or materially delay the consummation of the Merger, and (B) other than the Merger, any proposal that relates to an Acquisition Proposal, without regard to the terms of such proposal.
(b)   Except as expressly permitted pursuant to Section 3(d), each Shareholder further agrees not to vote to rescind or amend in any manner any prior vote or revoke any prior consent, in each case in its capacity as a shareholder of the Company, to adopt or approve the Merger Agreement or the Merger, unless this Agreement shall have been terminated in accordance with its terms.
(c)   Each Shareholder represents and warrants and covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into during the Support Period, any voting or support agreement or voting trust with respect to its Owned Shares and (ii) has not granted, and, except as expressly permitted pursuant to Section 3(d), shall not grant during the Support Period, a proxy, consent or power of attorney with respect to its Owned Shares, except any proxy to carry out the intent of this Agreement.
(d)   Notwithstanding anything in this Agreement to the contrary, in the event of an Adverse Recommendation Change in accordance with and to the extent expressly permitted by Section 6.3(b) of the Merger Agreement, the obligations of the Shareholders set forth in Sections 3(a) and 3(b) of this Agreement shall not apply with respect to the portion of the Owned Shares that are Released Shares. Each Shareholder shall be entitled to vote any of its Released Shares in any manner such Shareholder chooses in its sole discretion. “Released Shares” means, (i) in the aggregate, if the aggregate number of Owned Shares owned by the Shareholders collectively represents more than thirty-five percent (35%) of the total voting power of the Common Stock issued and outstanding as of any applicable record date for a meeting of the Company’s shareholders or for any action proposed to be taken by written consent of the Company’s shareholders, the Owned Shares of the Shareholders, collectively, to the extent exceeding such threshold, and (ii) with respect to each Shareholder, the Released Shares allocable to such Shareholder individually on a pro rata basis (based on the percentage of the aggregate number of Owned Shares owned by each Shareholder as of the applicable record date) out of the aggregate number of Released Shares determined pursuant to clause (i) of this definition. For illustrative purposes only, calculations of the potential Released Shares for each Shareholder, based on the aggregate issued and outstanding shares of Common Stock, aggregate number of Owned Shares and number of Owned Shares owned by each Shareholder, each as of the Agreement Date, are set forth on Exhibit A hereto.
4.   No Solicitation.   Each Shareholder agrees (a) that it shall not, and it shall direct and use its reasonable best efforts to cause its agents and representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals that relate to any Acquisition Proposal; and (b) that it shall not initiate any proxy solicitation or undertake any other efforts against the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement.
5.   Transfer Restrictions Prior to Merger.   Each Shareholder agrees that, absent the prior written consent of Parent, it will not, until the end of the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, deposit into a voting trust, enter into a voting or support agreement or arrangement (other than this Agreement) with respect to, or grant (except as expressly permitted pursuant to Section 3(d)) any proxy, consent or power of attorney (other than this Agreement) with respect to, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) or otherwise convey or dispose of, any of such Shareholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (“Transfer”); provided that such Shareholder may Transfer Owned Shares: (i) for estate planning; (ii) to a charitable institution for philanthropic purposes; (iii) pursuant to any trust or will of such Shareholder, or by the Laws of intestate succession; or (iv) pursuant to a qualified domestic order or as required by a divorce settlement; provided, however, that a Transfer referred to in clauses (i) through (iv) of this sentence shall be permitted only if (as applicable) (x) all of the representations and warranties made by such Shareholder in this Agreement would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer and (y) the transferee, prior to the date of Transfer, agrees in a signed writing reasonably satisfactory in form and substance to Parent, to be bound by and comply with the provisions of this Agreement applicable to a Shareholder with respect to such Owned Shares. Following any Transfer of Owned Shares by a Shareholder in accordance with this Section 5, the Owned Shares subject to such Transfer shall no longer constitute Owned Shares of such Shareholder for purposes of this Agreement and shall constitute Owned Shares of such transferee in its capacity as a Shareholder. During the term of this Agreement, the Company shall not register or otherwise recognize the Transfer (book-entry or otherwise) of any Owned Shares or any certificate or uncertificated interest representing any Owned Shares, except as permitted by, and in accordance with, this Section 5.
6.   Cooperation.
(a)   Each Shareholder hereby: (i) authorizes the Company and Parent to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Laws and/or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that the Company or Parent reasonably determines is required to be disclosed by the SEC or by applicable Laws in connection with the Merger or the Merger Agreement; (ii) agrees to promptly provide to the Company and Parent any information that the Company or Parent may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.
(b)   Each Shareholder agrees to take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions, in order to fulfill such Shareholder’s agreements and obligations contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of such Shareholder to vote such Shareholder’s Owned Shares in accordance with Section 3 hereof.
7.   Shareholder Representations and Warranties.   Each Shareholder represents and warrants to Parent and the Company that:
(a)   such Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; such Shareholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation; and the trustee of such Shareholder is the duly appointed and acting trustee of such Shareholder and has authority to act on behalf of such Shareholder;
(b)   this Agreement has been duly and validly executed and delivered by the trustee of such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”), and no other action is necessary to authorize the execution and delivery by the trustee of such Shareholder or the performance of such Shareholder’s obligations hereunder;
(c)   the execution and delivery of this Agreement by the trustee of such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or the charter, bylaws or other organizational documents of such Shareholder;
(d)   as of the Agreement Date, such Shareholder owns the number of Owned Shares set forth next to such Shareholder’s name on Exhibit A hereto;

(e)   such Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, clear of any and all Liens, claims, proxies, voting trusts, voting or support agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a shareholder in respect of, such Shareholder’s Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement or as expressly permitted pursuant to the terms of Section 3(d));
(f)   as of the Agreement Date, there is no legal action pending against, or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that would reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, or that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement; and
(g)   other than as set forth in the Merger Agreement, such Shareholder does not have any agreements, arrangements or understandings of any kind with the Company or any other Person (i) with respect to the Transfer or voting of the Owned Shares or the transactions contemplated hereby or (ii) that would conflict with, restrict, limit, violate or interfere with the performance of any of such Shareholder’s covenants and obligations hereunder.
8.   Company Representations and Warranties.   The Company hereby represents and warrants to Parent and each Shareholder that:
(a)   the Company has all requisite capacity and authority to enter into and perform its obligations under this Agreement;
(b)   the Company is duly organized, validly existing and in good standing in accordance with the Laws of the State of Florida;
(c)   this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Shareholders and Parent, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery by the Company or the performance of the Company’s obligations hereunder; and
(d)   the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Company is a party or by which the Company is bound, or any statute, rule or regulation to which the Company is subject or the charter, bylaws or other organizational documents of the Company.
9.   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including any documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements to be delivered pursuant to the provisions of the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior arrangements or understandings with respect thereto, written or oral.
10.   Third Party Beneficiaries.   Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
11.   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties; provided that assignment by a Shareholder shall require the prior written consent of the Company and Parent only. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 11 shall be null and void ab initio.
12.   Injunctive Relief; Specific Performance.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in any federal or state court located in the State of Delaware (the “Chosen Courts”), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
13.   Governing Law; Jurisdiction.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.8 of the Merger Agreement; provided that, in the event such service of process is to be made upon a Shareholder, such notice shall be delivered to the address set forth next to such Shareholder’s name on Exhibit A hereto.
14.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
15.   Individual Obligations.   This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement. The obligations of each Shareholder under this Agreement are several and not joint, and all references to actions to be taken by the Shareholders, or representations and warranties to be made by the Shareholders, under this Agreement refer to actions to be taken or representations and warranties to be made by the Shareholders acting severally and not jointly.
16.   Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by the Company, Parent and the applicable Shareholder(s), and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

17.   Interpretation.   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Unless the context of this Agreement otherwise requires, any reference in this Agreement to a Law shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference in this Agreement to “$” shall mean U.S. dollars.
18.   Capacity as Shareholder.   This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of the Company and shall not apply in any manner to any Shareholder or the trustee of any Shareholder in any capacity as a director or officer of the Company or the Company Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by the trustee of any Shareholder in the capacity of director or officer of the Company or the Company Subsidiaries, as applicable, and no such action taken by the trustee of any Shareholder in the capacity of director or officer of the Company or the Company Subsidiaries, as applicable, shall be deemed to constitute a breach of this Agreement).
19.   Prevailing Party.   In any action between or among any of the parties hereto brought pursuant to the terms of this Agreement and seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party(ies) in such action shall be awarded, in addition to damages, injunctive or other relief as determined by the Chosen Court, its reasonable costs and expenses incurred in connection with such action, including reasonable attorneys’ fees and expenses as determined by the Chosen Court.
20.   Headings.   The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement.
21.   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
[Signatures on following page(s)]

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement as of the day and year first above written.
ANB HOLDINGS, INC.
By:
/s/ Ginger Martin

Name:
Ginger Martin

Title:
President

[Signature Page to Voting and Support Agreement]

UNITED COMMUNITY BANKS, INC.
By:
/s/ H. Lynn Harton

Name:
H. Lynn Harton

Title:
Chief Executive Officer, President and Chairman

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:
FREDERICK H. INGHAM REVOCABLE TRUST
By:
/s/ Frederick H. Ingham

Name:
Frederick H. Ingham

Title:
Trustee

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:
TIMOTHY C. INGHAM REVOCABLE TRUST
By:
/s/ Timothy C. Ingham

Name:
Timothy C. Ingham

Title:
Trustee

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:
RICHARD S. INGHAM, JR. REVOCABLE TRUST
By:
/s/ Richard S. Ingham, Jr.

Name:
Richard S. Ingham

Title:
Trustee

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:
ANNELLE INGHAM CARNEY REVOCABLE TRUST
By:
/s/ Annelle Ingham Carney

Name:
Annelle I. Carney

Title:
Trustee

[Signature Page to Voting and Support Agreement]

Exhibit A
Shareholders
Name	Address (Including Email)	Owned Shares	Illustrative Released Shares1
Frederick H. Ingham Revocable Trust	PO Box 11047 Fort Lauderdale, FL 33339-1047 [*****@*****]	231,427	83,156
Timothy C. Ingham Revocable Trust	PO Box 11047 Fort Lauderdale, FL 33339-1047 [*****@*****]	219,227	78,773
Richard S. Ingham, Jr. Revocable Trust	PO Box 11047 Fort Lauderdale, FL 33339-1047 [*****@*****]	119,227	42,841
Annelle Ingham Carney Revocable Trust	PO Box 11047 Fort Lauderdale, FL 33339-1047 [*****@*****]	218,426	78,485

1
This column is for illustrative purposes only and assumes 1,443,007 shares of Common Stock issued and outstanding. The number of potential Released Shares for each Shareholder may change in the event the number of Owned Shares owned by any Shareholder and/or the total number of issued and outstanding shares of Common Stock changes following the Agreement Date.

Annex C — Opinion of Hovde Group, LLC

December 2, 2024
Board of Directors
ANB Holdings, Inc.
4301 North Federal Highway
Oakland Park, Florida 33308
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understands that United Community Banks, Inc., a Georgia corporation (the “Parent”), and ANB Holdings, Inc., a Florida corporation (the “Company”), are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated as of December 2, 2024. Subject to the terms and conditions of the Agreement, at the Effective Time, the Company shall be merged with and into Parent (the “Merger”) pursuant to and with the effect provided in the Florida Business Corporation Act and the Georgia Business Corporation Code with the Parent surviving the Merger as the surviving corporation (the “Surviving Corporation”). Upon consummation of the Merger, the separate corporate existence of the Company shall cease, and the Surviving Corporation shall continue its corporate existence under the Laws of the State of Georgia. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Agreement be and is adopted as a plan of reorganization for purposes of Section 354 and Section 361 of the Code. Immediately following the Merger, American National Bank, a national banking association and a direct, wholly-owned Subsidiary of the Company (the “Company Bank”), shall merge (the “Bank Merger”) with and into United Community Bank, a South Carolina state-chartered bank and wholly-owned Subsidiary of the Parent (the “Parent Bank”). The Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, (the “Bank Merger Agreement”), which shall be entered into by the Company Bank and the Parent Bank following the date of the Agreement. Each of the Company and the Parent shall adopt and approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of the Company Bank and the Parent Bank, respectively.
Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles or Sections in the Stock Purchase Agreement. For purposes of our analysis and opinion, the Agreement as used herein shall refer to the draft Agreement and Plan of Merger dated November 29, 2024 provided to Hovde by the Company.
Subject to the provisions of Section 2.2(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of treasury stock and Dissenting Shares, shall be converted into the right to receive 1.650 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”). No fractional shares of Parent Common Stock shall be issued. In lieu of the issuance of any fractional shares, the Parent shall pay to each former Company Shareholder entitled to receive such fractional share an amount in cash equal to the product of (i) the average closing sale price of the Parent Common Stock on the five (5) full trading days immediately preceding the Closing Date as reported on the New York Stock Exchange (the “NYSE”) multiplied by (ii) the fraction of a share of the Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5 of the Agreement.
For purposes of our analysis and opinion and with your knowledge and consent, based on the closing price of the Parent Common Stock on the NYSE as of November 29, 2024 of $33.81, the Exchange Ratio of 1.650 and 1,443,007 shares of Company Common Stock outstanding, we have assumed the value of the Merger Consideration would be $55.79 per share, and thereby, the aggregate value of the Merger Consideration to be received by the holders of the Company Common Stock in the Merger would be $80,500,310.

We note that Article 7 of the Agreement sets forth certain normal and customary closing conditions, including (i) Company shareholder approval having been obtained, (ii) all necessary Regulatory Approvals shall have been obtained and such approvals shall not have resulted in the imposition of a Materially Burdensome Regulatory Condition, (iii) The Registration Statement shall have become effective under the Securities Act, (iv) the shares of Parent Common Stock to be issued pursuant to the Agreement shall have been authorized for listing on NYSE, (v) the receipt of written tax opinions from Parent’s legal counsel and the Company’s tax advisor substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (vi) the holders of no more than three percent (3%) of the aggregate outstanding shares of Company Common Stock shall have notified the Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.
We also note that the Merger may be terminated if any of the conditions of Article 8 of the Agreement are met which include among other conditions the following: (i) by the mutual written consent of Parent and the Company, (ii) by either Parent or the Company if the Merger shall not have been consummated on or before December 2, 2025 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of the Agreement by the party seeking to terminate this Agreement, and (iii) by the Parent, if prior to the receipt of the Requisite Company Shareholder Vote the Company Board shall have failed to make its recommendation in favor of the Merger or shall have made an Adverse Recommendation Change. If the Agreement is terminated pursuant to the conditions set forth in Section 8.1(f) or Section 8.3(a) (the receipt by the Company of an Acquisition Proposal) then the Company shall pay the Buyer the Termination Fee of $3,139,500.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) all of the closing conditions set forth in the Agreement are satisfied, (ii) the Merger is not terminated pursuant to any of the provisions set forth in Article 8 of the Agreement, and (iii) the Merger will proceed and be consummated in accordance with the terms of the Agreement.
You have requested our opinion subject to the terms, conditions, and qualifications set forth herein, that the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to the holders of Company Common Stock. This opinion addresses only the fairness of the Exchange Ratio, and we are not opining on any individual stock, cash, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated November 29, 2024 provided to Hovde by the Company;

(ii)
reviewed audited financial statements for the Parent for the twelve month periods ended December 31, 2022 and December 31, 2023;

(iii)
reviewed the unaudited financial statements for the Company for the three month period ended March 31, 2024, the six month period ended June 30, 2024 and the nine month period ended September 30, 2024;

(iv)
reviewed certain historical publicly available business and financial information concerning the Company;

(v)
reviewed certain internal financial statements and other financial and operating data concerning the Company;

(vi)
reviewed financial projections prepared in consultation with and approved by certain members of the senior management of the Company;

(vii)
discussed with certain members of senior management of the Company the business, financial condition, results of operations and future prospects of the Company, the history and past and current operations of the Company, and the Company’s assessment of the rationale for the Merger;

(viii)
assessed current general economic, market and financial conditions;

(ix)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(x)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and

(xi)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Closing there will be, no material changes in the financial condition and results of operations of the Parent or the Company since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by the Parent and the Company are true and complete. We have relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by the Company, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by the Company on a basis reflecting the best currently available information and the Company’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Company to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by the Company or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurance of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company are, in the aggregate, adequate to cover such losses. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of the Company.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Parent or the Company is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither the Parent nor the Company is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Parent or the Company or any other party to the Agreement and that the final Agreement will not differ materially from the draft of the Agreement we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. The Company has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Parent or the Company or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on the Company or its shareholders; or (ii) any advice or opinions provided by any other advisor to the Board of Directors of the Company; or (iii) any other strategic alternatives that might be available to the Company.
Our opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Agreement or to any shareholders of the Company as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Company relative to the value of the aggregate Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Exchange Ratio is necessarily the highest or best exchange ratio that could be obtained in a merger or combination transaction of the Company with the Parent. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Parent or the Company.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of the Company and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of the Company Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such document is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with the Company, we will receive from the Company an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee contingent upon the consummation of the Merger. The Company has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to the Parent or the Company for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from the Parent in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, the Parent or the Company or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Parent or the Company for Hovde’s own accounts and for the accounts of Hovde’s customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and either the Parent or the Company.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to the holders of Company Common Stock.
Sincerely,

Annex D — Sections 607.1301 through 607.1340 of the Florida Business Corporation Act

SECTIONS 607.1301 THROUGH 607.1340 OF THE FLORIDA BUSINESS
CORPORATION ACT
Shareholders are advised to read the relevant sections of the Florida Business Corporation Act (“FBCA”). The following extract does not revise, amend or supersede the FBCA.
607.1301. Appraisal rights; definitions.
The following definitions apply to ss. 607.1301-607.1340:
(1)
“Accrued interest” means interest at the rate agreed to by the corporation and the shareholder asserting appraisal rights, or at the rate determined by the court to be equitable, which rate may not be greater than the rate of interest determined for judgments pursuant to s. 55.03; however, if the court finds that the shareholder asserting appraisal rights acted arbitrarily or otherwise not in good faith, no interest shall be allowed by the court.

(2)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3)
“Corporate action” means an event described in s. 607.1302(1).

(4)
“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 - 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5)
“Fair value” means the value of the corporation’s shares determined:

(a)
Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b)
Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)
Without discounting for lack of marketability or minority status.

(6)
“Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a)
“Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1.
Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

3.
Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.
Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 607.0832; or

c.
In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c)
“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7)
“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8)
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9)
Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

S. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267; s. 161, ch. 2019-90, effective January 1, 2020; s. 41, ch. 2020-32, effective June 18, 2020; s. 2, ch. 2021-13, effective May 7, 2021.
607.1302. Right of shareholders to appraisal.
(1)
A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)
(Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b)
Consummation of a merger to which such corporation is a party:

1.
If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2.
If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)
Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1.
Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2.
The disposition of assets is not an interested transaction;

(e)
An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f)
Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided as of the record date by the articles of incorporation, bylaws, or a resolution of the board of directors providing for appraisal rights, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g)
An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(h)
With regard to a class of shares prescribed in the articles of incorporation in any corporation as to which that particular class of shares was in existence prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, and for classes of shares authorized on or after October 1, 2003, in any corporation with 100 or fewer shareholders, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.
Altering or abolishing any preemptive rights attached to any of his, her or its shares;

2.
Altering or abolishing the voting rights pertaining to any of his, her or its shares, except as such rights may be affected. by the voting rights of, new shares then being authorized of any existing or new class or series of shares;

3.
Effecting an exchange, cancellation, or reclassification of any of his, her or its shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his, her or its percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.
Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his, her or its shares, or making any of his, her or its shares subject to redemption when they are not otherwise redeemable;

5.
Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.
Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.
Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(i)
An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(j)
An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(k)
A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(l)
A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)
Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), (e), (f), and (h) shall be limited in accordance with the following provisions:

(a)
Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.
A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 19332;

2.
Not a covered security, but traded in an organized market (or subject to a comparable trading process) and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries, by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3.
Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19403 and which may be redeemed at the option of the holder at net asset value.

(b)
The applicability of paragraph (a) shall be determined as of:

1.
The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, the record date fixed to determine the shareholders entitled to sign a written consent approving the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2.
If there will be no meeting of shareholders, no written consent approving the corporate action, and no offer made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c)
Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(d)
For the purposes of subparagraph (a)2., a comparable trading process exists if:

1.
The market price of the corporation’s shares is determined at least quarterly based on an independent valuation and by following a formalized process that is designed to

2
15 U.S.C.A. § 77r(b)(l)(A) or (B).

3
15 U.S.C.A. § 80a-1 et seq.

determine a value for the corporation’s shares that is comparable to the value of comparable publicly traded companies; and
2.
The corporation repurchases the shares at the price set by its board of directors based upon the independent valuation and subject to certain terms and conditions established by the corporation and provides the corporation’s shareholders with a trading market comparable to that typically available had the corporation’s shares been traded in an organized market.

(3)
Notwithstanding any other provision of this section, the articles of incorporation .as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)
No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930,or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

(b)
Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.

S. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209, effective July 1, 2014; s. 162, ch. 2019-90, effective January 1, 2020; s. 42, ch. 2020-32, effective June 18, 2020; s. 3, ch. 2021-13, effective May 7, 2021.
607.1303. Assertion of rights by nominees and beneficial owners.
(1)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if:

(a)
The record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner;

(b)
The particular beneficial shareholder or voting trust beneficial owner acquired all such shares before the record date established under s. 607.1321 in connection with the applicable corporate action; and

(c)
The record shareholder notifies the corporation in writing of its name and address (if the record shareholder beneficially owns the shares as to which appraisal rights are being asserted) or notifies the corporation in writing of the name and address of the particular beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted.

The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)
A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)
Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)
Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

(c)
Acquired all shares of the class or series before the record date established under s. 607.1321 in connection with the applicable corporate action.

S. 23, ch. 2003-283; s. 163, ch. 2019-90, effective January 1, 2020; s. 43, ch. 2020-32, effective June 18, 2020; s. 4, ch. 2021-13, effective May 7, 2021.
607.1320. Notice of appraisal rights.
(1)
If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035) must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301- 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)
In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)
If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a)
Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany such written notice; and

(b)
Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany such written notice.

(4)
Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a)
Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,

(b)
The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.

(5)
The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.

S. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283; s. 164, ch. 2019-90, eff. Jan. 1, 2020; s. 44, ch. 2020-32, eff. June 18, 2020.
607.1321. Notice of intent to demand payment.
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)
Must have beneficially owned the shares of such class or series as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote;

(b)
Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent, if the proposed corporate action is effectuated, to demand payment for all shares of such class or series beneficially owned by the shareholder as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote; and

(c)
Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must have beneficially owned the shares of such class or series as of the record date established for determining who is entitled to sign a written consent;

(b)
Must assert such appraisal rights for all shares of such class or series beneficially owned by the shareholder as of the record date for determining who is entitled to sign the written consent; and

(c)
Must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3)
If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must have beneficially owned the shares of such class or series as of the date the offer to purchase is made pursuant to s. 607.11035;

(b)
Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed corporate action is effected for all shares of such class or series beneficially owned by the shareholder as of the date the offer to purchase is made pursuant to s. 607.11035; and

(c)
Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

(4)
A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.

S. 25, ch. 2003-283; s. 7, ch. 2004-378; s. 165, ch. 2019-90, effective January 1, 2020; s. 5, ch. 2021-13, effective May 7, 2021.
607.1322. Appraisal notice and form.
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)
The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:

(a)
Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.
The shareholder’s name and address.

2.
The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.
That the shareholder did not vote for or consent to the transaction.

4.
Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.
If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest, if ant to the extent applicable.

(b)
State:

1.
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.
The corporation’s estimate of the fair value of the shares.

4.
An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.
That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.
The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)
If not previously provided, be accompanied by a copy of ss. 607.1301 - 607.1340.

S. 26, ch. 2003-283; s. 166, ch. 2019-90, effective January 1, 2020; s. 6, ch. 2021-13, effective May 7, 2021.
607.1323. Perfection of rights; right to withdraw.
(1)
A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)
A shareholder who does not sign and return the form and, in the case of certificated shares,

deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301 - 607.1340.
S. 27, ch. 2003-283; s. 167, ch. 2019-90, effective January 1, 2020.
607.1324. Shareholder’s acceptance of corporation’s offer.
(1)
If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)
Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.

S. 28, ch. 2003-283; s. 168, ch. 2019-90, eff. Jan. 1, 2020.
607.1326. Procedure if shareholder is dissatisfied with offer.
(1)
A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2) (b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable.

(2)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest, if and to the extent applicable, under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only for the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

(3)
With respect to a shareholder who properly makes demand for payment pursuant to subsection (1), at any time after the shareholder makes such demand, including during a court proceeding under s. 607.1330, the corporation shall have the right to prepay to the shareholder all or any portion of the amount that the corporation determines to be due under s. 607.1322(2)(b)3. and the shareholder shall be obligated to accept such prepayment.

(a)
If such prepayment is made within 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), accrued interest will be payable, if at all, to the shareholder entitled to appraisal rights, calculated and accrued from the date on which the corporate action became effective and only on amounts that are determined to be due to the shareholder and are above the amount so prepaid. Accrued interest will not be payable to the shareholder entitled to appraisal rights on the prepayment previously made to the shareholder by the corporation pursuant to this paragraph.

(b)
If such prepayment is made more than 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), the prepayment must include accrued interest on the amount of the prepayment, calculated at the rate of interest determined for judgments pursuant to s. 55.03 and calculated and accrued from the date that the corporate action became effective through the date of the prepayment previously made to the shareholder by the corporation pursuant to this paragraph. In addition, accrued interest will be payable to the shareholder entitled to appraisal rights on such amounts, if any, determined to be due to the shareholder in excess of the prepaid amount, calculated and accrued from the date on which the corporate action became effective.

S. 29, ch. 2003-283; s. 169, ch. 2019-90, effective January 1, 2020; s. 7, ch. 2021-13, effective May 7, 2021.

607.1330. Court action.
(1)
If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, if and to the extent applicable, calculated and accrued from the date the corporate action became effective and taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3). If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)
The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3)
All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)
Each shareholder entitled to appraisal rights who is made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares as found by the court, plus accrued interest, if and to the extent applicable and as found by the court, taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3).

(6)
The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.

S. 2, ch. 2004-378; s. 170, ch. 2019-90, effective January 1, 2020; s. 8, ch. 2021-13, effective May 7, 2021.
607.1331. Court costs and counsel fees.
(1)
The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the- shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)
The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.

S. 30, ch. 2003-283; s. 98, ch. 2004-5; s. 171, ch. 2019-90, eff. Jan. 1, 2020.
607.1332. Disposition of acquired shares.
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.
S. 31, ch. 2003-283; s. 172, ch. 2019-90, eff. Jan. 1, 2020.
607.1333. Limitation on corporate payment.
(1)
No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)
Withdraw his, her, or its notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)
Retain his, her, or its status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his, her, or its right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)
The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

S. 32, ch. 2003-283; s. 173, ch. 2019-90, eff. Jan. 1, 2020; s. 45, ch. 2020-32, eff. June 18, 2020.

607.1340. Other remedies limited.
(1)
A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a)
Not authorized and approved in accordance with the applicable provisions of this chapter; or

(b)
Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2)
Nothing in this section operates to override or supersede the provisions of s. 607.0832.

S. 174, ch. 2019-90, eff. Jan. 1, 2020; s. 46, ch. 2020-32, eff. June 18, 2020.

Annex E — ANB Holdings Financial Statements

ANB Holdings, Inc.
REPORT ON AUDITS OF
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2023 AND 2022
Walters & Associates, CPAs

ANB Holdings, Inc.

To the Board of Directors
ANB Holdings, Inc.
Oakland Park, FL
INDEPENDENT AUDITORS’ REPORT
Opinion
We have audited the accompanying consolidated financial statements of ANB Holdings, Inc. and its Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ANB Holdings, Inc. and its Subsidiaries as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of ANB Holdings, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about ANB Holdings, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ANB Holdings, Inc.’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about ANB Holdings, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
Certified Public Accountants
Sarasota, Florida
March 28, 2024

ANB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2023	2022
ASSETS
Cash and due from financial institutions	$2,585,704	$4,262,335
Federal funds sold	21,515,000	58,705,000
Cash and cash equivalents	24,100,704	62,967,335
Interest-bearing deposits in other financial institutions	11,277,502	6,172,684
Securities, available for sale, at fair value	67,088,276	79,247,032
Restricted stock	657,300	583,900
Loans, net of deferred loan fees and costs	329,198,413	300,956,967
Less allowance for credit losses	(2,516,022)	(2,429,513)
Net loans	326,682,391	298,527,454
Accrued interest receivable	968,999	816,745
Premises and equipment, net	394,148	401,468
Operating lease right-of-use asset	2,502,046	2,686,476
Bank owned life insurance	13,271,258	12,842,087
Net deferred tax asset	4,527,658	4,516,067
Prepaid expenses and other	401,777	472,218
TOTAL ASSETS	$451,872,059	$469,233,466
LIABILITIES
Deposits:
Noninterest-bearing	$125,014,221	$149,213,261
Interest-bearing	265,992,507	263,318,212
Total deposits	391,006,728	412,531,473
Accrued expenses and other liabilities	5,221,106	5,144,377
Operating lease liability	2,502,046	2,686,476
Securities sold under repurchase agreements	—	148,596
Total liabilities	398,729,880	420,510,922
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value;
2,000,000 shares authorized, none issued
Common stock, $.01 par value;
5,000,000 shares authorized, 1,443,007 shares issued and outstanding	14,430	14,430
Additional paid-in capital	9,427,798	9,427,798
Retained earnings	52,035,566	48,075,894
Accumulated other comprehensive loss	(8,335,615)	(8,795,578)
Total stockholders’ equity	53,142,179	48,722,544
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$451,872,059	$469,233,466
See notes to consolidated financial statements.

ANB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
	Year Ended December 31,
	2023	2022
INTEREST INCOME
Loans, including fees	$17,411,413	$13,265,431
Investment securities and federal funds sold	4,091,109	3,624,353
Total interest income	21,502,522	16,889,784
INTEREST EXPENSE
Interest on deposits	6,844,964	1,202,283
Interest – other	865	292
Total interest expense	6,845,829	1,202,575
Net interest income	14,656,693	15,687,209
PROVISION FOR CREDIT LOSSES	(350,000)	—
Net interest income after provision for credit losses	14,306,693	15,687,209
NONINTEREST INCOME
Service charges and fees	389,005	384,319
Earnings on bank owned life insurance	429,172	403,611
Other income	14,891	388,808
Total noninterest income	833,068	1,176,738
NONINTEREST EXPENSE
Salaries and benefits	4,865,808	5,002,975
Other	1,747,233	1,650,037
Occupancy	605,760	571,287
Software and network support	363,165	401,941
Data processing	318,469	301,156
Total noninterest expense	7,900,435	7,927,396
INCOME BEFORE INCOME TAX EXPENSE	7,239,326	8,936,551
INCOME TAX EXPENSE	(1,836,647)	(1,973,733)
NET INCOME	$5,402,679	$6,962,818
See notes to consolidated financial statements.

ANB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
	Year Ended December 31,
	2023	2022
NET INCOME	$5,402,679	$6,962,818
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gain (loss) on available for sale securities:
Unrealized holding gain (loss) arising during the year, net of tax of $27,380 in 2023 and $(2,783,976) in 2022	459,963	(8,569,924)
Total other comprehensive income (loss), net of tax	459,963	(8,569,924)
COMPREHENSIVE INCOME (LOSS)	$5,862,642	$(1,607,106)
See notes to consolidated financial statements.

ANB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity
Balance, January 1, 2022	$14,430	$9,427,798	$42,556,083	$(225,654)	$51,772,657
Comprehensive income
Net income			6,962,818		6,962,818
Other comprehensive loss				(8,569,924)	(8,569,924)
Total comprehensive loss					(1,607,106)
Dividends paid			(1,443,007)		(1,443,007)
Balance, December 31, 2022	14,430	9,427,798	48,075,894	(8,795,578)	48,722,544
Comprehensive loss
Net income			5,402,679		5,402,679
Other comprehensive income				459,963	459,963
Total comprehensive income					5,862,642
Dividends paid			(1,443,007)		(1,443,007)
Balance, December 31, 2023	$14,430	$9,427,798	$52,035,566	$(8,335,615)	$53,142,179
See notes to consolidated financial statements.

ANB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received – loans	$17,231,056	$13,266,558
Interest received – investments	4,206,609	3,812,891
Noninterest income	403,896	773,127
Interest paid	(6,696,615)	(1,195,013)
Salaries and benefits paid	(5,004,419)	(4,820,725)
Other expenditures	(2,585,837)	(2,768,109)
Income taxes paid	(2,086,617)	(1,982,436)
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,468,073	7,086,293
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from paydowns, maturity or calls of available for sale investment securities	12,558,702	9,581,463
Purchase of available for sale securities	—	(26,610,861)
Purchase of FHLB stock	(73,400)	(48,900)
Net change in interest-bearing deposits in other financial institutions	(5,104,818)	77,239,587
Purchase of bank owned life insurance	—	(1,000,000)
Loan originations and principal collections, net	(28,504,937)	(28,393,418)
Purchases of premises and equipment	(93,903)	(60,791)
NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES	(21,218,356)	30,707,080
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in noninterest-bearing deposits	(24,199,040)	(16,370,958)
Net increase (decrease) in interest-bearing deposits	2,674,295	(24,644,568)
Dividends paid	(1,443,007)	(1,443,007)
Net change in securities sold under repurchase agreements	(148,596)	(19,566)
NET CASH USED BY FINANCING ACTIVITIES	(23,116,348)	(42,478,099)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(38,866,631)	(4,684,726)
CASH AND CASH EQUIVALENTS, beginning of period	62,967,335	67,652,061
CASH AND CASH EQUIVALENTS, end of period	$24,100,704	$62,967,335
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
NET INCOME	$5,402,679	$6,962,818
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation	101,224	107,709
Earnings on bank owned life insurance	(429,172)	(403,611)
Provision for credit losses	350,000	—
Amortization/accretion	87,397	237,231
Increase in interest receivable	(152,254)	(47,566)
See notes to consolidated financial statements.

	Year Ended December 31,
	2023	2022
Increase in net deferred tax asset	(11,591)	(3,032,641)
Decrease (increase) in prepaid expenses and other	70,441	(144,147)
Increase in other liabilities	76,729	622,524
Tax effect of change in accumulated other comprehensive income	(27,380)	2,783,976
NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,468,073	$7,086,293
SUPPLEMENTAL NONCASH DISCLOSURES:
Lease liabilities arising from obtaining right-of-use assets		$2,686,476

See notes to consolidated financial statements.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
ANB Holdings, Inc. (The Bancorp) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, American National Bank (the Bank). The Bank is a nationally chartered commercial bank organized under the laws of the United States of America. The Bank is regulated by the Office of the Comptroller of the Currency (OCC) and its deposits are insured to the maximum by the Federal Deposit Insurance Corporation (FDIC).
Basis of Consolidation
The consolidated financial statements include the accounts of ANB Holdings, Inc. and its wholly-owned subsidiaries, American National Bank and ANB Eagle, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. There has been no activity in ANB Eagle, Inc.
Use of Estimates
The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Significant Group Concentrations of Credit Risk
Most of the Bank’s activities are with customers located within the Broward County, Florida area. NOTE B discusses the types of securities in which the Bank invests. NOTE D discusses the types of lending in which the Bank engages.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the statement of financial condition. Such items, along with net income, are components of comprehensive income.
Statements of Cash Flows
Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchases and repurchase agreements.
Interest-Bearing Deposits in Other Financial Institutions
Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.
Investment Securities
Debt securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives. The Bank presently has no such securities.
Debt securities classified as available-for-sale (AFS) are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
as AFS would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third-party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of stockholders’ equity. Management assesses the financial condition and near-term prospects of the issuer, industry and/or geographic conditions, credit ratings as well as other indicators at the individual security level. Impairments below cost in the estimated fair value of individual AFS debt securities when there is an intent to sell or for which it is more likely than not the Bank will be required to sell before the impairment is recovered, are realized in noninterest income in the consolidated statements of income. When there is not an intent to sell or it is more likely than not the Bank will not be required to sell the security before the impairment is recovered, management assesses whether the decline in fair value has resulted from credit losses or other factors. If the present value of discounted cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for AFS credit losses is recorded. Such losses are limited to the amount that amortized cost exceeds fair value, even if the amount of the credit loss is greater. Any future changes in the allowance for credit losses is recorded as provision for (reversal of) credit losses. Losses attributable to other factors are charged to accumulated other comprehensive income. As of December 31, 2023 and 2022 there was no allowance for AFS credit losses.
Restricted Stock
Restricted stock is stock from the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve Bank, which are restricted as to their marketability. Because no ready market exists for these investments and they have no quoted market value, the Bank’s investment in these stocks are carried at cost. A determination as to whether there has been an impairment of a restricted stock investment is performed on a quarterly basis and includes a review of the current financial condition of the issuer. Both cash and stock dividends are reported as income.
Loans and Allowance for Credit Losses-Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are carried at amortized cost, which consists of the amount of unpaid principal, adjusted for deferred loan fees and origination costs. Interest on loans is accrued based on the principal amounts outstanding. Nonrefundable loan fees and related direct costs are deferred and the net amount is amortized to income as a yield adjustment over the life of the loan using the interest method. When principal or interest is delinquent for ninety days or more, the Bank evaluates the loan for nonaccrual status.
After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectibility of the loan is in doubt. Cash collections on loans where ultimate collectibility remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.
With the adoption of ASU 2016-13 on January 1, 2023, an allowance for credit losses is established upon origination for all loans through a provision for credit losses charged to earnings. ASU 2016-13 replaced the previous probable incurred loss model, which incorporated only known information as of the balance sheet date. The expected credit loss model is based on management’s best estimate of lifetime expected credit losses inherent in the Bank’s relevant financial assets.
There are two components of the allowance for credit losses: reserves on pooled loans sharing risk characteristics (portfolio segments) and individually evaluated loans that do not fit within a portfolio segment. The Bank applies the practical expedient that permits the exclusion of the accrued interest receivable

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
balance from amortized cost basis of financing receivables when measuring credit losses under ASU 2016‑13. For loans, expected credit losses are typically estimated using quantitative methods that consider a variety of factors such as historical loss experience, the current credit quality of the portfolio as well as supportable forecasts of the economic outlook over the life of the loan. When management determines that foreclosure is probable, expected credit losses are accrued based on the differences between the loan balance and 1) the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, 2) the present value of future cash flows, or 3) the loan’s value as observable in the secondary market. Adjustments are made for selling costs, as appropriate. When management believes the loan is not collectible, the loan is charged off against the allowance. Subsequent recoveries, if any, are credited to the allowance.
The allowance for credit losses is measured on a collective basis when similar risk characteristics exist. The Bank has identified the following portfolio segments and calculates the allowance for credit losses for each pool using the Cohort method to calculate its historical losses. The Cohort method identifies and captures the balance of a pool of loans with similar risk characteristics, as of a particular point in time, then tracks the respective losses generated by cohorts of loans over their remaining life.
The Bank’s pools are generally segmented into commercial and industrial (C&I), commercial real estate (CRE), construction, and consumer. The non-owner occupied pools are further segmented into CRE pools to provide more similarity of credit risk attributes. Common risks associated with construction lending include cost overruns, changes in market demand for property, and inadequate long-term financing arrangements. Risks associated with C&I can include the inability to monitor the condition of the collateral, which often consists of inventory, accounts receivable, and other non-real estate assets. Consumer loans are impacted by unemployment. CRE risks pertain to collateral value deterioration, business failures, declines in general economic conditions, including declines in real estate value, declines in occupancy rates, and lack of suitable alternative use for the property.
Allowance factors and overall size of the allowance may change from period to period based on management’s assessment and the relative weights given to each factor. In addition, various regulatory agencies periodically review the allowance for credit losses. These agencies may require the Bank to make additions to the allowance for credit losses based on their judgments of collectibility supported by information available to them at the time of their examination.
The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance for credit losses when management believes the uncollectibility of a loan balance is confirmed. Accrued interest receivable is excluded from the estimate of credit losses.
Loan Modifications
In situations where, for economic or legal reasons related to a borrower’s financial difficulties, the Bank grants a concession for other than an insignificant period of time to the member that the Bank would not otherwise consider, the related loan is classified as a loan modification. The Bank strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Premises and Equipment
Leasehold improvements, furniture and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line basis on the estimated useful life of each type of asset. Leasehold improvements are amortized on the straight-line basis over the shorter of their estimated useful life or the lease term. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.
Leases
The Bank evaluates contracts at inception to determine if an arrangement is or contains a lease. Operating leases are included in operating lease right-of-use (ROU) assets and operating lease liabilities in the consolidated balance sheets. The operating lease relates to the Bank’s main branch. The Bank has no finance leases. Short-term leases (i.e. leases with an initial term of twelve months or less that do not contain a purchase option that is likely to be exercised) are not recorded on the consolidated balance sheet. Operating lease ROU assets represent the Bank’s right to use an underlying asset for the lease term, and operating lease liabilities represent the Bank’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of the future lease payments over the lease term. The lease does not provide an implicit rate, so the Bank uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is reevaluated upon lease modification. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.
Operating lease expense consists of a single lease cost amortized over the remaining lease term on a straight-line basis, variable lease payments not included in the lease liability, and any impairment of the right-of-use asset. Rent expense and variance lease expense are included in occupancy expense on the Bank’s consolidated statements of income. The Bank’s variable lease expense include rent escalators that are based on market conditions and include items such as common area maintenance, utilities, parking, property taxes, insurance and other costs associated with the lease.
Long-lived Assets
Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount over the fair value of the asset. No impairment had been recognized as of December 31, 2023 and 2022.
Bank Owned Life Insurance
The Bank has purchased life insurance policies on certain key executives. The purpose of these life insurance policies is to provide income through the appreciation in the cash surrender value of the policies on the lives of certain officers and directors of the Bancorp. These policies provide the Bank an efficient form of funding for retirement and other employee benefit costs. These policies have an aggregate cash surrender value of $13,271,258 and $12,842,087 as of December 31, 2023 and 2022, respectively.
Other Real Estate Owned
Real estate properties acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated selling cost at the date of foreclosure, establishing a new cost basis. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. The bank had no other real estate owned at December 31, 2023 and 2022.
Revenue Recognition
In the ordinary course of business, the Bank recognizes income from various revenue generating activities. Certain revenues are generated from contracts with customers where such revenues are recognized when, or as, services or products are transferred to customers for amounts to which the Bank expects to be entitled. Certain specific policies related to revenue recognition from contracts with customers include:
Service Fees
Service fees include charges related to depository accounts under standard service agreements. Fees are generally recognized as services are delivered to or consumed by the customer or as penalties are assessed.
Credit and Debit Card Revenue
Credit and debit card revenue includes interchange fees from credit and debit cards processed through card association networks, annual fees, and other transaction and account management fees. Interchange rates are generally set by the credit card associations and based on purchase volumes and other factors. The Bank records interchange fees as services are provided. Transaction and account management fees are recognized as services are provided, except for annual fees which are recognized over the applicable period. The costs of related loyalty rewards programs are netted against interchange revenue as a direct cost of the revenue generating activity.
Income Taxes
Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. In addition, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Bancorp files consolidated income tax returns with its subsidiary.
The Bancorp believes that its income tax filing positions and deductions will be sustained upon examination and does not anticipate any adjustments that will result in a material change in its consolidated financial statements. As a result, no reserve for uncertain tax positions has been recorded. The periods subject to examination by the Internal Revenue Service and the State of Florida for the Bancorp’s tax returns are the tax years 2021 – 2023.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Transfers of Financial Assets and Participating Interests
The Bank accounts for transfers and servicing of financial assets in accordance with FASB ASC 860, Transfers and Servicing. Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest in order to be accounted for as a sale. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.
Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Allowance for Credit Losses on Off-Balance Sheet Credit Exposures
The allowance for credit losses on off-balance sheet credit exposures, excluding those that are unconditionally cancellable by the Bank, estimates the expected losses on the unfunded commitments and standby letters of credit at each reporting date. To appropriately measure expected credit losses, management disaggregates the loan portfolio into similar risk characteristics, identical to those determined for the loan portfolio. An estimated funding rate is then applied to the qualifying unfunded loan commitments and standby letters of credit using the Bank’s own historical experience to estimate the expected funded for each loan segment as of the reporting date. Once the expected funded amount for each loan segment is determined, the loss rate, which is the calculated expected loan loss as a percent of the amortized cost basis for each loan segment, is applied to calculate the allowance for credit losses on off-balance sheet credit exposures as of the reporting date.
The allowance for credit losses on off-balance sheet credit exposures is presented within accounts payable and accrued liabilities on the consolidated balance sheets. A charge (credit) to provision for credit losses on the consolidated statements of income is made to account for the change in the allowance for credit losses on off-balance sheet exposures between reporting periods.
Reclassifications
Certain reclassifications have been made to the 2022 financial statement presentation to correspond to the current year’s format. Total equity and net income are unchanged due to these reclassifications.
Accounting Standards Adopted in 2023 and 2022
On January 1, 2023, the Bank adopted FASB ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which modifies the

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
measurement of expected credit losses on certain financial instruments held by the Bank that are measured at amortized cost, such as loan receivables and held-to-maturity debt securities. Prior to January 1, 2023, the allowance for losses on such assets was determined based on management’s estimate of probable incurred losses. ASU 2016-13 also modified the impairment model on available-for-sale securities whereby credit losses are recognized as an allowance, rather than as a direct write-down. The Bank adopted this new guidance utilizing the modified retrospective transition method for loans and prospectively for debt securities available-for-sale. The adoption of this Standard did not have a material impact on the Bank’s consolidated financial statements but did change how the allowance for credit losses is determined. See Note D, Loans and Allowance for Credit Losses — Loans.
On January 1, 2023, the Bank adopted FASB ASU 2022-2, Financing Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, on a prospective basis. ASU 2022-2 eliminates the troubled debt restructuring recognition and measurement accounting guidance and instead requires entities to apply the loan refinancing and restructuring guidance to determine whether a modification results in a new loan or a continuation of an existing loan. Expected credit losses are recorded in the allowance for credit losses. The adoption of this Standard did not have a material impact on the Bank’s consolidated financial statements. See Note D.
The Bank adopted ASU 2016-02, Leases (Topic 842), on January 1, 2022 using the optional transition method, which allows for the prospective application of the standard. In addition, the Bank elected practical expedients permitted under the transition guidance permitting the Bank to not reassess historical lease classification, prior conclusions relating to initial direct costs, and whether any expired or existing contracts are or contain leases. For lease agreements with lease and non-lease components, the Bank elected the practical expedient to account for them as a single lease component. Upon adoption of ASU 2016-02, which was effective for the Bank on January 1, 2022, the Bank recognized operating lease ROU assets of $2,868,476 and operating lease liabilities of $2,868,476. These amounts were determined based on the present value of remaining lease payments, discounted using the Bank’s incremental borrowing rate as of the date of adoption. Adoption did not have a material effect on consolidated net income and had no effect on consolidated cash flows. See Note O, Leases.
NOTE B — INVESTMENT SECURITIES
Summary information regarding investment securities classified as available-for-sale is as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses			Fair Value
			Less Than 1 Year		Over 1 Year
December 31, 2023
Mortgage backed securities	$77,903,790	$	$		$(11,163,341)	$66,740,449
Municipality issued debt	350,000				(2,173)	347,827
	$78,253,790	$	$		$(11,165,514)	$67,088,276
December 31, 2022
Mortgage backed securities	$90,549,891	$		$(4,217,422)	$(7,427,537)	$78,904,932
Municipality issued debt	350,000			(7,900)		342,100
	$90,899,891	$		$(4,225,322)	$(7,427,537)	$79,247,032
Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE B — INVESTMENT SECURITIES (continued)
condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2023 and 2022, the debt securities with unrealized losses had depreciated approximately $11,166,000 and $11,653,000, respectively, from the Bank’s amortized cost basis. These securities are issued by either the U.S. Government or municipalities. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As of December 31, 2023 and 2022, the Bank determined that an allowance for AFS credit losses was not necessary.
As management has the ability to hold debt securities for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.
The amortized cost and fair value of securities available-for-sale at December 31, 2023 by contractual maturity are as follows:
	Amortized Cost	Fair Value
Mortgage backed securities 1 to 5 years	$5,098,128	$4,942,996
Municipality issued debt 1 to 5 years	350,000	347,827
Mortgage backed securities 5 to 10 years	12,186,170	11,320,273
Mortgage backed over 10 years	60,619,492	50,477,180
	$78,253,790	$67,088,276
Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
Securities, carried at approximately $4,394,000 and $2,953,000 at December 31, 2023 and 2022, respectively, were pledged to secure public deposits and for other purposes as required by statutes or agreements (see Note F).
There were no sales of securities for the years ended December 31, 2023 and 2022.
RESTRICTED STOCK
The following table shows the amounts of restricted stock as of December 31, 2023 and 2022:
	2023	2022
Federal Home Loan Bank of Atlanta	$373,500	$300,100
Federal Reserve Bank	283,800	283,800
	$657,300	$583,900

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE C — PREMISES AND EQUIPMENT, NET
A summary of premises and equipment are as follows:
	Estimated Useful life	December 31,
		2023	2022
Leasehold improvements	3 – 25 years	$1,826,858	$1,797,186
Furniture and equipment	3 – 10 years	820,895	804,102
		2,647,753	2,601,288
Less: accumulated depreciation		(2,253,605)	(2,199,820)
		$394,148	$401,468
Depreciation expense was $101,224 and $107,709 for the years ended December 31, 2023 and 2022, respectively.
NOTE D — LOANS AND ALLOWANCE FOR CREDIT LOSSES — LOANS
Loans receivable, net are summarized as follows at December 31,:
(dollars in thousands)	2023	2022
Real estate loans:
Construction 1-4, land & development	$32,158	$20,962
Home equity loans and lines	6,259	3,857
Residential one-to-four family first	16,361	12,973
Residential one-to-four family junior	486	497
Residential multi-family	20,021	16,172
Commercial real estate, owner occupied	77,106	71,551
Commercial real estate, non-owner occupied	147,068	145,989
Total real estate loans	299,459	272,001
Other loans:
Commercial and industrial	23,552	20,448
Consumer (includes overdrafts)	6,558	8,930
Total other loans	30,110	29,378
Total loans	329,569	301,379
Less: allowance for loan losses	(2,516)	(2,430)
Less: deferred loan fees	(371)	(422)
	$326,682	$298,527
The Bank’s goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences. Plans that aid in mitigating these potential risks in managing the loan portfolio include: enforcing loan policies and procedures, performing internal loan reviews, evaluating the borrower’s business through the loan term, identifying and monitoring primary and alternative sources of repayment, and obtaining adequate collateral to mitigate loss in the event of liquidation. Specific reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE D — LOANS AND ALLOWANCE FOR CREDIT LOSSES — LOANS (continued)
As of December 31, 2023, the real estate loan portfolio constituted 91% of the total loan portfolio. This can be broken down further into the following categories: 10% construction and land development, 68% commercial real estate and 13% residential real estate loans.
The Bank’s construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property primarily for the creation of residential real estate properties for sale or rental as well as income producing or owner-occupied commercial properties. Borrowers are required to put equity into the project at levels determined by the Loan Policy and/or loan approval of the Board of Directors.
Commercial real estate loans are secured by improved real property, which is owner-occupied for its business use or non-owner-occupied generating income in the normal course of business.
Residential real estate loans are secured by the improved real property of the borrower.
The Bank also makes commercial and industrial loans for a variety of purposes, which include working capital and equipment. This category represents about 7% of the loan portfolio at December 31, 2023.
The Bank elected to exclude accrued interest receivable from the amortized cost basis of loans disclosed throughout this note. As of December 31, 2023 and 2022, respectively, accrued interest receivable for loans totaled $829,294 and $648,937.
As previously mentioned in Note A, since the adoption of ASC 326 on January 1, 2023, the allowance for credit losses for loans represents management’s estimate of life of loan credit losses in the portfolio as of the end of the period. The allowance for credit losses related to unfunded commitments is included in other liabilities in the consolidated balance sheet. The following table presents the balance sheet activity in the allowance for credit losses by portfolio segment for loans, using the current expected credit loss (“CECL”) methodology for the year ended December 31, 2023.
(dollars in thousands)	Beginning Balance	Charge-offs/ other		Recoveries		Provision	Ending Balance
For the year ended December 31, 2023
Construction 1-4, land & development	$5	$		$		$194	$199
Home equity loans and lines	47					11	58
Residential one-to-four family junior	24					17	41
Residential multi-family	310					(75)	235
Commercial real estate, owner occupied	261					12	273
Commercial real estate, non-owner occupied	1,793					(596)	1,197
Commercial and industrial	66		(266)		2	675	477
Consumer						25	25
Unallocated	(76)					87	11
Total allowance for loan losses	$2,430		$(266)		$2	$350	$2,516

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE D — LOANS AND ALLOWANCE FOR CREDIT LOSSES — LOANS (continued)
The following table details activity in the allowance for loan losses, segregated by class of loans, using the incurred loss methodology for the year ended December 31, 2022.
(dollars in thousands)	Beginning Balance	Charge-offs/ other	Recoveries		Provision		Ending Balance
For the year ended December 31, 2022
Construction 1-4, land & development	$8	$	$			$(3)	$5
Home equity loans and lines	42					5	47
Residential one-to-four family junior	2					22	24
Residential multi-family	202					108	310
Commercial real estate, owner occupied	313					(52)	261
Commercial real estate, non-owner occupied	1,796					(3)	1,793
Commercial and industrial	66			1		(1)	66
Unallocated						(76)	(76)
Total allowance for loan losses	$2,429	$		$1	$		$2,430
The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on the impairment method as of December 31, 2022:
	Collectively Evaluated for Impairment	Individually Evaluated for Impairment		Total
December 31, 2022
Allowance for loan losses:
Construction 1-4, land & development	$5,241	$		$5,241
Home equity loans and lines	47,053			47,053
Residential one-to-four family junior	23,914			23,914
Residential multi-family	309,684			309,684
Commercial real estate, owner occupied	261,162			261,162
Commercial real estate, non-owner occupied	1,621,040		94,354	1,715,394
Commercial and industrial	67,065			67,065
Total allowance for loan losses	$2,335,159		$94,354	$2,429,513
Recorded investment in loans:
Construction 1-4, land & development	$20,962,942	$		$20,962,942
Home equity loans and lines	3,856,837			3,856,837
Residential one-to-four family first	12,972,904			12,972,904
Residential one-to-four family junior	497,181			497,181
Residential multi-family	16,171,501			16,171,501
Commercial real estate, owner occupied	71,551,266			71,551,266
Commercial real estate, non-owner occupied	144,615,738		1,372,622	145,988,360
Commercial and industrial	20,448,011			20,448,011
Consumer	8,930,120			8,930,120
Total loans	$300,006,500		$1,372,622	$301,379,122

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE D — LOANS AND ALLOWANCE FOR CREDIT LOSSES — LOANS (continued)
The following is a summary of information pertaining to loans individually evaluated for impairment as of December 31, 2022 (in thousands):
(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded:
Commercial real estate, non-owner occupied	$1,372	$1,372	$94	$1,384	$
Total loans	$1,372	$1,372	$94	$1,384	$
The Bank has a risk rating system as part of the risk assessment of the loan portfolio. The Bank’s lending officers are required to assign a rating to each loan in their portfolio at origination, which is ratified or modified by the committee to which the loan is submitted for approval. When the lender learns of important financial developments, the risk rating is reviewed accordingly, and adjusted if necessary. Similarly, the loan committee can adjust a risk rating.
When assigning a risk rating to a loan, management utilizes the Bank’s internal risk rating system. The internal risk rating system is as follows:
Internally assigned grade:
Pass — loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.
Special mention — loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.
Substandard — loans in this category show signs of continuing negative financial trends and unprofitability at various times, and therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.
Doubtful — loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and continuing trend serious losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.
Loss — loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be achieved in the future. Such credits should be recommended for charge-off.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE D — LOANS AND ALLOWANCE FOR CREDIT LOSSES — LOANS (continued)
Certain quality indicators on the loan portfolio, as of the dates indicated are as follows:
(dollars in thousands)	Pass	Special Mention		Substandard	Doubtful	Total
December 31, 2023
Construction 1-4, land & development	$32,158	$		$	$	$32,158
Home equity loans and lines	6,259					6,259
Residential one-to-four family first	16,361					16,361
Residential one-to-four family junior	486					486
Residential multi-family	20,021					20,021
Commercial real estate, owner occupied	77,106					77,106
Commercial real estate, non-owner occupied	142,804		4,264			147,068
Commercial and industrial	23,552					23,552
Consumer	6,558					6,558
Total loans	$325,305		$4,264	$	$	$329,569
December 31, 2022
Construction 1-4, land & development	$20,962	$		$	$	$20,962
Home equity loans and lines	3,857					3,857
Residential one-to-four family first	12,973					12,973
Residential one-to-four family junior	497					497
Residential multi-family	16,172					16,172
Commercial real estate, owner occupied	71,551					71,551
Commercial real estate, non-owner occupied	145,989					145,989
Commercial and industrial	20,223		225			20,448
Consumer	8,930					8,930
Total loans	$301,154		$225	$	$	$301,379
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE D — LOANS AND ALLOWANCE FOR CREDIT LOSSES — LOANS (continued)
Age analysis of past due loans, as of the date indicated is as follows:
(dollars in thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days Past Due	Non-accruals Total Past Due	Current Loans	Total Loans
December 31, 2023
Construction 1-4, land & development	$	$	$	$	$32,158	$32,158
Home equity loans and lines					6,259	6,259
Residential one-to-four family first					16,361	16,361
Residential one-to-four family junior					486	486
Residential multi-family					20,021	20,021
Commercial real estate, owner occupied					77,106	77,106
Commercial real estate, non-owner occupied					147,068	147,068
Commercial and industrial					23,552	23,552
Consumer					6,558	6,558
Total loans	$	$	$	$	$329,569	$329,569
December 31, 2022
Construction 1-4, land & development	$	$	$	$	20,962	$20,962
Home equity loans and lines					3,857	3,857
Residential one-to-four family first					12,973	12,973
Residential one-to-four family junior					497	497
Residential multi-family					16,172	16,172
Commercial real estate, owner occupied					71,551	71,551
Commercial real estate, non-owner occupied					145,989	145,989
Commercial and industrial					20,448	20,448
Consumer					8,930	8,930
Total loans	$	$	$	$	$301,379	$301,379
As of December 31, 2023 and 2022, the Bank did not have any loans, greater than 90 days past due, which were accruing interest. There were no non-accrual loans at December 31, 2023 and 2022.
Modifications with Borrowers Experiencing Financial Difficulty
On January 1, 2023, the Bank adopted the accounting guidance in ASU No. 2022-02, effective as of January 1, 2023, which eliminates the recognition and measurement of a troubled debt restructuring (TDR). Due to the removal of the TDR designation, the Bank evaluates all loan restructurings according to the accounting guidance for loan modifications to determine if the restructuring results in a new loan or a continuation of the existing loan. Loan modifications to borrowers experiencing financial difficulty that result in a direct change in the timing or amount of contractual cash flows include situations where there is principal forgiveness, interest rate reductions, other-than-insignificant payment delays, term extensions, and combinations of the listed modifications. Therefore, the disclosures related to loan restructurings are for modifications which have a direct impact on cash flows.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE D — LOANS AND ALLOWANCE FOR CREDIT LOSSES — LOANS (continued)
The Bank may offer various types of modifications when restructuring a loan. Commercial and industrial loans modified in a loan restructuring often involve temporary interest-only payments, term extensions, and converting revolving credit lines to term loans. Additional collateral, a co-borrower, or a guarantor is often requested.
Commercial mortgage and construction loans modified in a loan restructuring often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor. Construction loans modified in a loan restructuring may also involve extending the interest-only payment period.
There were no loan modifications to borrowers experiencing financial difficulty during the years ended December 31, 2023 and 2022.
NOTE E — DEPOSITS
Certificates of deposit and brokered time deposits issued in denominations that meet or exceed the FDIC insurance limit of $250,000 totaled $51,846,750 and $19,991,836 at December 31, 2023 and 2022, respectively, and are included in interest-bearing deposits in the consolidated statements of financial condition. Overdrafts of approximately $3,000 and $3,000 were reclassified and presented as loans on the statements of financial condition at December 31, 2023 and 2022, respectively.
At December 31, 2023, the scheduled maturities of certificates of deposit are as follows:
2024	$62,372,481
2025	17,465,253
2026	43,979
2027	78,171
$79,959,884
The Bank held related party deposits of approximately 7% and 6% of total deposits at December 31, 2023 and 2022, (see Note Q).
NOTE F — SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank had designated investments with a par value up to $1,441,815 and market value of $1,243,571 to secure repurchase agreement transactions at December 31, 2022. At December 31, 2022 the principal balances of the repurchase agreements totaled $148,596. There was no balance on repurchase agreements at December 31, 2023.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE G — INCOME TAXES
The consolidated provision for income taxes consisted of the following for the years ended December 31:
	2023	2022
Current tax expense
Federal	$1,475,255	$1,781,164
State	406,532	491,363
	1,881,787	2,272,527
Deferred tax	(45,140)	(298,794)
	$1,836,647	$1,973,733
The consolidated provision for income taxes differs from that computed by applying federal and state statutory rates to income tax expense as indicated:
	2023	2022
Statutory income tax @ 25.35% and 24.52% for 2023 and 2022, respectively	$1,835,169	$2,191,242
Municipal interest	(2,772)	(2,682)
Earnings on life insurance	(108,774)	(98,973)
Other	113,024	(115,854)
	$1,836,647	$1,973,733
A cumulative net deferred tax asset is included on the consolidated statement of financial condition. The tax effects of temporary differences that give rise to the components of the asset as of December 31 are as follows:
	2023	2022
Deferred tax asset
Credit loss provision	$584,122	$495,415
Deferred compensation	1,133,891	1,061,908
Depreciation	(20,255)	5,327
Unrealized loss on securities	2,829,900	2,953,417
Deferred tax asset	$4,527,658	$4,516,067
NOTE H — CONCENTRATION OF CREDIT RISK
A credit risk concentration results when a Bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.
Most of the Bank’s business activity is with customers located within the South Florida area. The loan portfolio is diversified among individuals and types of industries. Loans are expected to be repaid from cash flows or proceeds from the sale of selected assets from borrowers. The amount of collateral obtained upon extension of credit is based upon the Bank’s credit evaluation of the customer. Collateral primarily includes income producing commercial properties, inventory, and property and equipment.
The Bank has accounts with various financial institutions whose deposits are insured by the Federal Deposit Insurance Corporation up to a maximum of $250,000. In the normal course of business, the Bank’s

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE H — CONCENTRATION OF CREDIT RISK (continued)
account may exceed $250,000, however management believes exposure is minimal due to the credit worthiness of the institutions.
NOTE I — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.
Financial instruments whose contract amount represents credit risk were as follows (in thousands):
	2023	2022
Commitments to extend credit	$40,387	$36,018
Standby letters of credit	1,436	1,406
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 2023 or 2022.
The Bank estimated an allowance for credit losses on off-balance sheet credit exposures, excluding those that are unconditionally cancellable by the Bank. The balance in the allowance for credit losses on off-balance sheet credit exposures totaled $84,275 at December 31, 2023 and 2022.
NOTE J — BORROWED FUNDS
The Bank borrows funds as needed to meet liquidity needs from the Federal Home Loan Bank of Atlanta. No funds were borrowed at December 31, 2023 and 2022. The Bank can borrow up to approximately $100,845,000 based on its lendable collateral value at December 31, 2023.
The Bank has entered into two fed funds line accommodations totaling $19,000,000 with two correspondent banks. The interest rates on the lines are determined daily by the correspondent banks. No funds have been drawn on the lines.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE K — RETIREMENT AND DEFERRED COMPENSATION PLAN
Effective September, 1996 the Bank adopted a qualified profit-sharing plan with a 401(k) deferred compensation provision. Most employees are covered under the plan. The plan provides for contributions by the Bank in such amounts as management may determine. For the years ended December 31, 2023 and 2022 the Bank contributed approximately $121,000 and $120,000 respectively, on behalf of the employees.
The Bank has adopted nonqualified deferred compensation plans for the Bank’s directors and executives. The Bank accrues the deferred compensation liability on a monthly basis as incurred.
NOTE L — RESTRICTION ON DIVIDENDS
The Bank is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. The Bank normally restricts dividends to a lesser amount. At December 31, 2023, retained earnings of approximately $13,814,000 were available for the payment of dividends without prior regulatory approval.
NOTE M — REGULATORY CAPITAL
Bank and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of common equity, total, and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that the Bank met all capital adequacy requirements to which they are subject as of December 31, 2023 and 2022. In addition to these requirements, banking organizations must maintain a 2.5% capital conservation buffer consisting of common Tier I equity to avoid limits on capital distributions and certain bonus payments to executive officers and similar employees.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2023 and 2022, the most recent regulatory notifications categorize the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
The Bank’s actual capital amounts and ratios as of December 31, 2023 and 2022 are as follows:
	Actual		For Capital Adequacy Purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2023:
Total Capital to Risk Weighted Assets:	$64,055	17.13%	≥$29,920	8.00%	≥$37,400	10.00%
Tier 1 Capital to Risk Weighted Assets:	61,456	16.43%	≥ 22,440	6.00%	≥ 29,920	8.00%

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE M — REGULATORY CAPITAL (continued)
	Actual		For Capital Adequacy Purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital to Risk Weighted Assets:	61,456	16.43%	≥ 16,830	4.50%	≥ 24,310	6.50%
Tier 1 Capital to Average Assets:	61,456	13.38%	≥ 18,378	4.00%	≥ 22,973	5.00%
December 31, 2022:
Total Capital to Risk Weighted Assets:	$60,010	17.04%	≥$28,176	8.00%	≥$35,221	10.00%
Tier 1 Capital to Risk Weighted Assets:	57,496	16.32%	≥ 21,132	6.00%	≥ 28,176	8.00%
Common Equity Tier 1 Capital to Risk Weighted Assets:	57,496	16.32%	≥ 15,849	4.50%	≥ 22,893	6.50%
Tier 1 Capital to Average Assets:	57,496	11.31%	≥ 20,336	4.00%	≥ 25,421	5.00%
NOTE N — FAIR VALUE MEASUREMENTS
FASB ASC 825, Financial Instruments, permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Bank commitment. Subsequent changes must be recorded in earnings.
FASB ASC 820, Fair Value Measurement, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below.
Level 1:   Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2:   Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE N — FAIR VALUE MEASUREMENTS (continued)
Level 3:   Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, and similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Fair values of financial assets and liabilities measured on a recurring basis at December 31, 2023 and 2022 are as follows:
	Fair Value	Inputs that are observable (Level 2)
		(in thousands)
December 31, 2023
Financial assets and liabilities:
Securities available-for-sale	$67,088	$67,088
	Fair Value	Inputs that are observable (Level 2)
		(in thousands)
December 31, 2022
Financial assets and liabilities:
Securities available-for-sale	$79,247	$79,247
The following is a discussion of the valuation techniques and inputs used in estimating fair value measurements for assets and liabilities measured at fair value on a recurring basis:
Securities Available for Sale:   Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations, municipality issued debt and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE N — FAIR VALUE MEASUREMENTS (continued)
Fair values of financial assets and liabilities measured on a nonrecurring basis at December 31, 2022 are as follows:
	Fair Value	Inputs that are unobservable (Level 3)
		(in thousands)
December 31, 2022
Impaired loans:
Commercial real estate, non-owner occupied	$1,278	$1,278
The following is a discussion of the valuation techniques and inputs used in estimating fair value measurements for assets and liabilities measured at fair value on a nonrecurring basis:
Impaired loans are initially evaluated and valued at the time the loan is identified as impaired and on an ongoing basis, using the present value of expected cash flows, the loan’s observable market price or the fair value of the collateral (less cost to sell) if the loans are collateral dependent. Market value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy.
NOTE O — LEASING ARRANGEMENTS
The Bank leases its main branch under a noncancelable operating lease arrangement. (The Operating lease agreement is with a related party and is discussed in Note Q.) The Bank’s lease has a remaining lease term of 13 years. The lease requires the Bank to pay real estate taxes, insurance, maintenance, and other operating expenses associated with the leased premises. Those expenses are classified in occupancy expense on the consolidated statements of income.
The consolidated balance sheet presents operating lease ROU assets of $2,502,046 and $2,686,476 and operating lease liabilities of $2,502,046 and $2,686,476 as of December 31, 2023 and 2022, respectively. These amounts were determined based on the present value of remaining lease payments, discounted using a risk-free rate as of the date of adoption. The interest rate used was 1.52%.
Operating lease cost is recognized on a straight-line basis over the lease term and is included in occupancy expense within noninterest expenses on the consolidated statements of income. The components of total lease cost were as follows for the years ending December 31, 2023 and 2022:
	2023	2022
Operating lease expense	$223,700	$223,700
Variable lease expense	69,591	51,997
	$293,291	$275,697
The future minimum lease commitments under operating leases at December 31, 2023 are as follows:
2024	$223,700
2025	223,700
2026	223,700
2027	223,700
2028	223,700
1,621,822

ANB HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2023 AND 2022
NOTE O — LEASING ARRANGEMENTS (continued)
Total undiscounted cash flows	2,740,322
Less: present value discount	(238,276)
Total lease liabilities	$2,502,046

NOTE P — COMMITMENTS AND CONTINGENT LIABILITIES
In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Bank does not anticipate any material losses as a result of the commitments and contingent liabilities.
The Bank is involved in various legal actions in the normal course of business. It is the opinion of management that the ultimate disposition of these legal actions will not have a material effect on the financial condition of the Bank.
The Bank has purchased stock in the Federal Reserve Bank (FRB). FRB requires payment for only 50% of the cost of its stock but reserves the right to call for payment of the balance of its stock.
NOTE Q — RELATED PARTY TRANSACTIONS
In the ordinary course of business certain employees, executive officers and directors of the Bank and Bancorp, including their families and companies in which certain directors are principal owners, were loan customers of and had other transactions with the Bank. There were no outstanding loans as of December 31, 2023 and 2022. A company owned by a director has a letter of credit of $7,200 with the Bank as of December 31, 2023 and 2022. There were no funds drawn on the letter of credit at December 31, 2023 and 2022. It is the policy of the Bank that such loans are made on substantially the same terms as those prevailing at the time for comparable loans to other persons.
Deposits from related parties were approximately $26,931,000 and $22,953,000 at December 31, 2023 and 2022, respectively.
In 1996, the Bank executed a 10-year lease with two five-year renewal options with a company controlled by the Bancorp’s principal shareholder for lease of its main branch. The Bank is responsible for all operating, maintenance, servicing charges and costs of the building including applicable taxes and insurance. In 2016, the Bank executed a lease extension for an additional ten-year term.
During 2023 and 2022 the Bank paid rent to certain directors of the Bank and their related entities of approximately $293,000 and $276,000, respectively. The directors received fees totaling $89,000 and $98,000 for their services as directors in 2023 and 2022, respectively.
NOTE R — SUBSEQUENT EVENTS
The Bancorp has evaluated subsequent events through March 28, 2024, the date the financial statements were available to be issued. No events have occurred subsequent to the date of the statement of financial condition and through the date of the independent auditors’ report that require adjustment to or disclosure in the financial statements.

ANB Holdings, Inc.
REPORT ON AUDITS OF
CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2024 (UNAUDITED)
AND DECEMBER 31, 2023

ANB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Cash and due from financial institutions	$4,789,129	$2,585,704
Federal funds sold	12,455,000	21,515,000
Cash and cash equivalents	17,244,129	24,100,704
Interest-bearing deposits in other financial institutions	14,205,010	11,277,502
Securities, available-for-sale, at fair value	63,122,318	67,088,276
Restricted stock	647,700	657,300
Loans, net of deferred loan fees and costs	324,566,902	329,198,413
Less allowance for credit losses	(2,637,097)	(2,516,022)
Net loans	321,929,805	326,682,391
Accrued interest receivable	958,552	968,999
Premises and equipment, net	330,834	394,148
Operating lease right-of-use asset	2,363,723	2,502,046
Bank owned life insurance	13,664,792	13,271,258
Net deferred tax asset	3,869,615	4,527,658
Prepaid expenses and other	428,549	401,777
TOTAL ASSETS	$438,765,027	$451,872,059
LIABILITIES
Deposits:
Noninterest-bearing	$120,560,894	$125,014,221
Interest-bearing	253,407,412	265,992,507
Total deposits	373,968,306	391,006,728
Accrued expenses and other liabilities	5,458,205	5,221,106
Operating lease liability	2,363,723	2,502,046
Total liabilities	381,790,234	398,729,880
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued
Common stock, $.01 par value; 5,000,000 shares authorized, 1,443,007 shares issued and outstanding	14,430	14,430
Additional paid-in capital	9,427,798	9,427,798
Retained earnings	53,929,881	52,035,566
Accumulated other comprehensive loss	(6,397,316)	(8,335,615)
Total stockholders’ equity	56,974,793	53,142,179
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$438,765,027	$451,872,059

ANB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
	Nine months ended September 30, 2024	Year ended December 31, 2023
	(Unaudited)
INTEREST INCOME
Loans, including fees	$15,101,391	$17,411,413
Investment securities and federal funds sold	2,224,511	4,091,109
Total interest income	17,325,902	21,502,522
INTEREST EXPENSE
Interest on deposits	7,271,986	6,844,964
Interest – other	691	865
Total interest expense	7,272,677	6,845,829
Net interest income	10,053,225	14,656,693
PROVISION FOR CREDIT LOSSES	(120,000)	(350,000)
Net interest income after provision for credit losses	9,933,225	14,306,693
NONINTEREST INCOME
Service charges and fees	270,883	389,005
Earnings on bank owned life insurance	393,534	429,172
Other income	13,635	14,891
Total noninterest income	678,052	833,068
NONINTEREST EXPENSE
Salaries and benefits	3,873,306	4,865,808
Other	1,304,954	1,747,233
Occupancy	490,277	605,760
Software and network support	271,853	363,165
Data processing	250,565	318,469
Total noninterest expense	6,190,955	7,900,435
INCOME BEFORE INCOME TAX EXPENSE	4,420,322	7,239,326
INCOME TAX EXPENSE	(1,083,000)	(1,836,647)
NET INCOME	$3,337,322	$5,402,679

ANB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
	Nine months ended September 30, 2024	Year ended December 31, 2023
	(Unaudited)
NET INCOME	$3,337,322	$5,402,679
OTHER COMPREHENSIVE INCOME:
Unrealized holding gain on available-for-sale securities:
Unrealized holding gain arising during the nine months ended September 30, 2024 and year ended December 31, 2023, net of tax of $658,043 in 2024 and $27,380 in 2023	1,938,299	459,963
Total other comprehensive income, net of tax	1,938,299	459,963
COMPREHENSIVE INCOME	$5,275,621	$5,862,642

ANB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Stockholders’ Equity
Balance, January 1, 2023	$14,430	$9,427,798	$48,075,894	$(8,795,578)	$48,722,544
Comprehensive income
Net income			5,402,679		5,402,679
Other comprehensive income				459,963	459,963
Total comprehensive income					5,862,642
Dividends paid			(1,443,007)		(1,443,007)
Balance, December 31, 2023	14,430	9,427,798	52,035,566	(8,335,615)	53,142,179
Comprehensive income
Net income			3,337,322		3,337,322
Other comprehensive income				1,938,299	1,938,299
Total comprehensive income					5,275,621
Dividends paid			(1,443,007)		(1,443,007)
Balance, September 30, 2024 (unaudited)	$14,430	$9,427,798	$53,929,881	$(6,397,316)	$56,974,793

ANB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine months ended September 30, 2024	Year ended December 31, 2023
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received – loans	$15,096,484	$17,231,056
Interest received – investments	2,307,381	4,206,609
Noninterest income	284,518	403,896
Interest paid	(7,316,208)	(6,696,615)
Salaries and benefits paid	(3,839,306)	(5,004,419)
Other expenditures	(2,130,701)	(2,585,837)
Income taxes paid	(964,000)	(2,086,617)
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,438,168	5,468,073
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from paydowns, maturity or calls of available-for-sale investment securities	6,494,784	12,558,702
Redemption of FHLB stock	12,100	—
Purchase of FHLB stock	(2,500)	(73,400)
Net change in interest-bearing deposits in other financial institutions	(2,927,508)	(5,104,818)
Loan originations and principal collections, net	4,632,586	(28,504,937)
Purchases of premises and equipment	(22,776)	(93,903)
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	8,186,686	(21,218,356)
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in noninterest-bearing deposits	(4,453,327)	(24,199,040)
Net (decrease) increase in interest-bearing deposits	(12,585,095)	2,674,295
Dividends paid	(1,443,007)	(1,443,007)
Net change in securities sold under repurchase agreements	—	(148,596)
NET CASH USED BY FINANCING ACTIVITIES	(18,481,429)	(23,116,348)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,856,575)	(38,866,631)
CASH AND CASH EQUIVALENTS, beginning of period	24,100,704	62,967,335
CASH AND CASH EQUIVALENTS, end of period	$17,244,129	$24,100,704
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
NET INCOME	$3,337,322	$5,402,679
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation	86,090	101,224
Earnings on bank owned life insurance	(393,534)	(429,172)
Provision for credit losses	120,000	350,000
Amortization/accretion	67,516	87,397
Decrease (increase) in interest receivable	10,447	(152,254)
Decrease (increase) in net deferred tax asset	658,043	(11,591)
(Increase) decrease in prepaid expenses and other	(26,772)	70,441
Increase in other liabilities	237,099	76,729
Tax effect of change in accumulated other comprehensive income	(658,043)	(27,380)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,438,168	$5,468,073